Item 6.Selected Consolidated Financial Data
The following selected consolidated financial data is not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K.

	Fiscal Year Ended September 30,
(In millions, except per share amounts)	2020	2019	2018	2017	2016
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 605)
Continuing Operations (a):
Total revenues	$1,283.8	$1,271.2	$1,222.1	$1,129.7	$1,062.3
Gross profit	$762.8	$741.3	$706.8	$605.0	$554.8
Income (loss) from operations	$58.7	$42.5	$(255.1)	$(161.3)	$(168.2)
Benefit for income taxes	$(30.9)	$(23.2)	$(100.6)	$(31.9)	$(91.1)
Net loss from continuing operations	$(13.0)	$(41.6)	$(284.1)	$(299.9)	$(213.1)
Net Loss Per Share - continuing operations:
Basic	$(0.05)	$(0.15)	$(0.98)	$(1.04)	$(0.73)
Diluted	$(0.05)	$(0.15)	$(0.98)	$(1.04)	$(0.73)
Weighted average common shares outstanding:
Basic	282.6	286.3	291.3	289.3	292.1
Diluted	282.6	286.3	291.3	289.3	292.1
Financial Position:
Cash and cash equivalents and marketable securities	$372.3	$764.8	$473.5	$874.1	$608.1
Total assets	$3,593.3	$5,365.8	$5,302.4	$5,931.9	$5,661.5
Total debt	$1,536.7	$1,936.4	$2,185.4	$2,617.4	$2,433.2
Total deferred revenue (a)	$348.2	$325.1	$396.7	$353.5	$354.4
Total stockholders’ equity	$1,143.9	$2,173.2	$1,717.5	$1,931.4	$1,931.3
Selected Data and Ratios (a):
Working capital (b)	$(256.5)	$(567.6)	$230.0	$(101.9)	$376.8
Depreciation of property and equipment	$30.5	$36.1	$42.5	$35.6	$46.1
Amortization of intangible assets	$65.2	$65.2	$86.5	$102.1	$91.3
Gross margin percentage	59.4%	58.3%	57.8%	53.6%	52.2%
(a) Amounts for all periods exclude balances from discontinued operations.
(b) Our working capital is defined as total current assets less total current liabilities of continuing operations. Our working capital takes into account $432.2 million, $1,142.9 million, and $376.1 million short-term debt as of September 30, 2020, 2019, and 2017, respectively.
Item 7.Management's Discussion and Analysis of Financial Condition and Results of Operations
The following Management’s Discussion and Analysis is intended to help the reader understand the results of operations and financial condition of our business. The Management’s Discussion and Analysis is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes to the consolidated financial statements.
Overview
Business Overview
We are a pioneer and leader in conversational and cognitive AI innovations that bring intelligence to everyday work and life. Our solutions and technologies can understand, analyze and respond to human language to increase productivity and amplify human intelligence. Our solutions are used by businesses in the healthcare, financial services, telecommunications and travel industries, among others. We see several trends in our markets, including (i) the growing adoption of cloud-based, connected services and highly interactive mobile applications, (ii) deeper integration of virtual assistant capabilities and services, and (iii) the continued expansion of our core technology portfolio including automated speech recognition, natural language understanding, semantic processing, domain-specific reasoning, dialog management capabilities, AI, and voice biometric speaker authentication. We report our business in three segments, Healthcare, Enterprise, and Other.
•Healthcare. Our healthcare segment provides intelligent systems that support a more natural and insightful approach to clinical documentation, freeing clinicians to spend more time caring for patients and helping care teams and health organizations drive meaningful financial and clinical outcomes. Our principal solutions include dragon medical cloud-based solutions ("Dragon Medical One"), computer assisted physician documentation, diagnostic imaging solutions, Nuance® Dragon Ambient eXperience™, clinical documentation improvement and coding.
•Enterprise. Our Enterprise segment is a leading provider of AI-powered intelligent customer engagement solutions and services, which enable enterprises and contact centers to enhance and automate customer service and sales engagement. Our principal solutions include interactive voice responses solutions, intelligent engagement solutions and security & biometric solutions.
•Other. Our Other segment currently consists primarily of voicemail transcription services following the sale of our Mobile Operator Services business and the wind-down of Devices in 2019.
•Discontinued Operations. On February 1, 2019, we completed the sale of our Imaging business and received approximately $404.0 million in cash, after estimated transaction expenses. On October 1, 2019, we completed the previously announced spin-off of our Automotive business, Cerence, into an independent public company.
In connection with our ongoing comprehensive portfolio and business review, during the first quarter of fiscal year 2021, we announced our strategic plan to sell our medical transcription and electronic healthcare record ("EHR") implementation businesses to Assured Healthcare Partners and Aeries Technology Group.
As a result, the historical results of Imaging, Automotive, and our medical transcription and EHR implementation businesses have been included within discontinued operations in our consolidated financial statements.
COVID-19 Impact
The novel coronavirus ("COVID-19") pandemic has disrupted economic markets, and the future economic impact, duration and spread of COVID-19 is still uncertain at this time. Our fiscal year 2020 results of operations and liquidity position were adversely impacted by the pandemic. During the second and the third quarters, we saw lower revenue in our Powerscribe radiology and other volume driven businesses, as well as well as deferral in professional services and software license transactions. Additionally, our operating cash flows for the second and third quarters were negatively impacted by delayed collections, especially from smaller healthcare providers, as their cash flows deteriorated due to the postponement of elective surgeries and the sharp decline in inpatient visits.
As multiple states commenced phased re-openings, by the end of June, our transaction volume in Healthcare mostly recovered from the lows in April. Although during the fourth quarter, we saw our results of operations and liquidity slightly improved from the second and the thirds quarter, we expect the negative effect of the pandemic to continue into the first quarter of fiscal year 2021, particularly if certain markets implement new restrictions to limit the spread of the coronavirus.
As a precaution amidst the pandemic, we ceased our share repurchase activities and borrowed $230.0 million under our revolving credit facility in March, which was fully repaid in June as we became more confident in our liquidity position. We remain committed to maximizing stockholders' return, and may resume our share repurchase activities based upon the prevailing market conditions, general economic conditions, capital allocation alternatives, and other factors.
While our fiscal year 2020 revenue was adversely impacted by the pandemic, the negative effects were more than offset by our proactive expense reduction and cash management efforts. As a result, our fiscal year 2020 operating margin was approximately 4.6%, compared to 3.3% for fiscal year 2019. Additionally, our full year operating cash flows from continuing operations was $192.6 million, which reflects lower revenue and cash collection delays due to the pandemic, offset in part by our proactive expense and liquidity management efforts. As the pandemic situation develops, we are continuing to monitor the impact on our business, results of operations, and our liquidity position.

Key Metrics
In evaluating the financial condition and operating performance of our business, management focuses on revenue, net income, gross margins, operating margins, cash flow from operations, and changes in deferred revenue. A summary of these financial metrics for the year ended September 30, 2020, as compared to the year ended September 30, 2019 is as follows:
•Total revenues were $1,283.8 million for the year ended September 30, 2020, as compared to $1,271.2 million for the year ended September 30, 2019;
•Net loss from continuing operations for the year ended September 30, 2020 was $13.0 million, compared to a net loss from continuing operations of $41.6 million for the year ended September 30, 2019;
•Gross margins for the year ended September 30, 2020 were 59.4%, compared to 58.3% for the year ended September 30, 2019;
•Operating margins for the year ended September 30, 2020 were 4.6%, compared to 3.3% for year ended September 30, 2019; and
•Operating cash flows from continuing operations decreased by $30.3 million to $192.6 million for the year ended September 30, 2020, compared to $222.9 million for the year ended September 30, 2019.
RESULTS OF OPERATIONS
Total Revenues
The following table shows total revenues by product type and by geographic location, based on the location of our customers, in dollars and percentage change (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 606)	(ASC 605)
Hosting and professional services	$731.2	$663.4	$693.9	$602.0	10.2%	15.3%
Product and licensing	295.9	339.6	359.0	374.2	(12.9)%	(4.0)%
Maintenance and support	256.7	268.2	242.8	246.0	(4.3)%	(1.3)%
Total revenues	$1,283.8	$1,271.2	$1,295.7	$1,222.1	1.0%	6.0%

United States	$1,019.8	$1,017.1	$1,034.3	$933.7	0.3%	10.8%
International	264.0	254.1	261.4	288.4	3.9%	(9.4)%
Total revenues	$1,283.8	$1,271.2	$1,295.7	$1,222.1	1.0%	6.0%
Fiscal Year 2020 compared to Fiscal Year 2019
For fiscal year 2020, the geographic split was 79% of total revenues in the United States and 21% internationally, as compared to 80% of total revenues in the United States and 20% internationally for fiscal year 2019.
Fiscal Year 2019 compared to Fiscal Year 2018
For fiscal year 2019, the geographic split under ASC 606 was 80% of total revenues in the United States and 20% internationally. For fiscal year 2019, the geographic split under ASC 605 was 80% of total revenues in the United States and 20% internationally, as compared to 76% of total revenues in the United States and 24% internationally for fiscal year 2018.
Hosting and Professional Services Revenue
Hosting revenue primarily relates to delivering on-demand hosted services, such as medical transcription, and automated customer care applications, over a specified term. Professional services revenue primarily consists of consulting, implementation and training services for customers. The following table shows hosting and professional services revenue, in dollars, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 606)	(ASC 605)
Hosting revenue	$610.5	$535.2	$552.4	$454.8	14.1%	21.5%
Professional services revenue	120.7	128.2	141.5	147.1	(5.8)%	(3.9)%
Hosting and professional services revenue	$731.2	$663.4	$693.9	$602.0	10.2%	15.3%
As a percentage of total revenues	57.0%	52.2%	53.6%	49.3%
Fiscal Year 2020 compared to Fiscal Year 2019
Hosting revenue for the year ended September 30, 2020 increased by $75.3 million, or 14.1%, primarily due to a $95.0 million increase in Healthcare, offset in part by a $20.1 million decrease in our Other segment. Healthcare hosting revenue increased primarily due to the growth in our Dragon Medical Cloud solutions and our continued transition from a license model to a cloud based model. Other hosting revenue decreased due to the wind-down of Devices and the sale of our Mobile Operator Services business in fiscal year 2019. As a percentage of total revenues, hosting revenue increased from 42.1% for fiscal year 2019 to 47.6% for fiscal year 2020.
Professional services revenue for the year ended September 30, 2020 decreased by $7.5 million, or 5.8%, primarily due to a $7.9 million decrease in Healthcare as of result of project deferrals during the COVID-19 pandemic. As a percentage of total revenues, professional services revenue decreased from 10.1% for fiscal year 2019 to 9.4% for fiscal year 2020.
Fiscal Year 2019 compared to Fiscal Year 2018
Hosting revenue under ASC 606 for the year ended September 30, 2019 is $17.2 million lower than revenue under ASC 605 for the same period, primarily as due to the re-allocation of contract consideration to multiple performance obligations based on standalone selling prices and the timing of revenue recognition for transactions with extended payment terms. Under ASC 605, hosting revenue increased by $97.6 million, or 21.5%, primarily due to a $89.7 million increase in Healthcare and a $29.8 million increase in our Enterprise segment, which was partially offset by a $22.1 million decrease in our Other segment. Healthcare hosting revenue increased primarily due to the growth in our Dragon Medical Cloud solutions and our continued transition from a license model to a cloud-based model. Enterprise hosting revenue increased primarily due to the strength in our omni-channel hosting solutions. Other segment hosting revenue decreased due to the wind-down of Devices and the sale of Mobile Operator Services business in Brazil and India in fiscal year 2019. As a percentage of total revenues, hosting revenue under ASC 605 increased from 37.2% for fiscal year 2018 to 42.6% for fiscal year 2019.
Professional services revenue under ASC 606 for the year ended September 30, 2019 is $13.3 million lower compared to revenue under ASC 605 for the same period, primarily due to the loss of deferred revenue upon the ASC 606 implementation as a result of change from completed contract method to the percentage of completion method. Under ASC 605, professional services revenue decreased by $5.7 million, or 3.9%, primarily due to a $11.8 million decrease in Healthcare, offset in part by a $6.5 million increase in Enterprise. Healthcare professional services revenue decreased primarily due to the transition from a license model to a cloud-based model, which resulted in a reversal of previously recognized license and professional services revenue, replaced by recurring and ratable hosting revenue stream. Enterprise professional services revenue increased primarily due to higher contact center service revenue as a result of the timing of the services rendered. As a percentage of total revenues, professional services revenue under ASC 605 decreased from 12.0% for fiscal year 2018 to 10.9% for fiscal year 2019.
Product and Licensing Revenue
Product and licensing revenue primarily consist of sales and licenses of our technology. The following table shows product and licensing revenue, in dollars, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 606)	(ASC 605)
Product and licensing revenue	$295.9	$339.6	$359.0	$374.2	(12.9)%	(4.0)%
As a percentage of total revenues	23.0%	26.7%	27.7%	30.6%
Fiscal Year 2020 compared to Fiscal Year 2019

Product and licensing revenue for the year ended September 30, 2020 decreased by $43.7 million, or 12.9%, primarily due to a $46.7 million decrease in Healthcare and a $4.9 million decrease in other, offset in part by a $7.9 million increase in Enterprise. Healthcare product and licensing revenue decreased primarily due to the continued transition from term licenses to cloud-based solutions. Enterprise product and licensing revenue increased primarily due to the growth in our digital engagement solutions. Other product and licensing revenue decreased primarily due to the wind-down of Devices during fiscal year 2019. As a percentage of total revenues, product and licensing revenue decreased from 26.7% for fiscal year 2019 to 23.0% for fiscal year 2020.
Fiscal Year 2019 compared to Fiscal Year 2018
Product and licensing revenue under ASC 606 for the year ended September 30, 2019 is $19.4 million lower compared to revenue under ASC 605 for the same period, primarily due to the loss of revenue as a result of the upfront recognition of term license revenue on the opening balance sheet under ASC 606. Under ASC 605, product and licensing revenue decreased by $15.1 million, or 4.0%, primarily due to a $23.7 million decrease in Other and a $12.3 million decrease in Enterprise, offset in part by a $20.8 million increase in Healthcare. Other segment product and licensing revenue decreased primarily due to the wind-down of Devices and the sale of Mobile Operator Services business in Brazil and India in fiscal year 2019. Enterprise product and licensing revenue decreased primarily due to the timing of contact center license deals signed in fiscal year 2018. Healthcare product and licensing revenue increased primarily driven by higher Dragon Medical software license revenue from international markets. As a percentage of total revenues, product and licensing revenue under ASC 605 decreased from 30.6% for fiscal year 2018 to 27.7% for fiscal year 2019.
Maintenance and Support Revenue
Maintenance and support revenue primarily consist of technical support and maintenance services. The following table shows maintenance and support revenue, in dollars, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 606)	(ASC 605)
Maintenance and support revenue	$256.7	$268.2	$242.8	$246.0	(4.3)%	(1.3)%
As a percentage of total revenues	20.0%	21.1%	18.7%	20.1%
Fiscal Year 2020 compared to Fiscal Year 2019
Maintenance and support revenue for the year ended September 30, 2020 decreased by $11.5 million, or 4.3%, primarily due to $19.9 million decrease in Healthcare, offset in part by a $8.6 million increase in Enterprise. Healthcare maintenance and support revenue decreased primarily due to the continued transition from term licenses with maintenance and support to cloud-based solutions in Healthcare. Enterprise maintenance and support revenue increased primarily driven by the growth in digital engagement and security biometrics license transactions. As a percentage of total revenues, maintenance and support revenue decreased from 21.1% for fiscal year 2019 to 20.0% for fiscal year 2020.
Fiscal Year 2019 compared to Fiscal Year 2018
Maintenance and support revenue under ASC 606 for the year ended September 30, 2019 is $25.4 million higher compared to revenue under ASC 605 for the same period, primarily due to the re-allocation of contract consideration to multiple performance obligations based on standalone selling prices. Under ASC 605, maintenance and support revenue decreased by $3.2 million, or 1.3%, primarily due to customers' continued transition from licenses to cloud-based solutions in Healthcare. As a percentage of total revenues, maintenance and support revenue under ASC 605 decreased from 20.1% for fiscal year 2018 to 18.7% for the fiscal year 2019.
COSTS AND EXPENSES
Cost of Hosting and Professional Services Revenue
Cost of hosting and professional services revenue primarily consists of compensation for services personnel, outside consultants and overhead, as well as the hardware, infrastructure and communications fees that support our hosting solutions. The following table shows the cost of hosting and professional services revenue, in dollars and as a percentage of professional services and hosting revenue (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 606)	(ASC 605)
Cost of hosting and professional services revenue	$401.0	$399.6	$402.6	$382.0	0.4%	5.4%
As a percentage of hosting and professional services revenue	54.8%	60.2%	58.0%	63.5%
Fiscal Year 2020 compared to Fiscal Year 2019
Cost of hosting and professional services revenue for the year ended September 30, 2020 increased by $1.4 million, or 0.4%. Gross margin increased by 5.4 percentage points primarily due to the growth in Dragon Medical cloud-based solution, which is margin accretive.
Fiscal Year 2019 compared to Fiscal Year 2018
Cost of hosting and professional services revenue under ASC 606 for the year ended September 30, 2019 is $3.0 million lower than the amount under ASC 605 for the same period, primarily due to the upfront recognition of costs upon the ASC 606 implementation as a result of change from completed contract method to the percentage of completion method. Under ASC 605, cost of hosting and professional services revenue increased by $20.6 million, or 5.4%, primarily due to higher costs related to our Dragon Medical cloud-based software. Under ASC 605, gross margin increased by 5.5 percentage points primarily due to the growth in Dragon Medical cloud-based solution, which is margin accretive.
Cost of Product and Licensing Revenue
Cost of product and licensing revenue primarily consists of material and fulfillment costs, manufacturing and operations costs and third-party royalty expenses. The following table shows the cost of product and licensing revenue, in dollars and as a percentage of product and licensing revenue (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 606)	(ASC 605)
Cost of product and licensing revenue	$61.2	$69.8	$64.0	$55.0	(12.3)%	16.4%
As a percentage of product and licensing revenue	20.7%	20.5%	17.8%	14.7%
Fiscal Year 2020 compared to Fiscal Year 2019
Cost of product and licensing revenue for the year ended September 30, 2020 decreased by $8.6 million, or 12.3%. The decrease in cost and increase in gross margin were primarily due to the upfront recognition of certain project costs associated with digital engagement in the third quarter of fiscal year 2019. Gross margin decreased by 0.2 percentage points.
Fiscal Year 2019 compared to Fiscal Year 2018
Cost of product and licensing revenue under ASC 606 for the year ended September 30, 2019 is $5.8 million higher than the amount under ASC 605 for the same period, primarily due to the upfront recognition of third-party license royalties in connection with the upfront recognition of term license revenue. Under ASC 605, cost of product and licensing revenue increased by $9.0 million, or 16.4%, primarily due to higher royalty costs in Healthcare. As a result, under ASC 605 gross margins decreased by 3.1 percentage points.
Cost of Maintenance and Support Revenue
Cost of maintenance and support revenue primarily consists of compensation for product support personnel and overhead. The following table shows cost of maintenance and support revenue, in dollars and as a percentage of maintenance and support revenue (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 606)	(ASC 605)
Cost of maintenance and support revenue	$31.2	$33.4	$33.5	$39.2	(6.5)%	(14.5)%
As a percentage of maintenance and support revenue	12.2%	12.4%	13.8%	15.9%
Fiscal Year 2020 compared to Fiscal Year 2019
Cost of maintenance and support revenue for the year ended September 30, 2020 decreased by $2.2 million, or 6.5%, primarily due to the continued transition from license transactions with maintenance and support to cloud-based solutions in Healthcare. Gross margins increased by 0.2 percentage points, primarily driven by higher margin on Dragon Medical maintenance and support services in Healthcare.
Fiscal Year 2019 compared to Fiscal Year 2018
Cost of maintenance and support revenue under ASC 606 for the year ended September 30, 2019 is $0.2 million lower than the amount under ASC 605 for the same period, primarily due to the timing of recognition of third-party service costs. Under ASC 605, cost of maintenance and support revenue decreased by $5.7 million, or 14.5%, primarily due to customers' continued transition from licenses to cloud-based solutions in Healthcare. Under ASC 605, gross margins increased by 2.1 percentage points, primarily driven by higher margin on Dragon Medical maintenance and support services in Healthcare.
Research and Development Expenses
Research and development ("R&D") expense primarily consists of salaries, benefits, and overhead relating to engineering staff as well as third party engineering costs. The following table shows research and development expense, in dollars and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 606)	(ASC 605)
Research and development expense	$219.9	$181.8	$181.8	$193.3	21.0%	(5.9)%
As a percentage of total revenues	17.1%	14.3%	14.0%	15.8%
Fiscal Year 2020 compared to Fiscal Year 2019
R&D expense for the year ended September 30, 2020 increased by $38.1 million, or 21.0%, primarily due to higher employee headcount as we continued to invest in our core technologies to power new products and solutions.
Fiscal Year 2019 compared to Fiscal Year 2018
R&D expense for the year ended September 30, 2019 decreased by $11.5 million, or 5.9%, primarily driven by lower compensation costs due to our recent costs saving initiatives, offset in part by our continued investment in product development and new technologies to support our long-term growth.
Sales and Marketing Expense
Sales and marketing expense include salaries and benefits, commissions, advertising, direct mail, public relations, tradeshow costs and other costs of marketing programs, travel expenses associated with our sales organization and overhead. The following table shows sales and marketing expense, in dollars and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 606)	(ASC 605)
Sales and marketing expense	$270.2	$269.8	$274.8	$282.6	0.2%	(2.8)%
As a percentage of total revenues	21.0%	21.2%	21.2%	23.1%
Fiscal Year 2020 compared to Fiscal Year 2019

Sales and marketing expenses for the year ended September 30, 2020 increased by $0.4 million, or 0.2%, as lower traveling and entertainment expenses during the COVID-19 pandemic were more than offset by our investment in sales force to support new products and solutions.
Fiscal Year 2019 compared to Fiscal Year 2018
Sales and marketing expense under ASC 606 for the year ended September 30, 2019 is $5.0 million lower than the amount under ASC 605 for the same period, primarily due to the amortization of capitalized sales commission expenses over the period of benefit. Under ASC 605, sales and marketing expenses decreased by $7.9 million, or 2.8%, primarily driven by lower sales headcount as a result of ongoing portfolio review and optimization.
General and Administrative Expenses
General and administrative ("G&A") expense primarily consists of personnel costs for administration, finance, human resources, general management, fees for external professional advisers including accountants and attorneys, and provisions for doubtful accounts. The following table shows G&A expense, in dollars and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 606)	(ASC 605)
General and administrative expense	$155.9	$172.6	$172.6	$213.8	(9.7)%	(19.3)%
As a percentage of total revenues	12.1%	13.6%	13.3%	17.5%
Fiscal Year 2020 compared to Fiscal Year 2019
General and administrative expenses decreased by $16.8 million, or 9.7%, primarily driven by decreases in compensation and professional services costs due to our cost saving initiatives, and lower traveling and entertainment expenses during the COVID-19 pandemic.
Fiscal Year 2019 compared to Fiscal Year 2018
General and administrative expenses decreased by $41.2 million, or 19.3%, primarily due to higher professional service costs incurred in fiscal year 2018 related to evaluating strategic alternatives for certain businesses and legal expenses related to enforcing our intellectual property rights. Also contributing to the decrease was lower employee-related costs as a result of our cost saving initiatives.
Amortization of Intangible Assets
Amortization of acquired patents and technologies are included within cost of revenue and the amortization of acquired customer and contractual relationships, non-compete agreements, acquired trade names and trademarks, and other intangibles are included within Operating expenses. Customer relationships are amortized based upon the pattern in which the economic benefits of the customer relationships are expected to be realized. Other identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense was recorded as follows (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
Cost of revenues	$27.6	$27.2	$39.1	1.4%	(30.5)%
Operating expenses	37.7	38.0	47.4	(0.9)%	(19.8)%
Total amortization expense	$65.2	$65.2	$86.5	0.1%	(24.7)%
As a percentage of total revenues	5.1%	5.1%	7.1%
Fiscal Year 2020 compared to Fiscal Year 2019
Amortization of intangible assets expense for fiscal year 2020 decreased by $0.1 million.
Fiscal Year 2019 compared to Fiscal Year 2018

Amortization of intangible assets expense for fiscal year 2019 decreased by $21.4 million, as certain intangible assets became fully amortized in fiscal years 2018 and 2019.
Acquisition-Related Costs, Net
Acquisition-related costs, net include costs related to business and asset acquisitions. These costs consist of (i) transition and integration costs, including retention payments, transitional employee costs, earn-out payments, and other costs related to integration activities; (ii) professional service fees, including financial advisory, legal, accounting, and other outside services incurred in connection with acquisition activities, and disputes and regulatory matters related to acquired entities; and (iii) fair value adjustments to acquisition-related contingencies. A summary of the Acquisition-related costs, net is as follows (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
Transition and integration costs	$3.8	$6.1	$10.2	(38.3)%	(40.0)%
Professional service fees	—	1.9	0.8	(98.6)%	154.5%
Acquisition-related adjustments	(0.9)	(1.5)	(5.6)	(43.6)%	(72.3)%
Total acquisition-related costs, net	$2.9	$6.5	$5.4	(55.0)%	20.6%
As a percentage of total revenues	0.2%	0.5%	0.4%
Fiscal Year 2020 compared to Fiscal Year 2019
Acquisition-related costs, net decreased by $3.6 million, primarily due to overall reduced acquisition and integration activities as we focus on portfolio optimization and organizational simplification to drive organic growth.
Fiscal Year 2019 compared to Fiscal Year 2018
Acquisition-related costs, net increased by $1.1 million, primarily due to reduced acquisition activities during fiscal year 2019.
Restructuring and Other Charges, Net
Restructuring and other charges, net include restructuring expenses together with other charges that are unusual in nature, are the result of unplanned events, or arise outside of the ordinary course of our business. While restructuring and other charges, net are excluded from segment profits, the table below presents the restructuring and other charges, net associated with each segment (dollars in thousands):

	Personnel	Facilities	Total Restructuring	Other Charges	Total
Fiscal Year 2020
Healthcare	$1,786	$2,819	$4,605	$—	$4,605
Enterprise	1,417	1,998	3,415	—	3,415
Other	—	(63)	(63)	—	(63)
Corporate	1,935	777	2,712	6,844	9,556
Total fiscal year 2020	$5,138	$5,531	$10,669	$6,844	$17,513

Fiscal Year 2019
Healthcare	$5,660	$191	$5,851	$—	$5,851
Enterprise	5,037	933	5,970	—	5,970
Other	1,457	337	1,794	3,306	5,100
Corporate	3,039	764	3,803	9,404	13,207
Total fiscal year 2019	$15,193	$2,225	$17,418	$12,710	$30,128

Fiscal Year 2018
Healthcare	$7,144	$25	$7,169	$—	$7,169
Enterprise	4,217	2,243	6,460	—	6,460
Other	1,473	647	2,120	7,103	9,223
Corporate	10,107	953	11,060	14,515	25,575
Total fiscal year 2018	$22,941	$3,868	$26,809	$21,618	$48,427
Fiscal Year 2020
For fiscal year 2020, we recorded restructuring charges of $10.7 million, which included $5.1 million related to the termination of approximately 191 employees and $5.5 million charge related to closing certain idle facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction as we continue to evaluate the footprint of our offices and facilities. We expect the remaining outstanding severance of $1.2 million to be substantially paid during fiscal year 2021, and the remaining $15.5 million for the facilities to be made through fiscal year 2027, in accordance with the terms of the applicable leases.
Additionally, during fiscal year 2020, we recorded $5.1 million expenses related to the separation of our Automotive business, and a $2.0 million impairment charge related to a right-of-use asset due to the COVID-19 pandemic, offset in part by a $0.3 million insurance reimbursement related to a malware incident that occurred in the third quarter of fiscal year 2017 (the "2017 Malware Incident").
Fiscal Year 2019
For fiscal year 2019, we recorded restructuring charges of $17.4 million, which included $15.2 million related to the termination of approximately 305 employees and $2.2 million in charges related to the closing of certain idle facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction.
Additionally, during fiscal year 2019, we recorded $9.9 million of professional services fees related to our corporate transformational efforts and $3.3 million accelerated depreciation related to our Mobile Operator Services, offset in part by a $0.5 million insurance reimbursement related to the 2017 Malware Incident.
Fiscal Year 2018
For fiscal year 2018, we recorded restructuring charges of $26.8 million, which included $22.9 million related to the termination of approximately 1,250 terminated employees and $3.9 million in charges related to the closing of certain idle facilities, including adjustment to sublease assumptions associated with these facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction.
Additionally, during fiscal year 2018, we recorded $5.7 million for costs related to the transition agreement of our former CEO, $4.8 million of professional services fees related to assessment and establishment of our corporate transformational efforts, $4.0 million related to our remediation and restoration effort after the 2017 Malware Incident, and fixed asset impairment charges of $7.1 million for SRS and Devices, as more fully described in Note 6 of the accompanying consolidated financial statements.
Impairment of Goodwill and Other Intangible Assets
There were no impairment of goodwill or other intangible assets during fiscal years 2020 and 2019. As more fully described in Note 6 of the accompanying consolidated financial statements, we recorded $170.9 million impairment charges of goodwill and other intangible assets for Devices and Mobile Operator Services for fiscal year 2018.
Other Expense (Income), Net
Other expenses, net consists primarily of interest income, interest expense, foreign exchange gains (losses), and net gains (losses) from other non-operating activities. A summary of other income (expense), net is as follows (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
Interest income	$4.5	$13.7	$9.3	(67.0)%	46.9%
Interest expense	(94.0)	(120.1)	(137.3)	(21.8)%	(12.5)%
Other expense, net	(13.1)	(0.9)	(1.8)	1,407.7%	(50.8)%
Total other expenses, net	$(102.6)	$(107.3)	$(129.7)
Fiscal Year 2020 compared to Fiscal Year 2019
The decrease in interest income was primarily due to lower yields and the decreases in cash and marketable securities for the current year period.
The decrease in interest expense was primarily due to the repayments of $300.0 million of the 2020 Senior Notes in March 2019 and $300.0 million of the 2024 Senior Notes in October 2019, as well as the repurchases of $123.8 million notional amounts of the 1.25% and 1.5% Convertible Debentures during the second quarter of fiscal year 2020.
The increase of other expense, net was primarily due to losses on redemption and repurchases of debt in fiscal year 2020, offset in part by higher gains on foreign currency transactions.
Fiscal Year 2019 compared to Fiscal Year 2018
The decrease in interest expense was primarily due to the repurchase of $150.0 million of outstanding 5.375% Senior Notes due 2020 in September 2018, and the redemption of the $331.2 million then outstanding 2.75% Senior Convertible Debentures due in 2031 (the "2.75% 2031 Debentures") in November 2017. Additionally, in March 2019, we redeemed $300.0 million of our 5.375% Senior Notes due 2020 with the net proceeds from the sale of Imaging.
Benefit for Income Taxes
The following table shows the benefit for income taxes on continuing operations and the effective income tax rate (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
Benefit for income taxes	$(30.9)	$(23.2)	$(100.6)	33.1%	(77.0)%
Effective income tax rate	70.3%	35.8%	26.2%
Fiscal Year 2020 compared to Fiscal Year 2019
The effective income tax rate in fiscal year 2020 differs from the U.S. federal statutory rate of 21.0% primarily due to a net $29.9 million deferred tax benefit from adjustments to domestic valuation allowance primarily related to the Cerence spin-off, a foreign tax benefit of $14.8 million related to prior year intangible property transfers, offset in part by uncertain tax positions of $17.1 million and the base erosion and anti-abuse tax of $4.3 million.
Benefit for income taxes increased by $7.7 million in fiscal year 2020 compared to fiscal year 2019, primarily due to a $29.9 million net deferred tax benefit from adjustments to the domestic valuation allowance primarily related to the Cerence spin-off.

Fiscal Year 2019 compared to Fiscal Year 2018
The effective income tax rate in fiscal year 2019 differs from the U.S. federal statutory rate of 21.0% primarily due to a net tax benefit of $24.7 million related to intangible property transfers, partially offset by the base erosion and anti-abuse tax and uncertain tax positions. As part of the restructuring for the spin-off of our Automotive business, we recognized an $857.8 million gross U.S. capital loss with a potential tax benefit of $180.1 million. We believe that it is not more likely than not that the tax benefit from the U.S. capital loss will be realized. As a result, we recorded a full valuation allowance against the capital loss.
Benefit for income taxes decreased by $77.4 million in fiscal year 2019 compared to fiscal year 2018, primarily due to the deferred tax benefit of $87.1 million related to the Tax Cuts and Jobs Act ("TCJA") remeasurement of deferred tax assets and liabilities at the lower enacted rate in fiscal year 2018.
Net Income from Discontinued Operations
As more fully described in Note 4 to the accompanying condensed consolidated financial statements, on February 1, 2019, we completed the sale of our Imaging business and received approximately $404.0 million in cash, after estimated transaction expenses. On October 1, 2019, we completed the spin-off of our Automotive business into an independent public company, Cerence.
In connection with our ongoing comprehensive portfolio and business review, during the first quarter of fiscal year 2021, we announced our strategic plan to sell our medical transcription and EHR implementation businesses to Assured Healthcare Partners and Aeries Technology Group.
As a result, the historical results of Imaging, Automotive, and our medical transcription and EHR implementation businesses have been included within discontinued operations in our consolidated financial statements.
SEGMENT ANALYSIS
For further details of financial information about our operating segments, see Note 23 to the accompanying consolidated financial statements included in Item 8 of this Annual Report on Form 10-K. The following table presents certain financial information about our operating segments (dollars in millions):

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2019	Fiscal Year 2018	% Change 2020 vs. 2019	% Change 2019 vs. 2018
	(ASC 606)	(ASC 606)	(ASC 605)	(ASC 605)	(ASC 606)	(ASC 605)
Segment Revenues (a):
Healthcare	$720.2	$700.6	$729.1	$639.3	2.8%	14.0%
Enterprise	530.0	510.8	507.4	483.2	3.8%	5.0%
Other	33.9	61.5	61.8	109.1	(44.9)%	(43.3)%
Total segment revenues	1,284.1	1,272.8	1,298.3	1,231.6	0.9%	5.4%
Acquisition related revenues adjustments	(0.3)	(1.5)	(2.6)	(9.5)	(80.4)%	(72.6)%
Total revenues	$1,283.8	$1,271.2	$1,295.7	$1,222.1	1.0%	6.0%
Segment Profit:
Healthcare	$229.6	$252.5	$274.4	$222.3	(9.1)%	23.5%
Enterprise	144.5	126.9	127.3	124.7	13.8%	2.1%
Other	19.7	19.4	19.9	23.4	1.5%	(15.1)%
Total segment profit	$393.8	$398.8	$421.6	$370.4	(1.3)%	13.8%
Segment Profit Margin:
Healthcare	31.9%	36.0%	37.6%	34.8%	(4.2)%	2.9%
Enterprise	27.3%	24.8%	25.1%	25.8%	2.4%	(0.7)%
Other	58.1%	31.5%	32.2%	21.5%	26.5%	10.7%
Total segment profit margin	30.7%	31.3%	32.5%	30.1%	(0.7)%	2.4%
(a)Segment revenues differ from reported revenues due to certain revenue adjustments related to acquisitions that would otherwise have been recognized but for the purchase accounting treatment of the business combinations. These revenues are included to allow for more complete comparisons to the financial results of historical operations and in evaluating management performance.
Segment Revenues
Fiscal Year 2020 compared to Fiscal Year 2019
•Healthcare segment revenue for fiscal year 2020 increased by $19.7 million, or 2.8%, primarily due to the growth in Dragon Medical and DAX cloud-based solutions.
•Enterprise segment revenue for fiscal year 2020 increased by $19.2 million, or 3.8%, primarily due to the growth in digital engagement solutions.
•Other segment revenue for fiscal year 2020 decreased by $27.6 million, or 44.9%, due to the wind-down of Devices and the sale of our Mobile Operator Services business in fiscal year 2019.
Fiscal Year 2019 compared to Fiscal Year 2018
•Healthcare segment revenue for the year ended September 30, 2019 reflected the up-front recognition of term license revenue from Clintegrity, Dragon Medical, and radiology business under ASC 606. Under ASC 605, Healthcare segment revenue increased by $89.8 million, primarily due to the growth in Dragon Medical and DAX cloud-based solutions.
•Enterprise segment revenue for the year ended September 30, 2019 reflected the allocation of contract consideration to multiple performance obligations based on standalone selling prices, and the up-front recognition of term license revenue and related costs under ASC 606. Under ASC 605, Enterprise segment revenue increased by $24.2 million, or 5.0%, during fiscal year 2019 primarily due to the growth in our omni-channel hosting solutions.
•Other segment revenue for the year ended September 30, 2019 reflected the allocation of contract consideration to multiple performance obligations based on standalone selling prices under ASC 606. Under ASC 605, Other segment revenue decreased by $47.3 million, or 43.3%, primarily due to the wind-down of Devices and the sale of Mobile Operator Services business in Brazil and India in fiscal year 2019.
Segment Profit
Fiscal Year 2020 compared to Fiscal Year 2019

•Healthcare segment profit for the year ended September 30, 2020 decreased by $22.9 million, or 9.1%, primarily due to higher R&D and sales and marketing expenses, offset in part by higher revenue and gross margin improvement. Gross margin increased primarily due to a favorable shift in mix to higher margin Dragon Medical cloud-based solution. The increases in R&D and sales and marketing expenses were primarily due to higher spend to support the development and launch of new products and solutions. As a result, segment profit margin decreased by 4.2 percentage points to 31.9%.
•Enterprise segment profit for the year ended September 30, 2020 increased by $17.6 million, or 13.8%, primarily due to higher segment revenue and gross margin, offset in part by higher R&D and sales expenses. Gross margin improvement was primarily driven by a favorable shift in revenue mix towards higher-margin license revenue. The increase in R&D expense was primarily due to higher spend on core technologies to support future growth. The increase in sales expense was primarily driven by higher commission costs due to higher bookings, offset in part by lower travel and entertainment expenses during the pandemic. As a result, segment profit margin increased by 2.4 percentage points to 27.3%.
•Other segment profit for the year ended September 30, 2020 increased by $0.3 million, or 1.5%, primarily driven by lower expense profile of the remaining business, offset in part by lower revenue. As a result, segment profit margin increased by 26.5 percentage points to 58.1%.
Fiscal Year 2019 compared to Fiscal Year 2018
•Healthcare segment profit for the year ended September 30, 2019 reflected the upfront recognition of term license revenue and related costs for Clintegrity, Dragon Medical, and radiology business under ASC 606. Under ASC 605, Healthcare segment profit increased by $52.2 million, or 23.5%, primarily due to higher revenue and higher gross margin. The gross margin improvement was primarily due to a favorable shift in mix to higher margin Dragon Medical cloud-based solution. As a result, segment profit margin increased by 2.9 percentage points, to 37.6% for fiscal year 2019.
•Enterprise segment profit for the year ended September 30, 2019 reflected the allocation of contract consideration to multiple performance obligations based on standalone selling prices and the up-front recognition of term license revenue and related costs under ASC 606. Under ASC 605, Enterprise segment profit increased by $2.6 million, or 2.1%, primarily due to higher segment revenue and lower sales and marketing expense, offset in part by lower gross margin. Gross margin decline was primarily due to lower license revenue, which carries higher margins. The decrease in sales and marketing expenses was primarily due to lower compensation expenses. As a result, segment profit margin decreased by 0.7 percentage points to 25.1% for fiscal year 2019 from 25.8% for fiscal year 2018.
•Other segment profit for the year ended September 30, 2019 reflected the allocation of contract consideration to multiple performance obligations based on standalone selling prices and the upfront recognition of term license costs under ASC 606. Under ASC 605, Other segment profit decreased by $3.5 million, or 15.1%, primarily driven by our costs saving initiatives related to the wind-down of our Devices and Mobile Operator Services businesses, offset in part by lower segment revenue.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity
We had cash and cash equivalents and marketable securities of $372.3 million as of September 30, 2020, a decrease of $392.5 million from $764.8 million as of September 30, 2019. Our working capital, defined as total current assets less total current liabilities of continuing operations, was $(256.5) million as of September 30, 2020, compared to $(567.6) million as of September 30, 2019. Our working capital included $432.2 million, and $1,142.9 million short-term debt as of September 30, 2020 and 2019, respectively. As of September 30, 2020, we had $240.1 million available for borrowing under our revolving credit facility. We believe that our existing sources of liquidity are sufficient to support our operating needs, capital requirements and any debt service requirements for the next twelve months.
Cash and cash equivalents and marketable securities held by our international operations totaled $60.9 million as of September 30, 2020 and $135.9 million as of September 30, 2019. We utilize a variety of financing strategies to ensure that our worldwide cash is available to meet our liquidity needs. We expect the cash held overseas to be permanently invested in our international operations, and our U.S. operation to be funded through its own operating cash flows, cash and marketable securities within the U.S., and if necessary, borrowing under our revolving credit facility.
Disposition of Our Medical Transcription and EHR Implementation Businesses

In connection with our ongoing comprehensive portfolio and business review, during the first quarter of 2021, we announced our strategic plan to sell our medical transcription and EHR implementation businesses to Assured Healthcare Partners and Aeries Technology Group. These businesses provide critical support to healthcare organizations, and upon the closing of the sale, Nuance will be both a minority stakeholder and business partner committed to the success of the new business, named DeliverHealth Solutions. We expect the sale to be completed during the second quarter of fiscal year 2021.
1.25% 2025 Debentures and 1.5% 2035 Debentures
As more fully described in Note 10, during the fourth quarter of fiscal year 2020, our common stock price exceeded the conversion threshold price, which equals 130% of the conversion price specified in the debenture for at least 20 trading days during the 30 consecutive trading days ending September 30, 2020. As a result, our 1.25% 2025 Debentures and 1.5% 2035 Debentures were convertible any time between October 1, 2020 and December 31, 2020 at the option of the holders. Additionally, with the current increase in our market price, the 1.0% 2035 Debenture also became convertible as of December 31, 2020. Accordingly, the principal amounts of convertible debentures total $1,167 million would be convertible from December 31, 2020 through March 31, 2021 and in future periods should the stock price continue to exceed the conversion price for at least 20 trading days during the 30 consecutive trading days ending each quarter. Should any holders elect to convert, the principal amount of the convertible debentures would be payable in cash and any amount payable in excess of the principal amount, based upon the conversion ratio specified in the indenture, would be paid in cash or shares of our common stock at our election.
Our convertible debentures are actively traded in the open market and consistently at a trading price in excess of their conversion values. Therefore, we believe that it is uneconomic, and thus unlikely for the holders to early exercise their conversion rights with Nuance. In the event that the holders presented an amount for settlement that exceeded our then available sources of liquidity, we may possibly need to obtain additional financing, which we believe would be available to us based upon our assessment of the prevailing market and business conditions and our experience of successful capital raising activities.
As of September 30, 2020, the net carrying values of the 1.25% 2025 Debenture and the 1.5% 2035 Debenture were reclassified to current liabilities.
Automotive Spin-Off
On October 1, 2019, we completed the spin-off of our Automotive business as an independent public company, Cerence, and a pro rata and tax-free distribution to our stockholders of all of the outstanding shares of Cerence owned by Nuance on October 1, 2019.
Upon the spin-off on October 1, 2019, we received an approximately $139.1 million distribution from Cerence. We used the proceeds from the distribution and existing cash to redeem all the $300.0 million outstanding principal amount of the 2024 Senior Notes for $313.5 million, plus accrued and unpaid interest of $4.5 million.
For the year ended September 30, 2020, we incurred cash payments of $13.3 million related to the separation and spin-off of our Automotive business, which have been presented as operating cash flows from discontinued operations.
Net Cash Provided by Operating Activities
Fiscal Year 2020 compared to Fiscal Year 2019
Cash provided by operating activities for fiscal year 2020 was $254.6 million, a decrease of $146.8 million from $401.4 million cash provided by operating activities for fiscal year 2019. The net decrease was primarily due to:
•A decrease of $95.1 million due to unfavorable changes in working capital, primarily related to the timing of cash collections and cash payments;
•A decrease of $116.5 million in operating cash flows from discontinued operations; offset in part by,
•An increase of $42.4 million due to higher income before non-cash charges; and
•An increase of $22.3 million from changes in deferred revenue. Deferred revenue had a positive effect of $21.3 million on operating cash flows for fiscal year 2020, as compared to $1.1 million for fiscal year 2019.

Fiscal Year 2019 compared to Fiscal Year 2018
Cash provided by operating activities for fiscal year 2019 was $401.4 million, a decrease of $43.1 million from $444.4 million cash provided by operating activities for fiscal year 2018. The net decrease was primarily due to:
•A decrease of $45.6 million from changes in deferred revenue. Deferred revenue had a positive effect of $1.1 million on operating cash flows for fiscal year 2019, as compared to $44.5 million in fiscal year 2018, primarily due to the ASC 606 implementation using the modified retrospective approach in the current period;
•A decrease of $94.0 million in operating cash flows from discontinued operations; offset in part by,
•An increase of $86.7 million due to higher income before non-cash charges;
•An increase of $9.8 million due to favorable changes in working capital, primarily related to the timing of cash payments.
Net Cash Provided by Investing Activities
Fiscal Year 2020 compared to Fiscal Year 2019
Cash provided by investing activities for fiscal year 2020 was $72.7 million, a decrease of $223.3 million from $296.0 million cash provided by operating activities in fiscal year 2019. The net decrease was primarily due to:
•Net proceeds of $406.9 million, primarily from the sale of our Imaging business during the second quarter of fiscal year 2019;
•An increase of $17.1 million in cash used for capital expenditures; offset in part by,
•An increase of $179.7 million in net proceeds from the sale and purchase of marketable securities and other investments; and
•A decrease of $19.9 million in payments for business and asset acquisitions
Fiscal Year 2019 compared to Fiscal Year 2018
Cash provided by investing activities for fiscal year 2019 was $296.0 million, an increase of $333.3 million from $37.3 million cash used in fiscal year 2018. The net increase was primarily due to:
•Net proceeds of $407.0 million from the dispositions of businesses, net of transaction fees;
•A decrease of $89.3 million in payments for business and asset acquisitions;
•A decrease of $4.7 million in capital expenditures; offset in part by
•A decrease of $167.7 million in net proceeds from the sale and purchase of marketable securities and other investments.
Net Cash Used in Financing Activities
Fiscal Year 2020 compared to Fiscal Year 2019
Cash used in financing activities for fiscal year 2020 was $586.2 million, an increase of $134.2 million from $452.0 million cash used in fiscal year 2019. The net increase was primarily due to:
•An increase of $213.6 million in the repayment and redemption of debt;
•Net proceeds of $9.9 million from sale of noncontrolling interests in a subsidiary in fiscal year 2019;
•An increase of $42.3 million in share repurchases;
•An increase of $4.6 million related to payments for taxes related to net share settlement of equity awards; offset in part by,
•A net contribution of $139.1 million from Cerence in connection with the spin-off of our Automobile business during the first quarter of fiscal year 2020.

Fiscal Year 2019 compared to Fiscal Year 2018
Cash used in financing activities for fiscal year 2019 was $452.0 million, a decrease of $228.3 million from $680.3 million cash used in fiscal year 2018. The net decrease was primarily due to:
•A decrease of $181.2 million in repayment and redemption of debt. During fiscal year 2019, we redeemed $300.0 million in aggregate principal of our 5.375% Senior Notes due 2020 with the net proceeds from the sale of Imaging. During fiscal year 2018, we redeemed approximately $331.2 million in aggregate principal of the 2.75% 2031 Debentures and repurchased $150.0 million in aggregate principal amount of our 2020 Senior Notes.
•A decrease of $24.8 million related to acquisition payments with extended payment terms;
•A decrease of $6.0 million related to payments for taxes related to net share settlement of equity awards;
•A decrease of $9.2 million for share repurchases; offset in part by,
•An increase of $9.9 million due to the proceeds from sale of noncontrolling interests in a subsidiary.
Debt
For a detailed description of the terms and restrictions of the debt and revolving credit facility, see Note 10 to the accompanying consolidated financial statements. For the year ended September 30, 2020, we spent approximately $513.6 million on repurchase and redemption of debt:
•Upon the spin-off on October 1, 2019, we received an approximately $139.1 million distribution from Cerence. We used the proceeds from the distribution and existing cash to redeem all the $300.0 million outstanding principal amount of the 2024 Senior Notes for $313.5 million, plus accrued and unpaid interest of $4.5 million.
•During the second quarter of fiscal year 2020, we repurchased $87.3 million notional amount of our 1.25% 2025 Debentures for $112.3 million and $36.5 million notional amount of 1.5% 2035 Debentures for $41.3 million.
•In March 2020, we redeemed the remaining outstanding $46.6 million of our 2.75% 2031 Debentures at par.
•On March 24, 2020, we borrowed $230.0 million under our revolving credit facility at an effective interest rate of 2.68% per annum, which was fully repaid on June 26, 2020.
As of September 30, 2020, we were in compliance with all of our debt covenants.
We may from time to time, depending on market and business conditions, repurchase outstanding debt in the open market or in privately negotiated transactions. We expect to incur cash interest payment of $41.6 million in fiscal year 2021, based on the stated yields and the outstanding debt principals as of September 30, 2020. We expect to fund our debt service requirements through existing sources of liquidity and our operating cash flows.
Share Repurchases
On April 29, 2013, our Board of Directors approved a share repurchase program for up to $500.0 million, which was increased by $500.0 million on April 29, 2015. On August 1, 2018, our Board of Directors approved an additional $500.0 million under our share repurchase program. Under the terms of the share repurchase program, we have the ability to repurchase shares from time to time through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated stock repurchase transactions, or any combination of such methods. The share repurchase program does not require us to acquire any specific number of shares and may be modified, suspended, extended or terminated by us at any time without prior notice. The timing and the amount of any purchases are subject to our assessment of the prevailing market conditions, general economic conditions, capital allocation alternatives, and other factors.
We repurchased 9.5 million shares, 8.2 million shares and 9.7 million shares for $169.2 million, $126.9 million and $136.1 million during the fiscal years ended September 30, 2020, 2019 and 2018, respectively, under the program. The amount paid in excess of par value is recognized in additional paid in capital and these shares were retired upon repurchase. Since the commencement of the program, we have repurchased 73.8 million shares for $1,238.8 million. The amount paid in excess of par value is recognized in additional paid in capital. Shares were retired upon repurchase. As of September 30, 2020, approximately $261.2 million remained available for future repurchases under the program.
Off-Balance Sheet Arrangements, Contractual Obligations, Contingent Liabilities and Commitments

Contractual Obligations
The following table outlines our contractual payment obligations for continuing operations as of September 30, 2020 (dollars in millions):

	Contractual payments Due in Fiscal Year
Contractual Obligations	Total	2021	2022 and 2023	2024 and 2025	Thereafter
Convertible debentures (1)	$1,166.5	$490.0	$676.5	$—	$—
Senior notes (2)	500.0	—	—	—	500.0
Interest payable on long-term debt (3)	207.2	41.6	71.6	61.2	32.8
Letters of credit (4)	2.4	2.4	—	—	—
Lease obligations and other liabilities:
Operating leases (5)	128.6	25.1	36.7	25.8	41.0
Operating leases under restructuring	16.9	4.5	7.2	3.3	1.9
Purchase commitments for inventory, property and equipment (6)	145.1	57.4	87.7	—	—
Total contractual cash obligations	$2,166.7	$621.0	$879.7	$90.3	$575.7
(1)    The repayment schedule above assumes that payment is due on the first contractual redemption date after September 30, 2020. As more fully described in Note 10 to the accompanying consolidated financial statements, as of September 30, 2020, the holders had the right to convert all or any portion of the 1.25% 2025 Debentures and 1.5% 2035 Debentures between October 1, 2020 and December 31, 2020. As a result, the net carrying amounts of these two convertible notes were included in current liabilities as of September 30, 2020.
(2)The repayment schedule reflects outstanding principal amount of our 5.625% senior notes due 2026 as of September 30, 2020.
(3)Interest per annum is due and payable semi-annually and is determined based on the outstanding principal as of September 30, 2020, the stated interest rate of each debt instrument and the assumed redemption dates discussed above.
(4)Letters of credit are in place primarily to secure future operating lease payments.
(5)Obligations include contractual lease commitments related to facilities that have subsequently been subleased. As of September 30, 2020, we have subleased certain facilities with total sublease income of $12.4 million through fiscal year 2027.
(6)These amounts include non-cancelable purchase commitments for property and equipment as well as inventory in the normal course of business to fulfill customer backlog.
As of September 30, 2020, $55.2 million of the unrecognized tax benefits, if recognized, would impact our effective income tax rate. We recognized interest and penalties related to uncertain tax positions in our provision for income taxes of $1.1 million, $0.4 million, and de minimis during fiscal years 2020, 2019, and 2018, respectively. We recorded interest and penalties of $1.7 million and $3.5 million as of September 30, 2020 and 2019, respectively.
Contingent Liabilities and Commitments
Certain acquisition payments to selling stockholders were contingent upon the achievement of pre-determined performance targets over a period of time after the acquisition. Such contingent payments were recorded at estimated fair values upon the acquisition and re-measured in subsequent reporting periods. As of September 30, 2020, we may be required to pay the selling stockholders up to $3.0 million upon achieving specified performance goals, including the achievement of future bookings and sales targets related to the products of the acquired entities. In addition, certain deferred compensation payments to selling stockholders contingent upon their continued employment after the acquisition were recorded as compensation expense over the requisite service period. Additionally, as of September 30, 2020, the remaining deferred payment obligations of $0.3 million to certain former stockholders, which are contingent upon their continued employment, will be recognized ratably as compensation expense over the remaining requisite service periods.
Financial Instruments
We use financial instruments to manage our foreign exchange risk. We operate our business in countries throughout the world and transact business in various foreign currencies. Our foreign currency exposures typically arise from transactions denominated in currencies other than the functional currency of our operations. We have a program that primarily utilizes foreign currency forward contracts to offset the risks associated with the effect of certain foreign currency exposures. Our program is designed so that increases or decreases in our foreign currency exposures are offset by gains or losses on the foreign currency forward contracts in order to mitigate the risks and volatility associated with our foreign currency transactions. Generally, we enter into such contracts for less than 90 days and have no cash requirements until maturity. As of September 30, 2020 and 2019, we had outstanding contracts with a total notional value of $40.7 million and $189.6 million, respectively.
Defined Benefit Plans
We sponsor certain defined benefit plans that are offered primarily by our foreign subsidiaries. Many of these plans were assumed through our acquisitions or are required by local regulatory requirements. We may deposit funds for these plans with insurance companies, third party trustees, or into government-managed accounts consistent with local regulatory requirements, as applicable. Our defined benefit pension income was $0.4 million, $0.5 million, and $0.1 million for fiscal years 2020, 2019, and 2018, respectively. The aggregate projected benefit obligation as of September 30, 2020 and September 30, 2019 was $35.4 million and $35.2 million, respectively. The aggregate net liability of our defined benefit plans as of September 30, 2020 and September 30, 2019 was $13.2 million and $12.6 million, respectively.
Off-Balance Sheet Arrangements
Through September 30, 2020, we have not entered into any off-balance sheet arrangements or material transactions with unconsolidated entities or other persons.
CRITICAL ACCOUNTING POLICIES, JUDGMENTS, AND ESTIMATES
The preparation of financial statements in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, assumptions and judgments, including those related to revenue recognition; allowance for doubtful accounts and sales returns; accounting for deferred costs; accounting for internally developed software; the valuation of goodwill and intangible assets; accounting for business combinations, including contingent consideration; accounting for stock-based compensation; accounting for derivative instruments; accounting for income taxes and related valuation allowances; and loss contingencies. Our management bases its estimates on historical experience, market participant fair value considerations, projected future cash flows and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.
We believe the following critical accounting policies most significantly affect the portrayal of our financial condition and results of operations and require our most difficult and subjective judgments.
Revenue Recognition
We derive revenue from the following sources: (1) hosting services, (2) software licenses, including royalties, (3) M&S, (4) professional services, and (5) sale of hardware. Revenue is reported net of applicable sales and use tax, value-added tax and other transaction taxes imposed on the related transaction including mandatory government charges that are passed through to our customers. We account for a contract when both parties have approved and committed to the contract, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and the collectibility of the consideration is probable.
The majority of our arrangements with customers typically contain multiple products and services. We account for individual products and services separately if they are distinct--that is, if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer.
In fiscal year 2019, we implemented ASC 606 using the modified retrospective approach, which requires the results for the current reporting periods be presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting policies in accordance with ASC 605, with a cumulative adjustment recorded to accumulated deficit. We currently recognize revenue after applying the following five steps:
•identification of the contract, or contracts, with a customer;
•identification of the performance obligations in the contract, including whether they are distinct within the context of the contract;

•determination of the transaction price, including the constraint on variable consideration;
•allocation of the transaction price to the performance obligations in the contract; and
•recognition of revenue when, or as, performance obligations are satisfied.
We allocate the transaction price of the arrangement based on the relative estimated standalone selling price ("SSP") of each distinct performance obligation. In determining SSP, we maximize observable inputs and consider a number of data points, including:
•the pricing of standalone sales (in the instances where available);
•the pricing established by management when setting prices for deliverables that are intended to be sold on a standalone basis;
•contractually stated prices for deliverables that are intended to be sold on a standalone basis; and
•other pricing factors, such as the geographical region in which the products are sold, and expected discounts based on the customer size and type.
We only include estimated amounts of variable consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. We reduce transaction prices for estimated returns and other allowances that represent variable consideration under ASC 606, which we estimate based on historical return experience and other relevant factors, and record a reduction to revenue and accounts receivable. Other forms of contingent revenue or variable consideration are infrequent.
Revenue is recognized when control of these products and services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.
We assess the timing of the transfer of products or services to the customer as compared to the timing of payments to determine whether a significant financing component exists. In accordance with the practical expedient in ASC 606-10-32-18, we do not assess the existence of a significant financing component when the difference between payment and transfer of deliverables is a year or less. If the difference in timing arises for reasons other than the provision of finance to either the customer or us, no financing component is deemed to exist. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our services, not to receive or provide financing from or to customers. We do not consider set-up fees nor other upfront fees paid by our customers to represent a financing component.
Certain products are sold through distributors or resellers. Certain distributors and resellers have been granted right of return and selling incentives which are accounted for as variable consideration when estimating the amount of revenue to be recognized. Returns and credits are estimated at the contract inception and updated at the end of each reporting period as additional information becomes available. In accordance with the practical expedient in ASC 606-10-10-4, we apply a portfolio approach to estimate the variable consideration associated with this group of customers.
Reimbursements for out-of-pocket costs generally include, but are not limited to, costs related to transportation, lodging and meals. Revenue from reimbursed out-of-pocket costs is accounted for as variable consideration.
Shipping and handling activities are not considered a contract performance obligation. We record shipping and handling costs billed to customers as revenue with offsetting costs recorded as cost of revenue.
Performance Obligations
Hosting
Hosting services, which allow our customers to use the hosted software over the contract period without taking possession of the software, are provided on a usage basis as consumed or on a fixed fee subscription basis. Our hosting contract terms generally range from one to five years.
As each day of providing services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided, we have determined that our hosting services arrangements are a single performance obligation comprised of a series of distinct services. These services include variable consideration, which is typically a function of usage. We recognize revenue as each distinct service period is performed (i.e., recognized as incurred).

Subscription basis revenue represents a single promise to stand-ready to provide access to our hosting services. Revenue is recognized over time on a ratable basis over the hosting contract term, which generally ranges from one to five years.
Software Licenses
On-premise software licenses sold with non-distinct professional services to customize and/or integrate the underlying software are accounted for as a combined performance obligation. Revenue from the combined performance obligation is recognized over time based upon the progress towards completion of the project, which is measured based on the labor hours already incurred to date as compared to the total estimated labor hours.
Revenue from distinct on-premise software licenses, which do not require professional services to customize and/or integrate the software license, is recognized at the point in time when the software is made available to the customer and control is transferred.
Revenue from software licenses sold on a royalty basis, where the license of intellectual property is the predominant item to which the royalty relates, is recognized in the period the usage occurs in accordance with the practical expedient in ASC 606-10-55-65(A).
Maintenance and Support
Our M&S contracts generally include telephone support and the right to receive unspecified upgrades and updates on a when-and-if available basis. M&S revenue is recognized over time on a ratable basis over the contract period because we transfer control evenly by providing a stand-ready service.
Professional Services
Revenue from distinct professional services, including training, is recognized over time based upon the progress towards completion of the project, which is measured based on the labor hours already incurred to date as compared to the total estimated labor hours.
Hardware
Hardware revenue is recognized at the point in time when control is transferred to the customer, which is typically upon delivery.
Significant Judgments
Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Our license contracts often include professional services to customize and/or integrate the licenses into the customer’s environment. Judgment is required to determine whether the license is considered distinct and accounted for separately, or not distinct and accounted for together with professional services.
Judgments are required to determine the SSP for each distinct performance obligation. When SSP is directly observable, we estimate SSP based upon the historical transaction prices, adjusted for geographic considerations, customer classes, and customer relationship profiles. In instances where SSP is not directly observable, we determine SSP using information that may include market conditions and other observable inputs. We may have more than one SSP for individual products and services due to the stratification of those products and services by customers and circumstances. In these instances, we may use information such as the size of the customer and geographic region in determining SSP. Determining SSP for performance obligations which we never sell separately also requires significant judgment. In estimating the SSP, we consider the likely price that would have resulted from established pricing practices had the deliverable been offered separately and the prices a customer would likely be willing to pay.
From time to time, we may enter into arrangements with third party suppliers to resell products or services. In such cases, we evaluate whether we are the principal (i.e. report revenues on a gross basis) or agent (i.e. report revenues on a net basis). In doing so, we first evaluate whether we control the good or service before it is transferred to the customer. If we control the good or service before it is transferred to the customer, we are the principal; if not, we are the agent. Generally, we control a promised good or service before transferring that good or service to the customer and act as the principal to the transaction. Determining whether we control the good or service before it is transferred to the customer may require judgment.

Goodwill Impairment Analysis
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but rather the carrying amounts of these assets are assessed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Goodwill is tested for impairment annually on July 1, the first day of the fourth quarter of the fiscal year. In fiscal year 2017, we elected to early adopt ASU 2017-04, “Simplifying the Test for Goodwill Impairment” for its annual goodwill impairment test. ASU 2017-04 removes Step 2 of the goodwill impairment test requiring a hypothetical purchase price allocation. Goodwill impairment, if any, is determined by comparing the reporting unit's fair value to its carrying value. An impairment loss is recognized in an amount equal to the excess of the reporting unit's carrying value over its fair value, up to the amount of goodwill allocated to the reporting unit. There was no goodwill impairment for fiscal year 2020 and 2019. See Note 6 to the accompanying consolidated financial statements for the impairment charges recorded in fiscal year 2018.
For the purpose of testing goodwill for impairment, all goodwill acquired in a business combination is assigned to one or more reporting units. A reporting unit represents an operating segment or a component within an operating segment for which discrete financial information is available and is regularly reviewed by segment management for performance assessment and resource allocation. Components of similar economic characteristics are aggregated into one reporting unit for the purpose of goodwill impairment assessment. Reporting units are identified annually and re-assessed periodically for recent acquisitions or any changes in segment reporting structure.
Corporate assets and liabilities are allocated to each reporting unit based on the reporting unit’s revenue, total operating expenses or operating income as a percentage of the consolidated amounts. Corporate debt and other financial liabilities that are not directly attributable to the reporting unit's operations and would not be transferred to hypothetical purchasers of the reporting units are excluded from a reporting unit's carrying amount.
The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach. For the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future after-tax cash flows and estimate the long-term growth rates based on our most recent views of the long-term outlook for each reporting unit. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the weighted average cost of capital. We adjust the discount rates for the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. For the market approach, we use a valuation technique in which values are derived based on valuation multiples of comparable publicly traded companies. We assess each valuation methodology based upon the relevance and availability of the data at the time we perform the valuation and weight the methodologies appropriately.
Intangible Assets and long-lived Asset groups
Long-lived assets with definite lives are tested for impairment whenever events or changes in circumstances indicate the carrying value of a specific asset or asset group may not be recoverable. We assess the recoverability of long-lived assets with definite lives at the asset group level. Asset groups are determined based upon the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When the asset group is also a reporting unit, goodwill assigned to the reporting unit is also included in the carrying amount of the asset group. For the purpose of the recoverability test, we compare the total undiscounted future cash flows from the use and disposition of the assets with its net carrying amount. When the carrying value of the asset group exceeds the undiscounted future cash flows, the asset group is deemed to be impaired. The amount of the impairment loss represents the excess of the asset or asset group’s carrying value over its estimated fair value, which is generally determined based upon the present value of estimated future pre-tax cash flows that a market participant would expect from use and disposition of the long-lived asset or asset group. See Note 6 for the impairment charges recorded in fiscal year 2018.
Income Taxes
Deferred Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not after consideration of all available evidence. As the income tax returns are not due and filed until after the completion of our annual financial reporting requirements, the amounts recorded for the current period reflect estimates for the tax-based activity for the period. In addition, estimates are often required with respect to, among other things, the appropriate state and foreign income tax rates to use, the potential utilization of operating loss carry-forwards and valuation allowances required, if any, for tax assets that may not be realizable in the future. Tax laws and tax rates vary substantially in these jurisdictions, and are subject to change given the political and economic climate. We report and pay income tax based on operational results and applicable law. Our tax provision contemplates tax rates currently in effect to determine both our current and deferred tax provisions.
Any significant fluctuation in rates or changes in tax laws could cause our estimates of taxes we anticipate either paying or recovering in the future to change. Such changes could lead to either increases or decreases in our effective tax rate.
We have historically estimated the future tax consequence of certain items, including bad debts, inventory valuation, and accruals that cannot be deducted for income tax purposes until such expenses are paid or the related assets are disposed. We believe the procedures and estimates used in our accounting for income taxes are reasonable and in accordance with established tax law. The income tax estimates used have not resulted in material adjustments to income tax expense in subsequent periods when the estimates are adjusted to the actual filed tax return amounts.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. With respect to earnings expected to be indefinitely reinvested offshore, we do not accrue tax for the repatriation of such foreign earnings.
Valuation Allowance
We regularly review our deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. If positive evidence regarding projected future taxable income, exclusive of reversing taxable temporary differences, existed it would be difficult for it to outweigh objective negative evidence of recent financial reporting losses. Generally, cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed.
As of September 30, 2020, we have $230.3 million of valuation allowances recorded against all U.S. deferred tax assets and certain foreign deferred tax assets. If we are subsequently able to utilize all or a portion of the deferred tax assets for which the remaining valuation allowance has been established, then we may be required to recognize these deferred tax assets through the reduction of the valuation allowance which could result in a material benefit to our results of operations in the period in which the benefit is determined.
Uncertain Tax Positions
We operate in multiple jurisdictions through wholly-owned subsidiaries and our global structure is complex. The estimates of our uncertain tax positions involve judgments and assessment of the potential tax implications related to legal entity restructuring, credits, intercompany transfer and acquisition or divestiture. We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.
Our tax positions are subject to audit by taxing authorities across multiple global jurisdictions and the resolution of such audits may span multiple years. Tax law is complex and often subject to varied interpretations, accordingly, the ultimate outcome with respect to taxes we may owe may differ from the amounts recognized.
RECENTLY ADOPTED ACCOUNTING STANDARDS
See Note 2 to the accompanying consolidated financial statements for a description of recently adopted accounting standards.

ISSUED ACCOUNTING STANDARDS NOT YET ADOPTED
See Note 2 to the accompanying consolidated financial statements for a description of certain issued accounting standards that have not been adopted and may impact our financial statements in future reporting periods.
Item 7A. Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risk from changes in foreign currency exchange rates, interest rates and equity prices which could affect operating results, financial position and cash flows. We manage our exposure to these market risks through our regular operating and financing activities and, when appropriate, through the use of derivative financial instruments.
Exchange Rate Sensitivity
We are exposed to changes in foreign currency exchange rates. Any foreign currency transaction, defined as a transaction denominated in a currency other than the local functional currency, will be reported in the functional currency at the applicable exchange rate in effect at the time of the transaction. A change in the value of the functional currency compared to the foreign currency of the transaction will have either a positive or negative impact on our financial position and results of operations.
Assets and liabilities of our foreign entities are translated into U.S. dollars at exchange rates in effect at the balance sheet date and income and expense items are translated at average rates for the applicable period. Therefore, the change in the value of the U.S. dollar compared to foreign currencies will have either a positive or negative effect on our financial position and results of operations. Historically, our primary exposure has related to transactions denominated in the euro, British pound, Canadian dollar, and Indian rupee.
Periodically, we enter into forward exchange contracts to hedge against foreign exchange rate fluctuations. As of September 30, 2020, we had not designated any contracts as fair value or cash flow hedges. The contracts generally have a maturity of less than 90 days. As of September 30, 2020, the notional contract amount of outstanding foreign currency exchange contracts was $40.7 million.
Interest Rate Sensitivity
We are exposed to interest rate risk as a result of our cash and cash equivalents and marketable securities.
As of September 30, 2020, we held approximately $372.3 million of cash and cash equivalents and marketable securities consisting of cash, money-market funds, bank deposits and a separately managed investment portfolio. Assuming a one percentage point increase in interest rates, our interest income on our investments classified as cash and cash equivalents and marketable securities would increase by approximately $3.7 million per annum, based on the September 30, 2020 reported balances of our investment accounts.
Convertible Debentures
The fair values of our convertible debentures are dependent on the price and volatility of our common stock as well as movements in interest rates. The fair market values of these debentures will generally increase as the market price of our common stock increases and will decrease as the market price of our common stock decreases. The fair market values of these debentures will generally increase as interest rates fall and decrease as interest rates rise. The market value and interest rate changes affect the fair market values of these debentures, but do not impact our financial position, results of operations or cash flows due to the fixed nature of the debt obligations. However, increases in the value of our common stock above the stated trigger price for each issuance for a specified period of time may provide the holders of these debentures the right to convert each bond using a conversion ratio and payment method as defined in the debenture agreement.
The following table summarizes the fair value and conversion value of our convertible debentures, and the estimated increase in fair value and conversion value with a hypothetical 10% increase in the stock price of $33.19 as of September 30, 2020 (dollars in millions):

	September 30, 2020
	Fair value	Conversion value	Increase to fair value	Increase to conversion value
1.5% 2035 Debentures	$375.7	$366.2	$34.8	$36.6
1.0% 2035 Debentures	$985.3	$930.8	$79.4	$93.1
1.25% 2025 Debentures	$465.9	$442.8	$39.6	$44.3

Item 8.Financial Statements and Supplementary Data
Nuance Communications, Inc. Consolidated Financial Statements
NUANCE COMMUNICATIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
Nuance Communications, Inc.
Burlington, Massachusetts
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Nuance Communications, Inc. (the “Company”) as of September 30, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company's internal control over financial reporting as of September 30, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated November 19, 2020 expressed an unqualified opinion thereon.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases in fiscal 2020 due to the adoption of Accounting Standards Update 2016-02, "Leases" ("ASC 842").
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Determination of Distinct Performance Obligations in Customer Revenue Contracts
As described in Note 3 to the consolidated financial statements, the Company recorded total revenues of $1.28 billion for the year ended September 30, 2020. The Company derives revenue from the following sources: (i) hosting services, (ii) software licenses, including royalties, (iii) M&S, (iv) professional services, and (v) sale of hardware. The Company enters into contracts with its customers, which frequently contain multiple performance obligations. The Company accounts for individual products and services separately if they are distinct, that is, if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer.
We identified the determination of distinct performance obligations as a critical audit matter. Significant judgment can be required to determine the performance obligations in a contract and whether they are distinct. Auditing these aspects involved especially challenging auditor judgment due to the nature and extent of audit effort required to address these matters.
The primary procedures we performed to address this critical audit matter included:
•Evaluating the design and testing operating effectiveness of certain controls relating to management’s identification and assessment of distinct performance obligations in contracts with customers.
•Evaluating management’s accounting policies and practices including the reasonableness of management’s judgments and assumptions relating to the evaluation of performance obligations and whether they are distinct or non-distinct.
•Testing a sample of revenue contracts and underlying order documents to evaluate management’s identification of distinct performance obligations in revenue contracts.
Uncertain Tax Positions
As described in Note 21 to the Company’s consolidated financial statements, the Company’s total uncertain tax positions (“UTPs”) for the fiscal year ended September 30, 2020 were $55.2 million. The Company operates in multiple jurisdictions through its wholly-owned subsidiaries and its global structure is complex. The Company’s tax positions are subject to audit by taxing authorities across multiple global jurisdictions and the resolution of such audits may span multiple years. Tax law is complex and often subject to varied interpretations, accordingly, the ultimate outcome with respect to taxes the Company may owe may differ from the amounts recognized.
We identified the assessment of uncertain tax positions as a critical audit matter. The Company’s tax provision processes related to the UTPs involved significant management judgment in the assessment of the potential tax implications related to legal entity restructuring, credits, intercompany transfers and acquisition or divestiture activities. Auditing these elements involved especially challenging auditor judgment due to the nature and extent of auditor judgment required in evaluating the Company’s interpretation of, and compliance with global tax laws across its multiple subsidiaries, including the extent of specialized skill or knowledge needed.
The primary procedures we performed to address this critical audit matter included:
•Evaluating the design and testing the operating effectiveness of controls relating to management’s assessment of: (i) completeness and accuracy of the identified uncertain tax positions, (ii) evaluation of the technical merits of positions, and (iii) reasonableness of assumptions used in the determinations.
•Evaluating management’s judgments and assessing the reasonableness of assumptions used in determining the units of account, recognition, measurement, and technical merits of UTPs.
•Assessing management’s application of new and updated regulatory and legislative guidance in various jurisdictions and evaluating implications on the Company’s UTPs due to changes in legal structure of certain subsidiaries.
•Utilizing personnel with specialized skill and knowledge in tax to assist in evaluating technical merits, reasonableness of management’s judgments and assumptions used in UTP calculations and the overall reasonableness of conclusions reached.

/s/ BDO USA, LLP
BDO USA, LLP
BDO USA, LLP
Boston, MA
November 19, 2020 (except for the matter discussed in Note 4 and Note 25, as to which the date is February 26, 2021)
We have served as the Company's auditor since 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
Nuance Communications, Inc.
Burlington, Massachusetts
Opinion on Internal Control over Financial Reporting
We have audited Nuance Communications, Inc.’s (the “Company’s”) internal control over financial reporting as of September 30, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2020 based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company as of September 30, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2020, and the related notes and our report dated November 19, 2020 expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A, Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ BDO USA, LLP
BDO USA, LLP

BDO USA, LLP
Boston, MA
November 19, 2020

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2020	2019	2018
	(ASC 606)	(ASC 606)	(ASC 605)
	(In thousands, except per share amounts)
Revenues:
Hosting and professional services	$731,195	$663,378	$601,955
Product and licensing	295,908	339,640	374,162
Maintenance and support	256,689	268,231	245,983
Total revenues	1,283,792	1,271,249	1,222,100
Cost of revenues:
Hosting and professional services	401,003	399,598	382,022
Product and licensing	61,209	69,777	54,952
Maintenance and support	31,215	33,374	39,228
Amortization of intangible assets	27,577	27,184	39,139
Total cost of revenues	521,004	529,933	515,341
Gross profit	762,788	741,316	706,759
Operating expenses:
Research and development	219,917	181,784	193,259
Sales and marketing	270,229	269,801	282,578
General and administrative	155,880	172,635	213,806
Amortization of intangible assets	37,664	37,987	47,391
Acquisition-related costs, net	2,935	6,524	5,410
Restructuring and other charges, net	17,513	30,128	48,427
Impairment of goodwill and other intangible assets	—	—	170,941
Total operating expenses	704,138	698,859	961,812
Income (loss) from operations	58,650	42,457	(255,053)
Other income (expense):
Interest income	4,527	13,705	9,327
Interest expense	(93,968)	(120,095)	(137,253)
Other expense, net	(13,117)	(870)	(1,767)
Loss before income taxes	(43,908)	(64,803)	(384,746)
Benefit for income taxes	(30,868)	(23,198)	(100,646)
Net loss from continuing operations	(13,040)	(41,605)	(284,100)
Net income from discontinued operations	34,436	255,415	124,172
Net income (loss)	$21,396	$213,810	$(159,928)

Net income (loss) per common share - basic:
Continuing operations	$(0.05)	$(0.15)	$(0.98)
Discontinued operations	0.13	0.90	0.43
Total net income (loss) per basic common share	$0.08	$0.75	$(0.55)

Net income (loss) per common share - diluted:
Continuing operations	$(0.05)	$(0.15)	$(0.98)
Discontinued operations	0.13	0.90	0.43
Total net income (loss) per diluted common share	$0.08	$0.75	$(0.55)

Weighted average common shares outstanding:
Basic	282,644	286,347	291,318
Diluted	282,644	286,347	291,318

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended September 30,
	2020	2019	2018
	(ASC 606)	(ASC 606)	(ASC 605)
	(In thousands)
Net income (loss)	$21,396	$213,810	$(159,928)
Other comprehensive income (loss):
Foreign currency translation adjustment	2,167	(11,993)	(23,973)
Cerence Spin-off	12,331	—	—
Reclassification of currency translation differences into earnings as a result of business disposition	—	5,605	—
Pension adjustments	423	(3,768)	2,644
Unrealized (loss) gain on marketable securities	(66)	246	(192)
Total other comprehensive income (loss), net	14,855	(9,910)	(21,521)
Comprehensive income (loss)	$36,251	$203,900	$(181,449)

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2020	September 30, 2019
	(ASC 606)	(ASC 606)
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$301,233	$560,961
Marketable securities	71,114	186,555
Accounts receivable, less allowances for doubtful accounts of $8,649 and $7,302	175,583	206,326
Prepaid expenses and other current assets	152,563	165,265
Current assets, discontinued operations	35,492	136,106
Total current assets	735,985	1,255,213
Marketable securities	—	17,287
Land, buildings and equipment, net	137,299	110,610
Goodwill	2,120,495	2,114,707
Intangible assets, net	167,270	231,692
Right-of-use assets	104,839	—
Other assets	248,414	306,099
Long-term assets, discontinued operations	79,030	1,330,185
Total assets	$3,593,332	$5,365,793
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$432,209	$1,142,870
Contingent and deferred acquisition payments	4,224	17,470
Accounts payable	71,833	86,558
Accrued expenses and other current liabilities	199,254	234,711
Deferred revenue	249,484	205,073
Current liabilities, discontinued operations	29,138	158,394
Total current liabilities	986,142	1,845,076
Long-term debt	1,104,464	793,536
Deferred revenue, net of current portion	98,696	120,042
Deferred tax liabilities	70,116	54,216
Operating lease liabilities	103,996	—
Other liabilities	64,597	67,999
Long-term liabilities, discontinued operations	21,388	311,774
Total liabilities	2,449,399	3,192,643

Commitments and contingencies (Note 18)

Stockholders’ equity:
Common stock, $0.001 par value per share; 560,000 shares authorized; 286,703 and 289,680 shares issued and 282,952 and 285,929 shares outstanding, respectively	287	290
Additional paid-in capital	1,550,568	2,597,889
Treasury stock, at cost (3,751 shares)	(16,788)	(16,788)
Accumulated other comprehensive loss	(117,918)	(132,773)
Accumulated deficit	(272,216)	(293,612)
Total Nuance Communications, Inc. stockholders' equity	1,143,933	2,155,006
Noncontrolling interests	—	18,144
Total stockholders’ equity	1,143,933	2,173,150
Total liabilities and stockholders’ equity	$3,593,332	$5,365,793
See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interests	Total Stockholders' Equity
	Shares	Amount		Shares	Amount
	(In thousands)
Balance at September 30, 2017	293,938	$294	$2,629,245	(3,751)	$(16,788)	$(101,342)	$(580,027)	$—	$1,931,382
Prior period adjustment related to early adoption of ASU 2016-16	—	—	—	—	—	—	(882)	—	(882)
Issuance of common stock under employee stock plans	10,568	10	18,374	—	—	—	—	—	18,384
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding	(3,304)	(3)	(52,333)	—	—	—	—	—	(52,336)
Stock-based compensation	—	—	138,487	—	—	—	—	—	138,487
Repurchase and retirement of common stock	(9,698)	(10)	(136,080)	—	—	—	—	—	(136,090)
Net loss	—	—	—	—	—	—	(159,928)	—	(159,928)
Other comprehensive loss	—	—	—	—	—	(21,521)	—	—	(21,521)
Balance at September 30, 2018	291,504	291	2,597,693	(3,751)	(16,788)	(122,863)	(740,837)	—	1,717,496
Accumulated adjustment related to the adoption of ASC 606	—	—	—	—	—	—	233,415	—	233,415
Issuance of common stock under employee stock plans	8,981	9	16,588	—	—	—	—	—	16,597
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding	(2,645)	(2)	(42,552)	—	—	—	—	—	(42,554)
Stock-based compensation	—	—	161,371	—	—	—	—	—	161,371
Repurchase and retirement of common stock	(8,160)	(8)	(126,930)	—	—	—	—	—	(126,938)
Noncontrolling interests	—	—	(8,281)	—	—	—	—	18,144	9,863
Net income	—	—	—	—	—	—	213,810	—	213,810
Other comprehensive loss	—	—	—	—	—	(9,910)	—	—	(9,910)
Balance at September 30, 2019	289,680	290	2,597,889	(3,751)	(16,788)	(132,773)	(293,612)	18,144	2,173,150
Cerence Spin-off	—	—	(922,567)	—	—	12,331	—	(18,144)	(928,380)
Issuance of common stock under employee stock plans	9,387	9	14,831	—	—	—	—	—	14,840
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding	(2,907)	(3)	(56,457)	—	—	—	—	—	(56,460)
Stock-based compensation	—	—	132,201	—	—	—	—	—	132,201
Repurchases and retirement of common stock	(9,457)	(9)	(169,208)	—	—	—	—	—	(169,217)
Repurchases of convertible notes (a)	—	—	(46,121)	—	—	—	—	—	(46,121)
Net income	—	—	—	—	—	—	21,396	—	21,396
Other comprehensive income	—	—	—	—	—	2,524	—	—	2,524
Balance at September 30, 2020	286,703	$287	$1,550,568	(3,751)	$(16,788)	$(117,918)	$(272,216)	$—	$1,143,933
(a) According to ASC 470-20, cash consideration paid to repurchase and retire our convertible notes was first allocated to debt component based on the actual fair value on the trading date, and the remaining consideration was allocated to additional paid-in capital.

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2020	2019	2018
	(ASC 606)	(ASC 606)	(ASC 605)
	(In thousands)
Cash flows from operating activities:
Net loss from continuing operations	$(13,040)	$(41,605)	$(284,100)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	30,538	36,082	42,504
Amortization	65,241	65,171	86,530
Stock-based compensation	129,618	115,463	121,033
Non-cash interest expense	49,440	49,488	49,091
Deferred tax benefit	(47,892)	(40,616)	(93,358)
Loss (gain) on extinguishment of debt	18,656	910	(348)
Impairment of goodwill and other intangible assets	—	—	170,941
Impairment of fixed assets	—	—	10,550
Other	3,697	8,951	4,261
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	32,536	4,765	25,665
Prepaid expenses and other assets	(8,853)	(18,495)	(7,504)
Accounts payable	(7,169)	11,928	(7,957)
Accrued expenses and other liabilities	(81,454)	31,936	10,101
Deferred revenue	21,293	(1,052)	44,544
Net cash provided by operating activities - continuing operations	192,611	222,926	171,953
Net cash provided by operating activities - discontinued operations	61,953	178,431	272,473
Net cash provided by operating activities	254,564	401,357	444,426
Cash flows from investing activities:
Capital expenditures	(61,297)	(44,185)	(48,845)
Proceeds from dispositions of businesses, net of transaction fees	150	407,043	—
Purchases of marketable securities and other investments	(180,005)	(349,125)	(201,995)
Proceeds from sales and maturities of marketable securities and other investments	313,734	303,171	323,695
Payments for business and asset acquisitions, net of cash acquired	(1,000)	(20,873)	(110,170)
Other	1,147	—	—
Net cash provided by (used in) investing activities	72,729	296,031	(37,315)
Cash flows from financing activities:
Repurchase and redemption of debt	(513,642)	(300,000)	(481,172)
Net distribution from Cerence upon the spin-off	139,090	—	—
Payments for repurchase of common stock	(169,217)	(126,938)	(136,090)
Acquisition payments with extended payment terms	—	—	(24,842)
Proceeds from issuance of common stock from employee stock plans	14,840	16,597	18,384
Proceeds from the revolving credit facility	230,000	—	—
Repayment of the revolving credit facility	(230,000)	—	—
Payments for taxes related to net share settlement of equity awards	(54,056)	(49,428)	(55,396)
Proceeds from sale of noncontrolling interests in a subsidiary	—	9,863	—
Other financing activities	(3,222)	(2,131)	(1,232)
Net cash used in financing activities	(586,207)	(452,037)	(680,348)
Effects of exchange rate changes on cash and cash equivalents	(814)	(353)	(3,099)
Net (decrease) increase in cash and cash equivalents	(259,728)	244,998	(276,336)
Cash and cash equivalents at beginning of year	560,961	315,963	592,299
Cash and cash equivalents at end of year	$301,233	$560,961	$315,963
See accompanying notes.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.Organization and Presentation
Nuance Communications, Inc. ("We", "Nuance", or the "Company") is a pioneer and leader in conversational and cognitive AI innovations that bring intelligence to everyday work and life. Our solutions and technologies can understand, analyze and respond to human language to increase productivity and amplify human intelligence. Our solutions are used by businesses in the healthcare, financial services, telecommunications and travel industries, among others. We have three reportable segments as of September 30, 2020: Healthcare, Enterprise, and Other. See Note 23 for a description of each of these segments.
As more fully described in Note 10, during the fourth quarter of fiscal year 2020, our common stock price exceeded the conversion threshold price, which equals 130% of the conversion price specified in the debenture for at least 20 trading days during the 30 consecutive trading days ending September 30, 2020. As a result, our 1.25% 2025 Debentures and 1.5% 2035 Debentures were convertible any time between October 1, 2020 and December 31, 2020 at the option of the holders. Additionally, with the current increase in our market price, the 1.0% 2035 Debenture became convertible as of December 31, 2020. Accordingly, the principal amounts of convertible debentures total $1,167 million would be convertible from December 31, 2020 through March 31, 2021 and other future periods should the stock price continue to exceed the conversion price for at least 20 trading days during the 30 consecutive trading days ending each quarter. Should any holders elect to convert, the principal amount of the convertible debentures would be payable in cash and any amount payable in excess of the principal amount, based upon the conversion ratio specified in the indenture, would be paid in cash or shares of our common stock at our election.
Our convertible debentures are actively traded in the open market and consistently at a trading price in excess of their conversion values. Therefore, we believe that it is uneconomic, and thus unlikely for the holders to early exercise their conversion rights with Nuance. In the event that the holders presented an amount for settlement that exceeded our then available sources of liquidity, we may possibly need to obtain additional financing, which we believe would be available to us based upon our assessment of the prevailing market and business conditions and our experience of successful capital raising activities.
2. Summary of Significant Accounting Policies
Use of Estimates
The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), which requires management to make estimates and assumptions. These estimates, judgments and assumptions can affect the reported amounts in the financial statements and the footnotes thereto. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates, assumptions and judgments. Significant estimates inherent to the preparation of financial statements include: revenue recognition; the allowances for doubtful accounts and sales returns; contract assets; internally developed software; goodwill and intangible assets; business combinations, including contingent consideration; and income taxes, including valuation allowance and uncertain tax positions. We base our estimates on historical experience, market participant fair value considerations, projected future cash flows, and various other factors that are believed to be reasonable under the circumstances. Actual amounts could differ significantly from these estimates.
Basis of Consolidation
The consolidated financial statements include the accounts Nuance and our subsidiaries. Intercompany transactions and balances have been eliminated.
Revenue Recognition under ASC 605 for fiscal year 2018
We derive revenue from the following sources: (1) software license agreements, including royalty and other usage-based arrangements, (2) professional services, (3) hosting services and (4) post-contract customer support ("PCS"). Our hosting services are generally provided through on-demand, usage-based or per transaction fee arrangements. Generally, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable and (iv) collectibility is probable.
The sale and/or license of software solutions and technology is deemed to have occurred when a customer either has taken possession of or has access to take immediate possession of the software or technology. Revenue from royalties on sales of our software products by original equipment manufacturers (“OEMs”), where no services are included, is recognized in the quarter earned so long as we have been notified by the OEM that such royalties are due, and provided that all other revenue recognition criteria are met.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Software arrangements generally include PCS, which includes telephone support and the right to receive unspecified upgrades/enhancements on a when-and-if-available basis, typically for one to five years. Revenue from PCS is generally recognized ratably on a straight-line basis over the term that the maintenance service is provided. When PCS renews automatically, we provide a reserve based on historical experience for contracts expected to be canceled for non-payment. All known and estimated cancellations are recorded as a reduction to revenue and accounts receivable.
When we provide professional services considered essential to the functionality of the software, we recognize revenue from the professional services as well as any related software licenses on a percentage-of-completion basis whereby the arrangement consideration is recognized as the services are performed, as measured by an observable input. In these circumstances, we separate license revenue from professional service revenue for income statement presentation by allocating Vendor-Specific Objective Evidence ("VSOE") of fair value of the professional services as professional services and hosting revenue and the residual portion as product and licensing revenue. We generally determine the percentage-of-completion by comparing the labor hours incurred to-date to the estimated total labor hours required to complete the project. Adjustments to estimates to complete are made in the periods in which facts resulting in a change become known. When the estimate indicates that a loss will be incurred, such loss is recorded in the period identified.
In a hosting arrangement, we recognize the up-front setup fees ratably over the longer of the contract lives or the expected lives of the customer relationships. The usage-based or individual transaction fees are due and payable as each individual transaction is processed through the hosting service and is recognized as revenue in the period the services are provided. The on-demand service fees are recognized ratably over our estimate of the useful life of the devices on which the hosting service is provided.
We enter into multiple-element arrangements that may include a combination of our various software related and non-software related products and services offerings, for example, software licenses, PCS, professional services, and hosting services. In such arrangements, we allocate total arrangement consideration to software or software-related elements and any non-software element separately based on the selling price hierarchy group following our policies. Where possible, we determine the selling price for each deliverable using VSOE of selling price, if it exists, or Third-Party Evidence (“TPE”) of selling price. Typically, we are unable to determine TPE of selling price. Therefore, when neither VSOE nor TPE of selling price exist for a deliverable, we use our Estimate of Selling Price (“ESP”) for the purposes of allocating the arrangement consideration. We determine ESP for a product or service by considering multiple factors including, but not limited to, major project groupings, market conditions, competitive landscape, price list and discounting practices. We have established VSOE of fair value for the majority of our PCS, professional services, and training. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element.
See Note 3 for revenue recognition under ASC 606 for fiscal years 2020 and 2019.
Business Combinations
We determine and allocate the purchase price of an acquired company to the tangible and intangible assets acquired and liabilities assumed as of the date of acquisition. Results of operations and cash flows of acquired companies are included in our operating results from the date of acquisition. The purchase price allocation process requires us to use significant estimates and assumptions, which include:
•estimated fair values of intangible assets;
•estimated fair values of legal performance commitments to customers, assumed from the acquiree under existing contractual obligations (classified as deferred revenue);
•estimated fair values of stock awards assumed from the acquiree that are included in the purchase price;
•estimated fair value of required payments under contingent consideration provisions;
•estimated income tax assets and liabilities assumed from the acquiree; and
•estimated fair value of pre-acquisition contingencies assumed from the acquiree.
The fair value of any contingent consideration is established at the acquisition date and included in the total purchase price. The contingent consideration is then adjusted to fair value, with any measurement-period adjustment recorded against goodwill. Adjustments identified subsequent to the measurement period are recorded within Acquisition-related costs, net.
While we use our best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business combination date, our estimates and assumptions are inherently uncertain and

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
subject to refinement. As a result, during the measurement period, which is generally one year from the acquisition date, any adjustment to the assets acquired and liabilities assumed is recorded against goodwill in the period in which the amount is determined. Any adjustment identified subsequent to the measurement period is included in operating results in the period in which the amount is determined.
Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but rather the carrying amounts of these assets are assessed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Goodwill is tested for impairment annually on July 1, the first day of the fourth quarter of the fiscal year. Goodwill impairment, if any, is determined by comparing the reporting unit's fair value to its carrying value. An impairment loss is recognized in an amount equal to the excess of the reporting unit's carrying value over its fair value, up to the amount of goodwill allocated to the reporting unit. There was no goodwill impairment for fiscal year 2020. See Note 6 for the impairment charges recorded in fiscal year 2018.
For the purpose of testing goodwill for impairment, all goodwill acquired in a business combination is assigned to one or more reporting units. A reporting unit represents an operating segment or a component within an operating segment for which discrete financial information is available and is regularly reviewed by segment management for performance assessment and resource allocation. Components of similar economic characteristics are aggregated into one reporting unit for the purpose of goodwill impairment assessment. Reporting units are identified annually and re-assessed periodically for recent acquisitions or any changes in segment reporting structure.
Corporate assets and liabilities are allocated to each reporting unit based on the reporting unit’ revenue, total operating expenses or operating income as a percentage of the consolidated amounts. Corporate debt and other financial liabilities that are not directly attributable to the reporting unit's operations and would not be transferred to hypothetical purchasers of the reporting units are excluded from a reporting unit's carrying amount.
The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach, where the income approach is weighted 50% and the market approach 50%. For the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future after-tax cash flows and estimate the long-term growth rates based on our most recent views of the long-term outlook for each reporting unit. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the weighted average cost of capital. We adjust the discount rates for the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. For the market approach, we use a valuation technique in which values are derived based on valuation multiples of comparable publicly traded companies. We assess each valuation methodology based upon the relevance and availability of the data at the time we perform the valuation and weight the methodologies appropriately.
Long-Lived Assets with Definite Lives
Our long-lived assets consist principally of technology, customer relationships, internally developed software, land, and building and equipment. Customer relationships are amortized over their estimated economic lives based on the pattern of economic benefits expected to be generated from the use of the asset. Other definite-lived assets are amortized over their estimated economic lives using the straight-line method. The remaining useful lives of long-lived assets are re-assessed periodically for any events and circumstances that may change the future cash flows expected to be generated from the long-lived asset or asset group.
Internally developed software consists of capitalized costs incurred during the application development stage, which include costs related design of the software configuration and interfaces, coding, installation and testing. Costs incurred during the preliminary project stage and post-implementation stage are expensed as incurred. Internally developed software is amortized over the estimated useful life, commencing on the date when the asset is ready for its intended use. Land, building and equipment are stated at cost and depreciated over their estimated useful lives. Leasehold improvements are depreciated over the shorter of the related lease term or the estimated useful life. Depreciation is computed using the straight-line method. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included in the results of operations for the period.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Long-lived assets with definite lives are tested for impairment whenever events or changes in circumstances indicate the carrying value of a specific asset or asset group may not be recoverable. We assess the recoverability of long-lived assets with definite lives at the asset group level. Asset groups are determined based upon the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When the asset group is also a reporting unit, goodwill assigned to the reporting unit is also included in the carrying amount of the asset group. For the purpose of the recoverability test, we compare the total undiscounted future cash flows from the use and disposition of the assets with its net carrying amount. When the carrying value of the asset group exceeds the undiscounted future cash flows, the asset group is deemed to be impaired. The amount of the impairment loss represents the excess of the asset or asset group’s carrying value over its estimated fair value, which is generally determined based upon the present value of estimated future pre-tax cash flows that a market participant would expect from use and disposition of the long-lived asset or asset group. There was no intangible asset impairment for fiscal year 2020. See Note 6 for the impairment charges recorded in fiscal year 2018.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand, including money market funds and time deposits with original maturities of 90 days or less.
Marketable Securities
Marketable securities consist of time deposits and high-quality corporate debt instruments with stated maturities of more than 90 days. Investments are classified as available-for-sale and are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive loss, net of tax.
Accounts Receivable Allowances
Allowances for Doubtful Accounts.  We record allowances for doubtful accounts for the estimated probable losses on uncollectible accounts receivable. The allowance is based upon the credit worthiness of our customers, our historical experience, the age of the receivable and current market and economic conditions. Receivables are written off against these allowances in the period they are determined to be uncollectible.
Allowances for Sales Returns.  We reduce transaction price for estimated returns and other allowances that represent variable considerations based on historical experience and other relevant factors. The returns allowance is recorded as a reduction to revenue and accounts receivable at the time the related revenue is recorded. Receivables are written off against the allowance in the period the return is received.
For the years ended September 30, 2020, 2019 and 2018, the activity related to accounts receivable allowances was as follows (dollars in thousands):

	Allowance for Doubtful Accounts	Allowance for Sales Returns
Balance at September 30, 2017	$9,041	$4,454
Bad debt provision	2,008	—
Write-offs, net of recoveries	(4,387)	—
Revenue adjustments, net (a)	—	(1,222)
Balance at September 30, 2018	6,662	3,232
Bad debt provisions	2,372	—
Write-offs, net of recoveries	(1,732)	—
Revenue adjustments, net	—	164
Balance at September 30, 2019	7,302	3,396
Bad debt provisions	2,115	—
Write-offs, net of recoveries	(768)	—
Revenue adjustments, net	—	(466)
Balance at September 30, 2020	$8,649	$2,930
(a) The decrease in provisions was primarily due to the resolution of the reserves related to the 2017 Malware Incident.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Software Development Costs
We expense software development costs, including costs to develop software products or the software component of products to be sold, leased, or marketed to external users, before technological feasibility is reached. Technological feasibility is typically reached shortly before the release of such products and as a result, development costs that meet the criteria for capitalization were not material for the periods presented.
Software development costs also include costs to develop software to be used solely to meet internal needs and cloud-based applications used to deliver our services. We capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed, and the software will be used to perform the function intended. As of September 30, 2020 and 2019, the net book value of capitalized internal-use software costs was $54.1 million and $24.3 million, respectively, which are included within Land, buildings and equipment, net.
Acquisition-Related Costs, Net
Acquisition-related costs, net include costs related to business and other acquisitions, including potential acquisitions. These costs consist of (i) transition and integration costs, including retention payments, transitional employee costs and earn-out payments, and other costs related to integration activities; (ii) professional service fees, including financial advisory, legal, accounting, and other outside services incurred in connection with acquisition activities, and disputes and regulatory matters related to acquired entities; and (iii) fair value adjustments to acquisition-related contingencies.
The components of acquisition-related costs, net were as follows (dollars in thousands):

	Year Ended September 30,
	2020	2019	2018
Transition and integration costs	$3,778	$6,125	$10,208
Professional service fees	28	1,942	763
Acquisition-related adjustments	(871)	(1,543)	(5,561)
Total	$2,935	$6,524	$5,410
Advertising Costs
Advertising costs are expensed as incurred and recorded within sales and marketing expenses. The advertising costs capitalized as of September 30, 2020 and 2019 are de minimis. We incurred advertising costs of $16.2 million, $16.9 million and $16.5 million for fiscal years 2020, 2019 and 2018, respectively.
Convertible Debt
We bifurcate the debt and equity (the contingently convertible feature) components of our convertible debt instruments in a manner that reflects our nonconvertible debt borrowing rate at the time of issuance. The equity components of our convertible debt instruments are recorded within stockholders’ equity with an allocated issuance premium or discount. The debt issuance premium or discount is amortized to interest expense in our consolidated statement of operations using the effective interest method over the expected term of the convertible debt.
We assess the short-term and long-term classification of our convertible debt on each balance sheet date. The carrying amount of the convertible debt is reclassified to current liabilities if a contingent event has occurred that makes the debt obligation puttable. The corresponding equity component classified from additional paid-in capital to mezzanine equity when the holders have the contractual rights to redeem or convert.
Income Taxes
We account for income taxes using the asset and liability method, under which we recognize the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in our financial statements or tax returns. We measure current and deferred tax assets and liabilities based on provisions of enacted tax law. We evaluate the realization of our deferred tax assets based on all available evidence and establish a valuation allowance to reduce deferred tax assets when it is more likely than not that they will not be realized.
We recognize the financial statement effects of a tax position when it is more likely than not that, based on technical merits, the position will be sustained upon examination. The tax benefits of the position recognized in the financial statements are then

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measured based on the largest amount of benefit that is greater than 50% likely to be realized upon settlement with a taxing authority. In addition, we recognize interest and penalties related to unrecognized tax benefits as a component of the income tax provision.
Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss, reflected in the consolidated statements of stockholders’ equity, consisted of the following (dollars in thousands):

	September 30, 2020	September 30, 2019
Foreign currency translation adjustment	$(110,110)	$(124,608)
Net unrealized losses on post-retirement benefits	(7,873)	(8,296)
Unrealized gain on marketable securities	65	131
Accumulated other comprehensive loss	$(117,918)	$(132,773)
No income tax provisions or benefits are recorded for foreign currency translation adjustment as the undistributed earnings in our foreign subsidiaries are expected to be indefinitely reinvested.
Concentration of Risk
Financial instruments that are potentially subject to significant concentrations of credit risk principally consist of cash, cash equivalents, marketable securities and trade accounts receivable. We place our cash and cash equivalents and marketable securities with financial institutions with high credit ratings. As part of our cash and investment management processes, we perform periodic evaluations of the credit standing of the financial institutions with whom we maintain deposits, and have not recorded any credit losses to-date. For trade accounts receivable, we perform ongoing credit evaluations of our customers’ financial condition and limit the amount of credit extended when deemed appropriate. No customer accounted for more than 10% of our net accounts receivable balance at September 30, 2020 and 2019 or 10% of our revenue for fiscal years 2020, 2019 or 2018.
Foreign Currency Translation
The functional currency of a foreign subsidiary is generally the local currency. We translate the financial statements of foreign subsidiaries to U.S. dollars using month-end exchange rates for assets and liabilities, and average rates for the reporting period for revenues, costs, and expenses. We record translation gains and losses in accumulated other comprehensive loss as a component of stockholders’ equity. We record net foreign exchange transaction gains and losses resulting from the conversion of the transaction currency to the functional currency within in other expense, net. Foreign currency transaction gains (losses) for fiscal years 2020, 2019 and 2018 were $1.3 million, $1.1 million and $(1.2) million, respectively.
Financial Instruments and Hedging Activities
We use forward currency exchange contracts to manage our exposure to fluctuations in foreign currency for certain transactions. In order for instruments to be designated as hedges, specific criteria must be met, including (i) formal documentation must exist for both the hedging relationship and our risk management objectives and strategies for undertaking the hedging activities, (ii) at the inception and on an ongoing basis, the hedging relationship is expected to be highly effective in offsetting changes in fair value attributed to the hedged risk during the period that the hedge is designated, and (iii) an assessment of effectiveness is required whenever financial statements or earnings are reported.
The effective portion of changes in the fair values of contracts designated as cash flow hedges is recorded in equity as a component of accumulated other comprehensive loss until the hedged item effects earnings. Once the underlying forecasted transaction is realized, the changes of fair vales of instruments designated as hedges reclassified from accumulated other comprehensive loss to the statement of operations, in the appropriate income statement line items. Any ineffective portion of the instruments designated as cash flow hedges is recognized in current earnings. We report cash flows arising from derivative financial instruments designated as fair value or cash flow hedges consistent with the classification of the cash flows from the underlying hedged items that these derivatives are hedging.
No forward exchange contracts are designated as hedges for fiscal years 2020, 2019, or 2018. Changes in the fair values of the forward currency exchange contracts are recorded within other expense, net. Cash flows related to investments and settlements of forward currency exchange contracts are included within cash flows from investing activities.

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Stock-Based Compensation
Stock-based compensation primarily consists of restricted stock units with service, and market or performance conditions. Equity awards are measured at the fair market value of the underlying stock at the grant date. We recognize stock compensation expense ratably over the requisite service period and account for forfeitures based on our estimates. Shares are issued on the vesting dates net of the applicable statutory tax withholding to be paid by us on behalf of our employees. As a result, fewer shares are issued than the number of awards outstanding. We record a liability for the tax withholding to be paid by us as a reduction to additional paid-in capital. We record any income tax effect related to stock-based awards through the consolidated statements of operations. Excess tax benefits are recognized as deferred tax assets upon settlement and are subject to regular review for valuation allowance.
Net Income (Loss) Per Share
Basic net income or loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income or loss per share is computed using the weighted-average number of common shares, giving effect to potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of stock options, restricted stock units, contingently issuable shares under earn-out agreements, and potential issuance of stock upon conversion of our convertible debentures, as more fully described in Note 10. In the event of conversion, we are required to settle the principal amount of the convertible debentures, with any accrued and unpaid interest in cash, and may settle the conversion spread in either cash or common stock at our election. Therefore, only the shares of common stock potentially issuable upon conversion are included within the diluted common shares for the reporting period, during which our average stock price exceeds the conversion price.
Recently Adopted Accounting Standards
Leases
In February 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-02, "Leases" ("ASC 842"), which became effective for fiscal years beginning after December 15, 2018 and interim periods therein, with early adoption permitted. ASC 842 requires lessees to recognize on the balance sheet a right-of-use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. The standard initially required the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. We adopted ASC 842 in the first quarter of fiscal year 2020.
In July 2018, the FASB issued ASU 2018-10, "Codification Improvements to Topic 842, Leases" and ASU 2018-11, "Leases Topic 842 Targeted Improvements", which provide an additional (and optional) transition method whereby the new lease standard is applied at the adoption date and recognized as an adjustment to retained earnings. Additionally, in March 2019, the FASB issued ASU 2019-01, "Codification Improvements to Topic 842", which provides guidance in the following areas: (1) determining the fair value of the underlying asset by lessors that are not manufacturers or dealers and (2) clarification of interim disclosure requirements during transition. We adopted ASC 842, as amended, as of October 1, 2019 under the optional transition method and elected the package of practical expedients under the transition guidance.
As a result of the adoption on October 1, 2019, we recognized $120 million of operating lease right-of-use assets, and approximately $140 million of operating lease obligations. Approximately $20 million of deferred rent balances were reclassified against the costs of the right-of-use assets. The cumulative-effect adjustment to retained earnings as of October 1, 2019 was immaterial. The adoption of the guidance did not have a material impact on our consolidated statement of operations or consolidated statement of cash flows.
Income Taxes
In January 2018, the FASB issued ASU 2018-02, "Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income ("AOCI"), which became effective for fiscal years beginning after December 15, 2018 and interim periods therein. The guidance gives entities the option to reclassify to retained earnings the tax effects resulting from the TCJA related to items in AOCI. The guidance may be applied retrospectively to each period in which the effect of the TCJA is recognized in the period of adoption. The adoption of the guidance did not have a material impact on our condensed consolidated financial statements.

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In December 2019, the FASB issued ASU 2019-12, "Income Taxes (Topic 840): Simplifying the Accounting for Income Taxes", which will become effective for fiscal years beginning after 15 December 2020 and interim periods therein. Early adoption is permitted for entities that have not yet issued their financial statements. The guidance simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. We adopted the guidance prospectively for fiscal year 2020. The adoption has no impact on our consolidated financial statements for fiscal years 2020, 2019 and 2018.
Issued Accounting Standards Not Yet Adopted
From time to time, new accounting pronouncements are issued by the FASB and are adopted by us as of the specified effective dates. Unless otherwise discussed, such pronouncements did not have or will not have a significant impact on our consolidated financial position, results of operations or cash flows, or do not apply to our operations.
Internal-Use Software
In August 2018, the FASB issued ASU 2018-15, "Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract", which is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The guidance requires that implementation costs related to a hosting arrangement that is a service contract be capitalized and amortized over the term of the hosting arrangement, starting when the module or component of the hosting arrangement is ready for its intended use. The guidance will be applied retrospectively to each period presented. We do not expect the implementation to have a material impact on our condensed consolidated financial statements.
Convertible Notes
In August 2020, the FASB issued ASU 2020-06, "Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The new guidance eliminates two of the three models in Accounting Standards Codification (ASC) 470-202 that require separating embedded conversion features from convertible instruments. As a result, only conversion features accounted for under the substantial premium model in ASC 470-20 and those that require bifurcation in accordance with ASC 815-153 will be accounted for separately. For contracts in an entity’s own equity, the new guidance eliminates some of the requirements in ASC 815-404 for equity classification. The guidance also addresses how convertible instruments are accounted for in the diluted earnings per share calculation and requires enhanced disclosures about the terms of convertible instruments and contracts in an entity’s own equity. The guidance will be effective for annual periods beginning after 15 December 2021, and interim periods therein. Early adoption is permitted for all entities for fiscal periods beginning after 15 December 2020, including interim periods within the same fiscal year. Entities are allowed to adopt the guidance using either the modified or full retrospective approach. We are currently assessing the provisions of the guidance but do not expect the implementation to have a material impact on our consolidated financial statement.
3. Revenue Recognition
We derive revenue from the following sources: (1) hosting services, (2) software licenses, including royalties, (3) maintenance and support ("M&S"), (4) professional services, and (5) sale of hardware. Revenue is reported net of applicable sales and use tax, value-added tax and other transaction taxes imposed on the related transaction including mandatory government charges that are passed through to our customers. We account for a contract when both parties have approved and committed to the contract, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and the collectability of the consideration is probable.
The majority of our arrangements with customers typically contain multiple products and services. We account for individual products and services separately if they are distinct--that is, if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer.
We recognize revenue after applying the following five steps:

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•identification of the contract, or contracts, with a customer;
•identification of the performance obligations in the contract, including whether they are distinct within the context of the contract;
•determination of the transaction price, including the constraint on variable consideration;
•allocation of the transaction price to the performance obligations in the contract; and
•recognition of revenue when, or as, performance obligations are satisfied.
We allocate the transaction price of the arrangement based on the relative estimated SSP of each distinct performance obligation. In determining SSP, we maximize observable inputs and consider a number of data points, including:
•the pricing of standalone sales (in the instances where available);
•the pricing established by management when setting prices for deliverables that are intended to be sold on a standalone basis;
•contractually stated prices for deliverables that are intended to be sold on a standalone basis; and
•other pricing factors, such as the geographical region in which the products are sold, and expected discounts based on the customer size and type.
We only include estimated amounts of variable consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. We reduce transaction prices for estimated returns and other allowances that represent variable consideration under ASU No. 2014-09, "Revenue from Contracts with Customers: Topic 606" ("ASC 606"), which we estimate based on historical return experience and other relevant factors and record a reduction to revenue and accounts receivable. Other forms of contingent revenue or variable consideration are infrequent.
Revenue is recognized when control of these products and services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.
We assess the timing of the transfer of products or services to the customer as compared to the timing of payments to determine whether a significant financing component exists. In accordance with the practical expedient in ASC 606-10-32-18, we do not assess the existence of a significant financing component when the difference between payment and transfer of deliverables is a year or less. If the difference in timing arises for reasons other than the provision of financing to either the customer or us, no financing component is deemed to exist. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our services, not to receive or provide financing from or to customers. We do not consider set-up fees nor other upfront fees paid by our customers to represent a financing component.
Certain products are sold through distributors or resellers. Certain distributors and resellers have been granted right of return and selling incentives which are accounted for as variable consideration when estimating the amount of revenue to be recognized. Returns and credits are estimated at the contract inception and updated at the end of each reporting period as additional information becomes available. In accordance with the practical expedient in ASC 606-10-10-4, we apply a portfolio approach to estimate the variable consideration associated with this group of customers.
Reimbursements for out-of-pocket costs generally include, but are not limited to, costs related to transportation, lodging and meals. Revenue from reimbursed out-of-pocket costs is accounted for as variable consideration.
Shipping and handling activities are not considered a contract performance obligation. We record shipping and handling costs billed to customers as revenue with offsetting costs recorded as cost of revenue.
Performance Obligations
Hosting
Hosting services, which allow our customers to use the hosted software over the contract period without taking possession of the software, are provided on a usage basis as consumed or on a fixed fee subscription basis. Our hosting contract terms generally range from one to five years.

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As each day of providing services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided, we have determined that our hosting services arrangements are a single performance obligation comprised of a series of distinct services. These services include variable consideration, which is typically a function of usage. We recognize revenue as each distinct service period is performed (i.e., recognized as incurred).
Subscription-based revenue represents a single promise to stand-ready to provide access to our hosting services. Revenue is recognized over time on a ratable basis over the hosting contract term, which generally ranges from one to five years.
Software Licenses
On-premise software licenses sold with non-distinct professional services to customize and/or integrate the underlying software are accounted for as a combined performance obligation. Revenue from the combined performance obligation is recognized over time based upon the progress towards completion of the project, which is measured based on the labor hours already incurred to date as compared to the total estimated labor hours.
Revenue from distinct on-premise software licenses, which do not require professional services to customize and/or integrate the software license, is recognized at the point in time when the software is made available to the customer and control is transferred.
Revenue from software licenses sold on a royalty basis, where the license of intellectual property is the predominant item to which the royalty relates, is recognized in the period the usage occurs in accordance with the practical expedient in ASC 606-10-55-65(A).
Maintenance and Support
Our M&S contracts generally include telephone support and the right to receive unspecified upgrades and updates on a when-and-if available basis. M&S revenue is recognized over time on a ratable basis over the contract period because we transfer control evenly by providing a stand-ready service.
Professional Services
Revenue from distinct professional services, including training, is recognized over time based upon the progress towards completion of the project, which is measured based on the labor hours already incurred to date as compared to the total estimated labor hours.
Hardware
Hardware revenue is recognized at the point in time when control is transferred to the customer, which is typically upon delivery.
Significant Judgments
Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Our license contracts often include professional services to customize and/or integrate the licenses into the customer’s environment. Judgment is required to determine whether the license is considered distinct and accounted for separately, or not distinct and accounted for together with professional services.
Judgments are required to determine the SSP for each distinct performance obligation. When SSP is directly observable, we estimate SSP based upon the historical transaction prices, adjusted for geographic considerations, customer classes, and customer relationship profiles. In instances where SSP is not directly observable, we determine SSP using information that may include market conditions and other observable inputs. We may have more than one SSP for individual products and services due to the stratification of those products and services by customers and circumstances. In these instances, we may use information such as the size of the customer and geographic region in determining SSP. Determining SSP for performance obligations which we never sell separately also requires significant judgment. In estimating the SSP for such performance obligations, we consider the likely price that would have resulted from established pricing practices had the deliverable been offered separately and the prices a customer would likely be willing to pay.
From time to time, we may enter into arrangements with third party suppliers to resell products or services. In such cases, we evaluate whether we are the principal (i.e. report revenues on a gross basis) or agent (i.e. report revenues on a net basis). In doing so, we first evaluate whether we control the good or service before it is transferred to the customer. If we control the good

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or service before it is transferred to the customer, we are the principal; if not, we are the agent. Generally, we control a promised good or service before transferring that good or service to the customer and act as the principal to the transaction. Determining whether we control the good or service before it is transferred to the customer may require judgment.
Disaggregated Revenue
We disaggregate revenue from contracts with customers by the reportable segment, products, and services provided. The following presentation depicts the timing, risks, and uncertainty of our revenue streams, which is also in line with how we manage our businesses, assess performance, and determine management compensation. Our disaggregated revenue from continuing operations is as follows (dollars in thousands):

	For the Year Ended September 30, 2020
	Hosting and professional services	Product and licensing	Maintenance and support	Total
Healthcare	$382,938	$200,988	$136,299	$720,225
Enterprise	319,347	89,950	120,380	529,677
Other	28,910	4,970	10	33,890
Total revenues	$731,195	$295,908	$256,689	$1,283,792

	For the Year Ended September 30, 2019
	Hosting and professional services	Product and licensing	Maintenance and support	Total
Healthcare	$295,772	$247,735	$156,201	$699,708
Enterprise	316,247	82,073	111,758	510,078
Other	51,359	9,832	272	61,463
Total revenues	$663,378	$339,640	$268,231	$1,271,249
Hardware revenue comprised approximately $28.0 million of total product and licensing revenue for fiscal year 2020 and $29.5 million for fiscal year 2019.
Contract Acquisition Costs
We are required to capitalize certain contract acquisition costs under ASC 606. The capitalized costs primarily relate to paid commissions and other direct, incremental costs to acquire customer contracts. In accordance with the practical expedient in ASC 606-10-10-4, we apply a portfolio approach to estimate contract acquisition costs for groups of customer contracts. We elect to apply the practical expedient in ASC 340-40-25-4 and will expense contract acquisition costs as incurred where the expected period of benefit is one year or less. Sales commissions paid on renewal maintenance and support are not commensurate with sales commissions paid on the initial maintenance and support contract. Contract acquisition costs are deferred and amortized on a straight-line basis over the period of benefit, which we have estimated to be between one and five years. The period of benefit was determined based on an average customer contract term, expected contract renewals, changes in technology and our ability to retain customers including canceled contracts. Contract acquisition costs are classified as current or noncurrent assets based on when the expense will be recognized. The current and noncurrent portions of contract acquisition costs are included in Prepaid expenses and other current assets, and Other assets, respectively. As of September 30, 2020, we had $20.9 million of current contract acquisition costs and $51.6 million of noncurrent contract acquisition costs. As of September 30, 2019, we had $18.6 million of current contract acquisition costs and $27.5 million of noncurrent contract acquisition costs. Commission expense is primarily included in Sales and marketing expense on the consolidated statements of operations. We also had amortization expense of $16.5 million and $13.5 million related to contract acquisition costs for the year ended September 30, 2020 and 2019. There was no impairment related to commission costs capitalized.
Capitalized Contract Costs
We capitalize incremental costs incurred to fulfill our contracts that (1) relate directly to the contract, (2) are expected to generate resources that will be used to satisfy our performance obligation under the contract, and (3) are expected to be recovered through revenue generated under the contract. Our capitalized costs consist primarily of setup costs, such as costs to standup, customize, and develop applications for each customer. These costs are incurred to satisfy our stand-ready obligation to provide access to our connected offerings. The contract costs are expensed to cost of revenue as we satisfy our stand-ready

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obligation over the contract term, which we estimate to be between one and five years. The contract term estimation was determined based on an average customer contract term, expected contract renewals, changes in technology, and our ability to retain customers including canceled contracts. We classify capitalized contract costs as current or noncurrent based on the timing of when we expect to recognize the expense. The current and noncurrent portions of capitalized contract fulfillment costs are included in Prepaid expenses and other current assets, and Other assets, respectively. At September 30, 2020, we had $18.0 million of short-term contract costs included with Prepaid expenses and other current assets and $30.7 million of long-term costs included within Other assets. As of September 30, 2019, we had $16.6 million of short-term contract costs included with Prepaid expenses and other current assets and $35.8 million of long-term costs included within Other assets.
Trade Accounts Receivable and Contract Balances
We classify our right to consideration in exchange for deliverables as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional (i.e. only the passage of time is required before payment is due). We present such receivables in Accounts receivable, net in our consolidated balance sheets at their net estimated realizable value. We maintain an allowance for doubtful accounts to provide for the estimated amount of receivables that may not be collected. The allowance is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables and other applicable factors.
Our contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period.
Contract assets include unbilled amounts from long-term contracts when revenue recognized exceeds the amount billed to the customer, and right to payment is not solely subject to the passage of time. The current and noncurrent portions of contract assets are included in Prepaid expenses and other current assets, and Other assets. As of September 30, 2020, we had $48.7 million of current contract assets and $107.4 million of noncurrent contract assets. As of September 30, 2019, we had $56.2 million of current contract assets and $104.7 million of noncurrent contract assets. The table below shows significant changes in contract assets of continuing operations (dollars in thousands):

Contract assets
Balance September 30, 2019	$160,806
Revenues recognized but not billed	275,751
Amounts reclassified to accounts receivable	(280,415)
Balance September 30, 2020	$156,142
Our contract liabilities, or Deferred revenue, consist of advance payments and billings in excess of revenues recognized. We classify Deferred revenue as current or noncurrent based on when we expect to recognize the revenues. The table below shows significant changes in Deferred revenue of continuing operations (dollars in thousands):

Deferred revenue
Balance September 30, 2019	$325,115
Amounts bill but not recognized	768,933
Revenue recognized	(745,868)
Balance September 30, 2020	$348,180
Remaining Performance Obligations
The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or partially unsatisfied at September 30, 2020 (dollars in thousands):

	Within One Year	Two to Four Years	Greater than Four Years	Total
Total revenue	$638,598	$881,949	$61,397	$1,581,944
The table above includes fixed backlogs and does not include variable backlog derived from contingent usage-based activities, such as royalties and usage-based hosting revenue.

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4. Disposition of Businesses
Disposition of Our Medical Transcription and EHR Implementation Businesses
On November 17, 2020, we entered into a definitive agreement (the “Agreement”) to sell our medical transcription and EHR implementation businesses (the "Business") to Assured Healthcare Partners and Aeries Technology Group (together, the “Buyer”). Pursuant to the Agreement, we will sell and transfer, and the Buyer will purchase and acquire, (a) the shares of certain subsidiaries through which we operate a portion of the Business and (b) certain assets used in or related to the Business; and the Buyer will assume certain liabilities related to such assets or the Business, subject to certain exclusions and indemnities as set forth in the Agreement. We expect the sale to close during the second quarter of fiscal year 2021.
In December 2020, we determined that the sale of the Business had met the criteria to be recorded as held for sale. Accordingly, for all periods presented, the results of operations, balance sheets and cash flows of the Business have been included within discontinued operations.
Spin-off of Automotive
On October 1, 2019, we completed the spin-off of our Automotive business as an independent public company, Cerence, and a pro rata and tax-free distribution to our stockholders of all of the outstanding shares of Cerence owned by Nuance on October 1, 2019.
In connection with the spin-off, on September 30, 2019, we sold 1.8% of our equity interest in Cerence to a non-affiliated third party for a total cash consideration of $9.8 million. The difference between the consideration received and the carrying amount of the non-controlling interest was recognized in additional paid-in capital, which was subsequently derecognized as part of the spin-off transaction. For all periods presented, the results of operations, balance sheets and cash flows of our former Automotive business have been included within discontinued operations.
Sale of Imaging
On February 1, 2019, we completed the sale of our Imaging business and received approximately $404.0 million in cash, after estimated transaction expenses. As a result, we recorded a gain of approximately $102.4 million, which has been included within Net income from discontinued operations. For all periods presented, the results of operations, balance sheets and cash flows of our former Imaging business have been included within discontinued operations.
The following table summarizes the historical results of discontinued operations (dollars in thousands):

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	Year Ended September 30,
	2020	2019	2018
	(ASC 606)	(ASC 606)	(ASC 605)
Major line items constituting net income of discontinued operations:
Revenue	$195,107	$619,273	$829,561
Cost of revenue	117,935	266,932	358,229
Research and development	6,317	101,659	112,064
Sales and marketing	3,095	62,135	105,727
General and administrative	473	4,370	15,968
Amortization of intangible assets	13,233	33,962	43,702
Acquisition-related costs, net	(51)	1,999	10,691
Restructuring and other related charges	7,553	63,588	15,071
Other	—	(332)	98
Income from discontinued operations before income taxes	46,552	84,960	168,011
Provision (benefit) for income taxes	12,116	(68,084)	43,839
Gain on disposition	—	102,371	—
Net income from discontinued operations	$34,436	$255,415	$124,172

Supplemental information:
Depreciation	$7,234	$19,539	$19,850
Amortization	$13,466	$44,961	$61,436
Stock compensation	$3,676	$32,852	$29,752
Capital expenditures	$1,369	$7,509	$14,561
Payments for business and technology acquisitions, net of cash acquired	$—	$—	$79,802
The following table summarizes the assets and liabilities included within discontinued operations (dollars in thousands):

	September 30, 2020	September 30, 2019
	(ASC 606)	(ASC 606)
Major classes of assets of discontinued operations:
Accounts receivable, net	$24,993	$102,275
Prepaid expenses and other current assets	10,499	33,831
Land, building and equipment, net	6,129	30,706
Goodwill	13,217	1,128,757
Intangible assets, net	46,214	125,240
Right-of-use assets	5,437	—
Other assets	8,033	45,482
Total assets	$114,522	$1,466,291

Major classes of liabilities of discontinued operations:
Accounts payable	$3,289	$18,307
Accrued expenses and other current liabilities	14,010	42,288
Deferred revenue	17,452	376,591
Operating lease liabilities	3,625	—
Other liabilities	12,150	32,982
Total liabilities	$50,526	$470,168
Other Dispositions

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In connection with our comprehensive portfolio and business review efforts, we commenced a wind-down of our Devices and Mobile Operator Services businesses, which are part of our Other segment, during the fourth quarter of fiscal year 2018. In May 2019, we completed the sale of our Mobile Operator Services business in Brazil, and in July 2019, we completed the sale of our Mobile Operator Services business in India. The sale prices and any gain or loss were immaterial to our consolidated financial statements.
5. Business Acquisitions
As part of our business strategy, we have acquired, and may acquire in the future, certain businesses and technologies primarily to expand our products and service offerings.
Fiscal Year 2019
In fiscal year 2019, we completed one acquisition in our Healthcare segment for a total consideration of $19.7 million, including $17.8 million in cash, $1.5 million estimated fair value for future contingent payments, and $0.3 million related to the carrying value of existing warrants. As a result, we recognized goodwill of $8.8 million and other intangible assets of $10.5 million related to technology with a useful life of 5.0 years. The results of operations of the acquired entity has been included within our consolidated results of operations from the acquisition date. The acquisition was not material to our consolidated financial statements.
Fiscal Year 2018
In fiscal year 2018, we completed several acquisitions in our Healthcare segment for a total consideration of $28.5 million, including $26.5 million in cash, and $2.0 million estimated fair value for future contingent payments. As a result, we recognized goodwill of $15.7 million, including immaterial measurement-period adjustments through September 30, 2018 and other intangible assets of $11.2 million, with a weighted average life of 5.8 years. The results of operations of the acquired entities have been included within our consolidated results of operations from the acquisition dates. Such acquisitions were not material, individually or in the aggregate to our consolidated financial statements.
6. Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for our reportable segments for fiscal years 2020 and 2019 were as follows (dollars in thousands):

	Healthcare	Enterprise	Other	Total
Balance as of September 30, 2018	$1,417,181	$683,347	$13,487	$2,114,015
Acquisitions	8,704	—	—	8,704
Purchase accounting adjustments	112	—	—	112
Effect of foreign currency translation	(4,042)	(3,444)	(638)	(8,124)
Balance as of September 30, 2019	1,421,955	679,903	12,849	2,114,707
Purchase accounting adjustments	(31)	—	—	(31)
Effect of foreign currency translation	3,035	2,697	87	5,819
Balance as of September 30, 2020	$1,424,959	$682,600	$12,936	$2,120,495
Intangible assets consist of the following as of September 30, 2020 and 2019 (dollars in thousands):

	September 30, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Customer relationships	$386,112	$(269,901)	$116,211	4.3
Technology and patents	203,883	(153,358)	50,525	3.1
Trade names, trademarks, and other	5,107	(4,573)	534	0.9
Total	$595,102	$(427,832)	$167,270

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Customer relationships	$364,023	$(211,600)	$152,423	5.1
Technology and patents	145,826	(67,923)	77,903	3.8
Trade names, trademarks, and other	5,099	(3,733)	1,366	1.8
Total	$514,948	$(283,256)	$231,692
Amortization expense for acquired technology and patents is included in the cost of revenue in the accompanying statements of operations and was $27.6 million, $27.2 million and $39.1 million in fiscal years 2020, 2019 and 2018, respectively. Amortization expense for customer relationships, trade names, trademarks, and other, and non-competition agreements is included in operating expenses and was $37.7 million, $38.0 million and $47.4 million in fiscal years 2020, 2019 and 2018, respectively.
Estimated amortization expense for each of the five succeeding years as of September 30, 2020, is as follows (dollars in thousands):

Year Ending September 30,	Cost of Revenue	Other Operating Expenses	Total
2021	$16,994	$33,261	$50,255
2022	16,272	30,309	46,581
2023	12,323	24,646	36,969
2024	4,936	11,306	16,242
2025	—	10,007	10,007
Thereafter	—	7,216	7,216
Total	$50,525	$116,745	$167,270
Fiscal Year 2018 Goodwill and Intangible Assets Impairment
Effective the second quarter of fiscal year 2018, our Automotive business, which was previously included within our former Mobile segment, became a standalone operating segment. As a result of the reorganization, the former Mobile reporting unit was separated into three discrete lines of business comprised of Automotive, Dragon TV, and Devices. Dragon TV was merged within our Enterprise segment, and Devices was included within Other segment. We assigned $1,080.5 million, $12.0 million, and $36.0 million of goodwill to Automotive, Dragon TV and Devices, respectively, based on their relative fair values as of March 31, 2018, and assessed the assigned goodwill for impairment by comparing each component’s fair value to its carrying amount. As a result, we recorded a $35.1 million goodwill impairment for devices during the second quarter of fiscal year 2018.
Also, during the second quarter of fiscal year 2018, our Subscriber Revenue Services ("SRS") reporting unit, originally included within our Mobile operating segment, recorded significantly lower revenue and profitability due to recent market disruptions in certain markets that we serve. We concluded that these financial results coupled with the rapid market shifts being experienced in the industry were factors that represented impairment indicators, triggering a review of goodwill and indefinite-lived intangible assets for impairment during the second quarter of fiscal year 2018. As a result, we recorded a goodwill impairment charge of $102.8 million related to SRS for the second quarter of fiscal year 2018. The assessment did not result in any impairment charge of other intangible assets.
During the fourth quarter of fiscal year 2018, in connection with our strategic business review announced in our earnings release issued on May 9, 2018, we restructured our SRS business by separating the Voicemail-to-Text business, which continued to operate as part of the Other Segment, and commenced a wind-down of our SRS Mobile Operator Services in India and Brazil, and our Devices businesses. The wind-down decision resulted in significantly lower estimated future cash flows over a considerably shorter time horizon, which triggered a review of goodwill and long-lived asset groups for impairment.
As a result of the impairment review, we recorded an additional $15.0 million impairment charge for Devices for the fourth quarter of fiscal year 2018, including $7.6 million related to acquired trade names and customer relationships, $0.8 million related to acquired technology assets, $6.2 million related to fixed assets, and $0.4 million related to its remaining goodwill; we also recorded a $25.1 million impairment charge for our Mobile Operator Services business for the fourth quarter of fiscal year

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2018, including $12.9 million related to acquired trade names and customer relationships, $7.9 million related to acquired technology assets, $0.9 million related to fixed assets, and $3.4 million related to goodwill.
The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach, where the income approach is weighted 50% and the market approach 50%. Determining the fair value of a long-lived asset group or a reporting unit requires the use of significant estimates and assumptions, all of which we believe are reasonable but nevertheless inherently uncertain. These estimates and assumptions include revenue growth rates and operating margins used to estimate future cash flows, risk-adjusted discount rates, future economic and market conditions, and the use of market comparables. Also, if we experience lower-than-expected growth or fail to sustain our profitability due to changing market dynamics, competition or technological obsolescence, it could adversely impact the long-term assumptions used in our impairment analysis. Such changes in assumptions and estimates may result in additional impairment of our goodwill and/or other long-lived assets, which could materially impact our future results of operations and financial conditions. Additionally, as we continue our product portfolio review and implement organizational changes to better align with our long-term strategies, decisions from such efforts may trigger additional impairment reviews of goodwill and other long-lived assets, which may result in additional impairment charges in the future periods.
7. Accounts Receivable, Net
Accounts receivable, net consisted of the following (dollars in thousands):

	September 30, 2020	September 30, 2019
	(ASC 606)	(ASC 606)
Accounts receivable, gross	$187,162	$217,024
Less: allowance for doubtful accounts	(8,649)	(7,302)
Less: allowance for sales returns	(2,930)	(3,396)
Accounts receivable, net	$175,583	$206,326
8. Land, Buildings and Equipment, Net
Land, building and equipment, net consisted of the following (dollars in thousands):

	Useful Life (In Years)	September 30, 2020	September 30, 2019
Land	—	$2,400	$2,400
Building	30	6,741	6,696
Machinery and equipment	3-5	138,553	139,990
Computers, software and equipment	3-5	139,405	113,169
Leasehold improvements	2-15	31,088	23,660
Furniture and fixtures	5-7	11,021	14,194
Construction in progress	—	41,694	20,708
Subtotal		370,902	320,817
Less: accumulated depreciation		(233,603)	(210,207)
Land, building and equipment, net		$137,299	$110,610
Depreciation expense for fiscal years 2020, 2019 and 2018 was $30.5 million, $36.1 million and $42.5 million, respectively, which included amortization expense of $4.8 million, $2.7 million and $6.1 million, respectively, for internally developed software costs.
9. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (dollars in thousands):

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30, 2020	September 30, 2019
Compensation	$110,827	$109,802
Accrued interest payable	13,484	19,302
Cost of revenue related liabilities	25,434	53,548
Consulting and professional fees	10,589	20,201
Deferred rent liabilities	—	2,383
Sales and marketing incentives	2,021	2,692
Sales and other taxes payable	6,339	7,989
ASC 842 operating lease obligations	26,284	—
Other	4,276	18,794
Total	$199,254	$234,711
10. Debt
At September 30, 2020 and 2019, we had the following borrowing obligations (dollars in thousands):

	September 30, 2020	September 30, 2019
5.625% Senior Notes due 2026, net of deferred issuance costs of $3.9 million and $4.5 million, respectively. Effective interest rate 5.625%.	$496,148	$495,518
6.000% Senior Notes due 2024, net of deferred issuance costs of $1.5 million. Effective interest rate 6.000%.	—	298,529
1.00% Convertible Debentures due 2035, net of unamortized discount of $64.8 million and $91.6 million, respectively, and deferred issuance costs of $2.9 million and $4.3 million, respectively. Effective interest rate 5.622%.	608,767	580,639
2.75% Convertible Debentures due 2031. Effective interest rate 7.432%.	—	46,568
1.25% Convertible Debentures due 2025, net of unamortized discount of $45.2 million and $71.6 million, respectively, and deferred issuance costs of $1.9 million and $3.1 million, respectively. Effective interest rate 5.578%.	215,582	275,257
1.50% Convertible Debentures due 2035, net of unamortized discount of $10.4 million and $22.7 million, respectively, and deferred issuance costs of $0.3 million and $0.8 million, respectively. Effective interest rate 5.394%.	216,627	240,406
Deferred issuance costs related to our Revolving Credit Facility.	(451)	(511)
Total debt	1,536,673	1,936,406
Less: current portion(a)	(432,209)	(1,142,870)
Total long-term debt	$1,104,464	$793,536
(a) As of September 30, 2020, the holders had the right to convert all or any portion of the 1.25% 2025 Debentures and 1.5% 2035 Debentures between October 1, 2020 and December 31, 2020. As a result, the net carrying amounts of our convertible notes were included in current liabilities as of September 30, 2020.
    During fiscal year 2019, in connection with the spin-off of our Automotive business, we notified holders on September 5, 2019, that they had the right to convert all or any portion of their debentures until the close of business on October 1, 2019. As of September 30, 2019, the net carrying amounts of our convertible notes were included within the current portion of long-term debt. Upon the conclusion of the conversion period on October 1, 2019, none of the holders exercised their right to convert. As a result, the net carrying amounts of the convertible notes were reclassified back to long-term debt in the first quarter of fiscal year 2020.
The following table summarizes the maturities of our borrowing obligations as of September 30, 2020 (dollars in thousands):

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fiscal Year	Convertible Debentures (1)	Senior Notes	Total
2021	$490,051	$—	$490,051
2022	—	—	—
2023	676,488	—	676,488
2024	—	—	—
2025	—	—	—
Thereafter	—	500,000	500,000
Total before unamortized discount	1,166,539	500,000	1,666,539
Less: unamortized discount and issuance costs	(125,563)	(4,303)	(129,866)
Total debt	$1,040,976	$495,697	$1,536,673
(1)The repayment schedule above assumes that payment is due on the first contractual redemption date after September 30, 2020. As more fully described below, as of September 30, 2020, the holders had the right to convert all or any portion of the 1.25% 2025 Debentures and 1.5% 2035 Debentures between October 1, 2020 and December 31, 2020. As a result, the net carrying amounts of these two convertible notes were included in current liabilities as of September 30, 2020.
5.625% Senior Notes due 2026
In December 2016, we issued $500.0 million aggregate principal amount of 5.625% Senior Notes due on December 15, 2026 (the "2026 Senior Notes") in a private placement. The proceeds from the 2026 Senior Notes were approximately $495.0 million, net of issuance costs, and we used the proceeds to repurchase a portion of our then outstanding 5.375% Senior Notes due in 2020. The 2026 Senior Notes bear interest at 5.625% per year, payable in cash semi-annually in arrears.
The 2026 Senior Notes are unsecured senior obligations and are guaranteed on an unsecured senior basis by certain of our domestic subsidiaries ("Subsidiary Guarantors"). The 2026 Senior Notes and the guarantees rank equally in right of payment with all of our and the Subsidiary Guarantors’ existing and future unsecured senior debt and rank senior in right of payment to all of our and the Subsidiary Guarantors’ future unsecured subordinated debt. The 2026 Senior Notes and guarantees effectively rank junior to all our secured debt and that of the Subsidiary Guarantors to the extent of the value of the collateral securing such debt and to all liabilities, including trade payables, of our subsidiaries that have not guaranteed the 2026 Senior Notes.
At any time before December 15, 2021, we may redeem all or a portion of the 2026 Senior Notes at a redemption price equal to 100% of the aggregate principal amount of the 2026 Senior Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest to, but excluding, the redemption date. At any time on or after December 15, 2021, we may redeem all or a portion of the 2026 Senior Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. At any time and from time to time before December 15, 2021, we may redeem up to 35% of the aggregate outstanding principal amount of the 2026 Senior Notes with the net cash proceeds received by us from certain equity offerings at a price equal to 105.625% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, provided that the redemption occurs no later than 120 days after the closing of the related equity offering, and at least 50% of the original aggregate principal amount of the 2026 Senior Notes remains outstanding immediately thereafter.
Upon the occurrence of certain asset sales or a change in control, we must offer to repurchase the 2026 Senior Notes at a price equal to 100% in the case of an asset sale, or 101% in the case of a change of control, of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.
6.0% Senior Notes due 2024
In June 2016, we issued $300.0 million aggregate principal amount of 6.0% Senior Notes due on July 1, 2024 (the "2024 Senior Notes") in a private placement. The proceeds from the 2024 Senior Notes were approximately $297.5 million, net of issuance costs. The 2024 Senior Notes bear interest at 6.0% per year, payable in cash semi-annually in arrears.
On October 1, 2019, we redeemed all the $300.0 million outstanding principal amount of the 2024 Senior Notes for $313.5 million, plus accrued and unpaid interest of $4.5 million. As a result of the redemption, we recorded a $15.0 million loss on extinguishment of debt for the first quarter of fiscal year 2020, including a $13.5 million redemption premium and a $1.5 million write-off of unamortized debt issuance costs.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1.0% Convertible Debentures due 2035
In December 2015, we issued $676.5 million in aggregate principal amount of 1.0% Senior Convertible Debentures due in 2035 (the “1.0% 2035 Debentures”) in a private placement. Total proceeds were $663.8 million, net of issuance costs, and we used a portion to repurchase $38.3 million in aggregate principal on our 2.75% Senior Convertible Debentures due in 2031 (the "2.75% 2031 Debentures") and to repay the aggregate principal balance of $472.5 million on our term loan under the amended and restated credit agreement. The 1.0% 2035 Debentures bear interest at 1.0% per year, payable in cash semi-annually in arrears. In addition to ordinary interest and default additional interest, beginning with the semi-annual interest period commencing on December 15, 2022, contingent interest will accrue during any regular semi-annual interest period where the average trading price of our 1.0% 2035 Debentures for the ten trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,200 per $1,000 principal amount of our 1.0% 2035 Debentures, in which case, contingent interest will accrue at a rate of 0.50% per annum of such average trading price. The 1.0% 2035 Debentures mature on December 15, 2035, subject to the right of the holders to require us to redeem the 1.0% 2035 Debentures on December 15, 2022, 2027, or 2032. The 1.0% 2035 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 1.0% 2035 Debentures. The 1.0% 2035 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 1.0% 2035 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. The guidance requires the carrying amount of the liability component to be estimated by measuring the fair value of a similar liability that does not have an associated conversion feature and record the remainder in stockholders’ equity. At issuance, we allocated $495.4 million to long-term debt, and $181.1 million has been recorded as additional paid-in capital, which is being amortized to interest expense using the effective interest rate method through December 2022.
If converted, the principal amount of the 1.0% 2035 Debentures is payable in cash and any amounts payable in excess of the principal amount will (based on an initial conversion rate, which represents an initial conversion price of approximately $24.12 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election. Conversion is only allowed in the following circumstances and to the following extent: (i) prior to June 15, 2035, on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 1.0% 2035 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 1.0% 2035 Debentures; or (iv) at the option of the holder at any time on or after June 15, 2035. Additionally, we may redeem the 1.0% 2035 Debentures, in whole or in part, on or after December 20, 2022 for cash at a price equal to 100% of the principal amount of the 1.0% 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. Each holder shall have the right, at such holder’s option, to require us to repurchase all or any portion of the 1.0% 2035 Debentures held by such holder on December 15, 2022, December 15, 2027, or December 15, 2032 at par plus accrued and unpaid interest. If we undergo a fundamental change or non-stock change of control (as described in the indenture for the 1.0% 2035 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the 1.0% 2035 Debentures to be purchased plus any accrued and unpaid interest.
In accordance with the terms of the indentures governing the debentures and due to the completion of the spin-off of our Automotive business, the conversion ratio of the 1.0% 2035 Debentures has been adjusted from 36.7360 to 41.4576 shares per $1,000 principal amount.
As of September 30, 2020, none of the conversion criteria were met for the 1.0% 2035 Debentures. If the conversion criteria were met, we could be required to repay all or some of the aggregate principal amount in cash prior to the maturity date. As of September 30, 2020, the if-converted value of the 1.0% 2035 Debentures exceeded its principal amount by $254.3 million.
2.75% Convertible Debentures due 2031
On October 24, 2011, we sold $690.0 million of the 2.75% 2031 Debentures in a private placement. Total proceeds, net of issuance costs, were $676.1 million. The 2.75% 2031 Debentures bear interest at 2.75% per year, payable in cash semi-annually in arrears. The 2.75% 2031 Debentures mature on November 1, 2031, subject to the right of the holders to require us to redeem

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the 2.75% 2031 Debentures on November 1, 2021 and 2026. The 2.75% 2031 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 2.75% 2031 Debentures. The 2.75% 2031 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries. At issuance, we allocated $533.6 million to long-term debt, and $156.4 million has been recorded as additional paid-in capital, which was amortized to interest expense using the effective interest rate method through November 2017.
In June 2015, we entered into separate privately negotiated agreements with certain holders of our 2.75% 2031 Debentures to exchange, in a private placement, $256.2 million in aggregate principal amount of our 2031 Debentures for approximately $263.9 million in aggregate principal amount of our 1.5% Senior Convertible Debentures due in 2035 (the "1.5% 2035 Debenture"). In December 2015, we entered into separate privately negotiated agreements with certain holders of our 2.75% 2031 Debentures to repurchase $38.3 million in aggregate principal with proceeds received from the issuance of our 1.0% 2035 Debentures. Following this activity, $395.5 million in aggregate principal amount of our 2.75% 2031 Debentures remain outstanding. The aggregate debt discount was amortized to interest expense using the effective interest rate method through November 2017.
In November 2017, holders of approximately $331.2 million in aggregate principal amount of the outstanding 2.75% 2031 Debentures exercised their right to require us to repurchase such debentures. Following the repurchase, $46.6 million in aggregate principal amount of the 2.75% 2031 Debentures remains outstanding. We have the right to call for redemption of some or all of the remaining outstanding 2.75% 2031 Debentures.
In March 2020, we redeemed the remaining $46.6 million outstanding amount of the 2.75% Convertible Debentures at par. The issuance costs and discount had been fully amortized. No gain or loss was recognized for the redemption.
1.25% Convertible Debentures due 2025
In March 2017, we issued $350.0 million in aggregate principal amount of 1.25% Senior Convertible Debentures due in 2025 (the “1.25% 2025 Debentures”) in a private placement. The proceeds were approximately $343.6 million, net of issuance costs. We used a portion of the proceeds to repurchase 5.8 million shares of our common stock for $99.1 million and $17.8 million in aggregate principal on our 2.75% 2031 Debentures. The 1.25% 2025 Debentures bear interest at 1.25% per year, payable in cash semi-annually in arrears, beginning on October 1, 2017. The 1.25% 2025 Debentures mature on April 1, 2025. The 1.25% 2025 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 1.25% 2025 Debentures. The 1.25% 2025 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 1.25% 2025 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. The guidance requires the carrying amount of the liability component to be estimated by measuring the fair value of a similar liability that does not have an associated conversion feature and record the remainder in stockholders’ equity. At issuance, we allocated $252.1 million to long-term debt, and $97.9 million has been recorded as additional paid-in capital, which is being amortized to interest expense using the effective interest rate method through April 1, 2025.
If converted, the principal amount of the 1.25% 2025 Debentures is payable in cash and any amounts payable in excess of the principal amount will (based on an initial conversion rate, which represents a conversion price of approximately $19.69 per share, subject to adjustment under certain circumstances) be paid in cash or shares of our common stock, at our election. Conversion is only allowed in the following circumstances and to the following extent: (i) prior to October 1, 2024, on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) at any time on or after October 1, 2024, (iii) during the five consecutive business-day period immediately following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 1.25% 2025 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; or (iv) upon the occurrence of specified corporate transactions, as described in the indenture for the 1.25% 2025 Debentures. We may not redeem the 1.25% 2025 Debentures prior to the maturity date. If we undergo a fundamental change or non-stock change of control (as described in the indenture for the 1.25% 2025 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the 1.25% 2025 Debentures to be purchased plus any accrued and unpaid interest.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In accordance with the terms of the indentures governing the debentures and due to the completion of the spin-off of our Automotive business, the conversion ratio of the 1.25% 2025 Debentures has been adjusted to from 45.0106 to 50.7957 shares per $1,000 principal amount.
During the second quarter of fiscal year 2020, we repurchased $87.3 million notional amount of our 1.25% 2025 Debentures for $112.3 million, of which we allocated $72.8 million to debt and $39.5 million to equity based upon ASC 470-20. Also, in connection with the repurchases, we wrote off $16.7 million unamortized discount and $0.7 million unamortized costs. As a result, we recorded a $2.8 million loss associated with the repurchases. Following the repurchases, $262.7 million in aggregate principal amount of the 1.25% 2025 Debentures remain outstanding.
On September 30, 2020, we notified the debt trustee that the holders had the right to convert all or any portion of their debentures at the aforementioned conversion ratio beginning October 1, 2020 through December 31, 2020. The 1.25% 2025 Debentures became convertible because Nuance’s common stock price exceeded the conversion threshold price (130% of the applicable conversion price per share) for at least 20 trading days during the 30 consecutive trading days ending September 30, 2020. As of September 30, 2020, the net carrying amount of the 1.25% 2025 Debentures was included within the current portion of long-term debt. As of September 30, 2020, the if-converted value of the 1.25% 2025 Debentures exceeded its principal amount by $180.2 million.
1.50% Convertible Debentures due 2035
In June 2015, we issued $263.9 million in aggregate principal amount of 1.5% Senior Convertible Debentures due in 2035 in exchange for $256.2 million in aggregate principal amount of our 2.75% 2031 Debentures. Total proceeds, net of issuance costs, were $253.2 million. The 1.5% 2035 Debentures were issued at 97.09% of the principal amount, which resulted in a discount of $7.7 million. The 1.5% 2035 Debentures bear interest at 1.5% per year, payable in cash semi-annually in arrears. In addition to ordinary interest and default additional interest, beginning with the semi-annual interest period commencing on November 1, 2021, contingent interest will accrue during any regular semi-annual interest period where the average trading price of our 1.5% 2035 Debentures for the ten trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,200 per $1,000 principal amount of our 1.5% 2035 Debentures, in which case, contingent interest will accrue at a rate of 0.50% per annum of such average trading price. The 1.5% 2035 Debentures mature on November 1, 2035, subject to the right of the holders to require us to redeem the 1.5% 2035 Debentures on November 1, 2021, 2026, or 2031. The 1.5% 2035 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 1.5% 2035 Debentures. The 1.5% 2035 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 1.5% 2035 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. At issuance, we allocated $208.6 million to long-term debt, and $55.3 million has been recorded as additional paid-in capital, which is being amortized to interest expense using the effective interest rate method through November 2021.
If converted, the principal amount of the 1.5% 2035 Debentures is payable in cash and any amounts payable in excess of the principal amount, will (based on an initial conversion rate, which represents an initial conversion price of approximately $20.61 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election. Conversion is only allowed in the following circumstances and to the following extent: (i) prior to May 1, 2035, on any date during any fiscal quarter beginning after September 30, 2015 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 1.5% 2035 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 1.5% 2035 Debentures; or (iv) at the option of the holder at any time on or after May 1, 2035. Additionally, we may redeem the 1.5% 2035 Debentures, in whole or in part, on or after November 5, 2021 for cash at a price equal to 100% of the principal amount of the 1.5% 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. Each holder shall have the right, at such holder’s option, to require us to repurchase all or any portion of the 1.5% 2035 Debentures held by such holder on November 1, 2021, November 1, 2026, or November 1, 2031 at par plus accrued and unpaid interest. If we undergo a fundamental change (as described in the indenture for the 1.5% 2035 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
cash at a price equal to 100% of the principal amount of the 1.5% 2035 Debentures to be purchased plus any accrued and unpaid interest.
In accordance with the terms of the indentures governing the debentures and due to the completion of the spin-off of our Automotive business, the conversion ratio of the 1.5% 2035 Debentures has been adjusted from 42.9978 to 48.5216 shares per $1,000 principal amount.
During the second quarter of fiscal year 2020, we repurchased $36.5 million notional amount of 1.5% 2035 Debentures for $41.3 million, of which we allocated $34.7 million to debt and $6.6 million to equity based upon ASC 470-20. Also, in connection with the repurchases, we wrote off $2.5 million unamortized discount and $0.1 million unamortized costs. As a result, we recorded a $0.8 million loss associated with the repurchases. Following the repurchases, $227.4 million in aggregate principal amount of the 1.5% 2035 Debentures remain outstanding.
On September 30, 2020, we notified the debt trustee that the holders had the right to convert all or any portion of their debentures at the aforementioned conversion ratio beginning October 1, 2020 through December 31, 2020. The 1.5% 2035 Debentures became convertible because Nuance’s common stock price exceeded the conversion threshold price (130% of the applicable conversion price per share) for at least 20 trading days during the 30 consecutive trading days ending September 30, 2020. As of September 30, 2020, the net carrying amount of the 1.5% 2035 Debentures was included within the current portion of long-term debt. As of September 30, 2020, the if-converted value of the 1.5% 2035 Debentures exceeded its principal amount by $138.8 million.
Revolving Credit Facility
Our revolving credit agreement (the “Revolving Credit Agreement”) expires on April 15, 2022. On July 31, 2020, we amended the Revolving Credit Agreement to, among other things, extend the expiration from April 15, 2021 to April 15, 2022, and allow the administration agent and Nuance to agree on a new benchmark rate in lieu of LIBOR. The Revolving Credit Agreement provides for aggregate borrowing commitments of $242.5 million (the "Revolving Credit Facility"), including the revolving facility loans, the swingline loans and issuance of letters of credit. The borrowing outstanding under the Revolving Credit Facility bears interest at either (i) LIBOR plus an applicable margin of 1.50% or 1.75%, or (ii) the alternative base rate plus an applicable margin of 0.50% or 0.75%. The Revolving Credit Facility is secured by substantially all our assets. The Revolving Credit Agreement contains customary affirmative and negative covenants and conditions to borrowing, as well as customary events of default. At any time that there are any outstanding borrowings (excluding up to $25,000,000 of issued and undrawn Letters of Credit) under the Revolving Credit Facility, we are required to maintain a Consolidated Senior Secured Leverage Ratio (as defined in the Revolving Credit Agreement) not exceeding 4.00 to 1.00. We were in compliance with all the debt covenants as of September 30, 2020.
On March 24, 2020, we borrowed $230.0 million under our revolving credit facility at an effective interest rate of 2.68% per annum, which was fully repaid on June 26, 2020. As of September 30, 2020, after taking into account the outstanding letters of credit of $2.4 million, we had $240.1 million available for borrowing under the Revolving Credit Facility.
11. Financial Instruments and Hedging Activities
Derivatives not Designated as Hedges
Forward Currency Contracts
We have operations in a number of international locations, including certain developing markets where currency exchange rates can be volatile. We utilize foreign currency forward contracts to mitigate the risks associated with changes in foreign currency exchange rates so that our exposure to foreign currencies will be mitigated or offset by the gains or losses on the foreign currency forward contracts. Generally, we enter into such contracts for less than 90 days and have no cash requirements until maturity. As of September 30, 2020 and 2019, we had outstanding contracts with a total notional value of $40.7 million and $189.6 million, respectively.
We did not designate any forward contracts as hedging instruments for fiscal years 2020, 2019 and 2018. Therefore, changes in fair value of foreign currency forward contracts were recognized within other expense, net in our consolidated statements of operations. The cash flows related to the settlement of forward contracts not designated as hedging instruments are included in cash flows from investing activities within our consolidated statement of cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
A summary of our derivative instruments is as follows (dollars in thousands):

		Fair Value
Derivatives Not Designated as Hedges:	Balance Sheet Classification	September 30, 2020	September 30, 2019
Foreign currency forward contracts	Prepaid expenses and other current assets	$109	$597
Foreign currency forward contracts	Accrued expenses and other current liabilities	$(92)	$(327)
A summary of income (loss) related to foreign currency forward contracts for the year ended September 30, 2020 is as follows (dollars in thousands):

	Income Statement Classification Income (loss) recognized	Year Ended September 30,
Derivatives Not Designated as Hedges:		2020	2019	2018
Foreign currency forward contracts	Other income (expense), net	$379	$1,816	$(3,616)
12. Fair Value Measures
Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques must maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and consider assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.
The determination of the applicable level within the hierarchy of a particular financial asset or liability depends on the lowest level of inputs that are significant to the fair value measurement as of the measurement date as follows:
•Level 1: Quoted prices for identical assets or liabilities in active markets.
•Level 2: Observable inputs other than those described as Level 1.
•Level 3: Unobservable inputs that are supportable by little or no market activities and are based on significant assumptions and estimates.
Assets and liabilities measured at fair value on a recurring basis at September 30, 2020 and 2019 consisted of (dollars in thousands):

	September 30, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds (a)	$182,645	$—	$—	$182,645
Time deposits(b)	—	95,180	—	95,180
Commercial paper, $33,265 at cost(b)	—	33,290	—	33,290
Corporate notes and bonds, $15,460 at cost(b)	—	15,480	—	15,480
Foreign currency exchange contracts(b)	—	109	—	109
Total assets at fair value	$182,645	$144,059	$—	$326,704
Liabilities:
Foreign currency exchange contracts(b)	$—	$(92)	$—	$(92)
Contingent acquisition payments(c)	—	—	(1,796)	(1,796)
Total liabilities at fair value	$—	$(92)	$(1,796)	$(1,888)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds(a)	$217,861	$—	$—	$217,861
Time deposits(b)	—	115,913	—	115,913
Commercial paper, $77,089 at cost(b)	—	77,494	—	77,494
Corporate notes and bonds, $37,504 at cost(b)	—	37,566	—	37,566
Foreign currency exchange contracts(b)	—	597	—	597
Total assets at fair value	$217,861	$231,570	$—	$449,431
Liabilities:
Foreign currency exchange contracts(b)	$—	$(327)	$—	$(327)
Contingent acquisition payments(c)	—	—	(2,550)	(2,550)
Total liabilities at fair value	$—	$(327)	$(2,550)	$(2,877)
(a)Money market funds and time deposits with original maturity of 90 days or less are included within cash and cash equivalents in the consolidated balance sheets and are valued at quoted market prices in active markets.
(b) Time deposits, commercial paper, corporate notes and bonds, and foreign currency exchange contracts are recorded at fair market values, which are determined based on the most recent observable inputs for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable. Time deposits are generally for terms of one year or less. Commercial paper and corporate notes and bonds generally mature within three years and had a weighted average maturity of 0.31 years as of September 30, 2020 and 0.53 years as of September 30, 2019.
(c) The fair values of our contingent consideration arrangements were determined using either the option pricing model with Monte Carlo simulation or the probability-weighted discounted cash flow method.
The estimated fair value of our long-term debt approximated $2,355.5 million (face value $1,666.5 million) as of September 30, 2020 and $2,143.4 million (face value $2,137.0 million) as of September 30, 2019, based on Level 2 measurements. The fair value of each borrowing was estimated using the average of the bid and ask trading quotes at the end of the reporting periods. There was no balance outstanding under our revolving credit agreement as of September 30, 2019 and 2020.
Additionally, contingent acquisition payments are recorded at fair values upon the acquisition and are remeasured in subsequent reporting periods with the changes in fair values recorded within acquisition-related costs, net. Such payments are contingent upon the achievement of specified performance targets and are valued using the option pricing model with Monte Carlo simulation or the probability-weighted discounted cash flow model (Level 3 measurement).
The following table provides a summary of changes in fair value of our Level 3 financial instruments for the years ended September 30, 2020 and 2019 (dollars in thousands):

Amount
Balance as of September 30, 2018	$4,000
Earn-out liability established at time of acquisition	1,500
Payments and foreign currency translation	(2,550)
Adjustments to fair value included in acquisition-related costs, net	(400)
Balance as of September 30, 2019	2,550
Payments and foreign currency translation	(4)
Adjustments to fair value included in acquisition-related costs, net	(750)
Balance as of September 30, 2020	$1,796
Contingent acquisition payment liabilities are scheduled to be paid in periods through fiscal year 2021. As of September 30, 2020, we could be required to pay up to $3.0 million if the specified performance targets are achieved.
13. Restructuring and Other Charges, Net
Restructuring and other charges, net include restructuring expenses as well as other charges that are unusual in nature, are the result of unplanned events, and arise outside the ordinary course of our business. Restructuring expenses consist of employee severance costs, charges for the closure of idle facilities and other contract termination costs. Other charges include litigation

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
contingency reserves, costs related to the transition agreement of our former CEO, asset impairment charges, expenses associated with the 2017 Malware Incident and gains or losses on the sale or disposition of certain non-strategic assets or product lines.
The components of restructuring and other charges, net are as follows (dollars in thousands):

	Year Ended September 30,
	2020	2019	2018
Personnel	$5,138	$15,193	$22,941
Facilities	5,531	2,225	3,868
Total restructuring charges	10,669	17,418	26,809
Other charges	6,844	12,710	21,618
Total restructuring and other charges, net	$17,513	$30,128	$48,427
The following table represents the roll forward of restructuring liabilities for fiscal years 2020, 2019 and 2018 (dollars in thousands):

	Personnel	Facilities	Total
Balance at September 30, 2017	$1,265	$7,886	$9,151
Restructuring charges, net	22,941	3,868	26,809
Non-cash adjustment	—	(998)	(998)
Cash payments	(17,087)	(4,293)	(21,380)
Balance at September 30, 2018	7,119	6,463	13,582
Restructuring charges, net	15,193	2,225	17,418
Non-cash adjustment	—	(102)	(102)
Cash payments	(18,725)	(4,963)	(23,688)
Balance at September 30, 2019	3,587	3,623	7,210
ASC 842 implementation (a)	—	11,674	11,674
Restructuring charges, net	5,138	5,531	10,669
Non-cash adjustment	—	1,052	1,052
Cash payments	(7,482)	(6,364)	(13,846)
Balance at September 30, 2020	$1,243	$15,516	$16,759
(a) The amount represents a reclassification of estimated sublease income from restructuring accrual to reduce the costs of right-of-use assets upon the adoption of ASC 842 on October 1, 2019.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The table below presents the Restructuring and other charges, net associated with each segment, but excluded from calculation of each segment's profit (dollars in thousands):

	Personnel	Facilities	Total Restructuring	Other Charges	Total
Fiscal Year 2020
Healthcare	$1,786	$2,819	$4,605	$—	$4,605
Enterprise	1,417	1,998	3,415	—	3,415
Other	—	(63)	(63)	—	(63)
Corporate	1,935	777	2,712	6,844	9,556
Total fiscal year 2020	$5,138	$5,531	$10,669	$6,844	$17,513

Fiscal Year 2019
Healthcare	$5,660	$191	$5,851	$—	$5,851
Enterprise	5,037	933	5,970	—	5,970
Other	1,457	337	1,794	3,306	5,100
Corporate	3,039	764	3,803	9,404	13,207
Total fiscal year 2019	$15,193	$2,225	$17,418	$12,710	$30,128

Fiscal Year 2018
Healthcare	$7,144	$25	$7,169	$—	$7,169
Enterprise	4,217	2,243	6,460	—	6,460
Other	1,473	647	2,120	7,103	9,223
Corporate	10,107	953	11,060	14,515	25,575
Total fiscal year 2018	$22,941	$3,868	$26,809	$21,618	$48,427
Fiscal Year 2020
For fiscal year 2020, we recorded restructuring charges of $10.7 million, which included $5.1 million related to the termination of approximately 191 employees and $5.5 million charge related to closing certain idle facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction as we continue to evaluate the footprint of our offices and facilities. We expect the remaining outstanding severance of $1.2 million to be substantially paid during fiscal year 2021, and the remaining $15.5 million lease payments to be made through fiscal year 2027, in accordance with the terms of the applicable leases.
Additionally, during fiscal year 2020, we recorded $5.1 million expenses related to the separation of our Automotive business, and a $2.0 million impairment charge related to a right-of-use asset due to the COVID-19 pandemic, offset in part by a $0.3 million insurance reimbursement related to the 2017 Malware Incident.
Fiscal Year 2019
For fiscal year 2019, we recorded restructuring charges of $17.4 million, which included $15.2 million related to the termination of approximately 305 employees and $2.2 million in charges related to the closing of certain idle facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction.
Additionally, during fiscal year 2019, we recorded $9.9 million of professional services fees related to our corporate transformational efforts and $3.3 million accelerated depreciation related to our Mobile Operator Services, offset in part by a $0.5 million insurance reimbursement related to the 2017 Malware Incident.
Fiscal Year 2018
For fiscal year 2018, we recorded restructuring charges of $26.8 million, which included $22.9 million related to the termination of approximately 1,250 terminated employees and $3.9 million in charges related to the closing of certain idle facilities, including adjustment to sublease assumptions associated with these facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Additionally, during fiscal year 2018, we recorded $5.7 million for costs related to the transition agreement of our former CEO, $4.8 million of professional services fees related to assessment and establishment of our corporate transformational efforts, $4.0 million related to our remediation and restoration effort after the 2017 Malware Incident, and fixed asset impairment charges of $7.1 million for SRS and Devices, as more fully described in Note 6.
14. Supplemental Cash Flow Information
Cash paid for Interest and Income Taxes

	Year Ended September 30,
	2020	2019	2018
	(Dollars in thousands)
Interest paid	$50,346	$72,630	$93,121
Income taxes paid	$31,732	$17,474	$10,600
15. Stockholders' Equity
Share Repurchases
On April 29, 2013, our Board of Directors approved a share repurchase program for up to $500.0 million, which was increased by $500.0 million on April 29, 2015. On August 1, 2018, our Board of Directors approved an additional $500.0 million under our share repurchase program. Under the terms of the share repurchase program, we have the ability to repurchase shares from time to time through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, or any combination of such methods. The share repurchase program does not require us to acquire any specific number of shares and may be modified, suspended, extended or terminated by us at any time without prior notice. The timing and the amount of any purchases are subject to our assessment of the prevailing market conditions, general economic conditions, capital allocation alternatives, and other factors.
We repurchased 9.5 million shares, 8.2 million shares and 9.7 million shares for $169.2 million, $126.9 million and $136.1 million during the fiscal years ended September 30, 2020, 2019 and 2018, respectively, under the program. The amount paid in excess of par value is recognized in additional paid in capital and these shares were retired upon repurchase. Since the commencement of the program, we have repurchased 73.8 million shares for $1,238.8 million. The amount paid in excess of par value is recognized in additional paid in capital. Shares were retired upon repurchase. As of September 30, 2020, approximately $261.2 million remained available for future repurchases under the program.
Preferred Stock
We are authorized to issue up to 40,000,000 shares of preferred stock, par value $0.001 per share. The undesignated shares of preferred stock will have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors upon issuance of the preferred stock. There were no outstanding shares of preferred stock as of September 30, 2020 or September 30, 2019.
Series A Preferred Stock
We have designated 1,000,000 shares as Series A Preferred Stock, par value $0.001 per share. The Series A Preferred Stock is entitled to receive dividends equal to the greater of $1.00 and 1,000 times the aggregate per share amount of all dividends declared on our Common Stock. Holders of each share of the Series A Preferred Stock are entitled to 1,000 votes on all matters submitted to a vote of the stockholders of the Company and shall vote as one class. The Series A Preferred Stock is not redeemable and has the right to certain liquidation preferences over our Common Stock. The Series A Preferred Stock ranks junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets. There were no outstanding shares of preferred stock as of September 30, 2020 or September 30, 2019.
Series B Preferred Stock
We have designated 15,000,000 shares as Series B Preferred Stock, par value $0.001 per share. The Series B Preferred Stock is convertible into shares of common stock on a one-for-one basis and has a liquidation preference of $1.30 per share plus all declared but unpaid dividends. The holders of Series B Preferred Stock are entitled to non-cumulative dividends at the rate of $0.05 per annum per share, payable when, and if, declared by the Board of Directors. To date, no dividends have been declared

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
by the Board of Directors. Holders of Series B Preferred Stock have no voting rights, except those rights provided under Delaware law. There were no outstanding shares of preferred stock as of September 30, 2020 or September 30, 2019.
16. Net Income (Loss) Per Share
The following table sets forth the computation for basic and diluted net income (loss) per share (in thousands, except per share amounts):

	Year Ended September 30,
	2020	2019	2018
	(ASC 606)	(ASC 606)	(ASC 605)
Numerator:
Net loss from continuing operations	$(13,040)	$(41,605)	$(284,100)
Net income from discontinued operations	34,436	255,415	124,172
Net income (loss)	$21,396	$213,810	$(159,928)

Denominator:
Weighted average common shares outstanding — Basic	282,644	286,347	291,318
Weighted average common shares outstanding — Diluted	282,644	286,347	291,318

Net income (loss) per common share - basic:
Continuing operations	$(0.05)	$(0.15)	$(0.98)
Discontinued operations	0.13	0.90	0.43
Total net income (loss) per basic common share	$0.08	$0.75	$(0.55)

Net income (loss) per common share - diluted:
Continuing operations	$(0.05)	$(0.15)	$(0.98)
Discontinued operations	0.13	0.90	0.43
Total net income (loss) per diluted common share	$0.08	$0.75	$(0.55)

Anti-dilutive equity instruments excluded from the calculation	453	1,047	528
Contingently issuable awards excluded from the calculation (a)	9	1,786	4,434

(a) Certain performance-based awards were excluded from the determination of dilutive net income (loss) per share as the conditions were not met at the end of the reporting period.
17. Stock-Based Compensation
On January 22, 2020, our stockholders adopted our 2020 Stock Plan (the "2020 Stock Plan"). The 2020 Stock Plan (i) grants the Company's compensation committee the discretionary authority over the plan; (ii) makes employees, directors, consultants, and advisors of the Company and its subsidiaries eligible to receive awards; (iii) sets the number of shares of common stock that may be issued in satisfaction of awards to be 9,000,000 shares, plus the number of shares available for issuance under the amended and restated 2000 Stock Plan (the "Amended and Restated 2000 Stock Plan"); and (iv) identifies the annual limits on shares granted to each individual and the types of awards permissible.
As of September 30, 2020, we had 12.8 million shares available for future grants under the 2020 Stock Plan. We recognize stock-based compensation expenses over the requisite service periods. Our share-based awards are classified within equity upon issuance.
The amounts included in the consolidated statements of operations related to stock-based compensation are as follows (dollars in thousands):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended September 30,
	2020	2019	2018
Cost of professional services and hosting	$22,687	$24,021	$24,827
Cost of product and licensing	509	855	814
Cost of maintenance and support	1,657	1,314	3,322
Research and development	33,877	21,365	25,203
Sales and marketing	31,842	30,371	33,131
General and administrative	39,046	37,537	33,736
Total	$129,618	$115,463	$121,033
Modifications of Equity Awards
In connection with the spin-off of our Automotive business (the "Distribution") on October 1, 2019, under the provisions of our Amended and Restated 2000 Stock Plan and our Amended and Restated Directors Stock Plan, we adjusted our then outstanding equity awards in accordance with the terms of the Employee Matters Agreement that Nuance entered into in connection with the Distribution. Effective upon the Distribution, Nuance stock options, Nuance restricted stock units ("RSUs"), and Nuance performance-based restricted stock units ("PSUs") held by employees and other service providers continuing with Nuance following the Distribution, were adjusted based on a conversion ratio of 1.16667 to 1, as outlined in the Employee Matters Agreement. Effective upon the Distribution, RSUs held by employees continuing with Cerence following the Distribution that were scheduled to vest on or before November 30, 2019 vested in full as of immediately prior to the Distribution, PSUs held by such employees that were eligible to vest based on Nuance's relative total shareholder return ("TSR") as of November 6, 2019 were cancelled in exchange for a cash payment based on the portion of the PSUs that were then earned, and all other RSUs and PSUs held by such employees were forfeited for no consideration upon their termination of employment with Nuance. As of the Distribution (or an applicable employee's later transfer date), all employees continuing with Cerence following the Distribution ceased to be eligible to participate in Nuance's Employee Stock Purchase Plan ("ESPP"). As of September 30, 2020, the employees participating in our ESPP were all Nuance employees. There were no changes to the plan terms of any of the foregoing plans except as described above. The incremental expense as a result of these modification was immaterial to the condensed consolidated financial statements.
Stock Options
We have share-based award plans under which employees, officers and directors may be granted stock options to purchase our common stock, generally at the fair market value of the grant date. Our plans do not allow for options to be granted at below fair market value, nor can they be re-priced at any time. Options granted under our plans generally become exercisable over a period of two to four years and have a maximum term of ten years. We have also assumed options and option plans in connection with certain of our acquisitions. These stock options are governed by the plans and agreements that they were originally issued under but are now exercisable for shares of our common stock.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The table below summarizes activities related to stock options for the years ended September 30, 2020, 2019 and 2018:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(a)
Outstanding at September 30, 2017	23,807	$15.39
Exercised	(2,963)	$2.61
Expired	(1,700)	$15.99
Outstanding at September 30, 2018	19,144	$17.31
Exercised	(3,314)	$7.22
Expired	(4,528)	$17.89
Outstanding at September 30, 2019	11,302	$20.04
Exercised	(3,830)	$17.18
Equitable Adjustment - Cerence Spin-off (b)	1,883
Outstanding at September 30, 2020	9,355	$17.18	1.6 years	$0.1	million
Exercisable at September 30, 2020	9,355	$17.18	1.6 years	$0.1	million
Exercisable at September 30, 2019	11,302
Exercisable at September 30, 2018	19,144
(a)The aggregate intrinsic value represents any excess of the closing price of our common stock as of September 30, 2020 ($33.19) over the exercise price of the underlying options.
(b)Effective with the Distribution on October 1, 2019, outstanding equity awards were equitably adjusted by a conversion ratio of 1.16667 per one Nuance share then held.
The aggregate intrinsic values of stock options exercised during the fiscal year ended September 30, 2020, 2019, and 2018 were de minimis.
Restricted Stock Units and Performance Stock Units
We are authorized to issue equity incentive awards in the form of RSUs and PSUs. Unvested awards may not be sold, transferred or assigned. Both RSUs and PSUs are service-based awards and generally vested over a three-year period. The fair value of the RSUs is measured based upon the market price of the underlying common stock as of the grant date. PSUs are aligned to specified performance targets, such as total shareholder return relative to our peers, or specified performance metrics. PSUs generally cliff vest at the end of a three-year period, which is contingent upon the achievement of such performance targets as well as the employee's continued employment. The fair value of PSUs aligned to the returns of our common stock, or TSRs, is determined using a Monte Carlo simulation model. The fair value of PSUs aligned to specified performance metrics is determined based upon our best estimate of the probability of achieving these goals. The fair value of an award at the grant date is amortized to expense over the requisite service period using the straight-line method, net of an assumed forfeiture rate assumption. In the event that the employees’ employment with us terminates, or in the case of awards with only performance goals, if those goals are not met, any unvested shares are forfeited and reverted to us.
In order to satisfy our employees’ withholding tax liability as a result of the vesting of RSU and PSUs, we have historically repurchased shares upon the employees’ vesting. We repurchased 2.9 million shares for $56.5 million in fiscal year 2020, 2.6 million shares for $42.6 million in fiscal year 2019, and 3.3 million shares for $52.3 million in fiscal year 2018.
RSUs and PSUs are not included in issued and outstanding common stock until the shares are vested and released. The table below summarizes activity relating to Restricted Units:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Number of Shares Underlying Performance Stock Units	Number of Shares Underlying Restricted Stock Units Awards
Outstanding at September 30, 2017	5,043,931	6,477,164
Granted	2,175,537	8,876,712
Earned/released	(2,092,862)	(7,156,468)
Forfeited	(2,087,038)	(1,325,321)
Outstanding at September 30, 2018	3,039,568	6,872,087
Granted	1,342,836	9,500,077
Earned/released	(1,405,485)	(6,383,908)
Modification(a)	(296,759)	296,759
Forfeited	(688,835)	(1,286,071)
Outstanding at September 30, 2019	1,991,325	8,998,944
Granted	1,067,900	6,401,949
Earned/released	(303,198)	(8,106,783)
Forfeited	(438,981)	(1,452,467)
Equitable Adjustment - Cerence Spin-off (b)	303,074	1,316,006
Outstanding at September 30, 2020	2,620,120	7,157,649
Weighted average remaining recognition period of outstanding Restricted Units	1.4 years	1.7 years
Unrecognized stock-based compensation expense of outstanding Restricted Units	$19.1 million	$79.7 million
Aggregate intrinsic value of outstanding Restricted Units(C)	$87.0 million	$237.6 million
(a) 296,759 shares of performance-based awards were modified to time-based awards with only service conditions in December 2018.
(b) Effective with the Distribution on October 1, 2019, outstanding equity awards were equitably adjusted by a conversion ratio of 1.16667 per one Nuance share then held.
(c) The aggregate intrinsic value represents any excess of the closing price of our common stock as of September 30, 2020 ($33.19) over the exercise price of the underlying restricted units.
A summary of the weighted-average grant-date fair value of RSUs and PSUs granted, and the aggregate intrinsic value of Restricted Units vested for each fiscal year is as follows:

	Year ended September 30,
	2020	2019	2018
Weighted-average grant-date fair value per share	$19.51	$16.52	$15.47
Total intrinsic value of shares vested (in millions)	$164.1	$125.2	$146.5
PSUs outstanding as of September 30, 2020 and issued in fiscal year 2019 include performance goals based on total shareholder return relative to our peers during the performance period. The awards actually earned will be up to two hundred percent of the targeted number of the PSUs. Compensation expense is recorded ratably over the performance period of the award based on the estimated grant date fair value estimated at the grant date using a Monte Carlo simulation model, which included the following assumptions:

	Year ended September 30,
	2020	2019
Dividend yield	0.0%	0.0%
Expected volatility	27.73% - 28.24%	27.32% - 30.85%
Risk-free interest rate	1.40% - 1.62%	2.23% - 3.02%
Expected term (in years)	2.72 - 3	1 - 3
1995 Employee Stock Purchase Plan
The ESPP, as amended and restated on January 27, 2015, authorizes the issuance of a maximum of 20,000,000 shares of common stock in semi-annual offerings to employees at a price equal to the lower of 85% of the closing price on the applicable

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offering commencement date or 85% of the closing price on the applicable offering termination date. Stock-based compensation expense for the employee stock purchase plan is recognized for the fair value benefit accorded to participating employees. At September 30, 2020, we have reserved 3.6 million shares for future issuance. A summary of the weighted-average grant-date fair value, shares issued, and total stock-based compensation expense recognized related to the ESPP are as follows:

	Year ended September 30,
	2020	2019	2018
Weighted-average grant-date fair value per share	$6.90	$3.76	$4.00
Total shares issued (in millions)	1.0	1.2	1.3
Total stock-based compensation expense (in millions)	$4.2	$4.5	$5.2
The fair value of the purchase rights granted under the ESPP was estimated on the date of grant using the Black-Scholes option-pricing model that uses the following weighted-average assumptions, which were derived in a manner similar to those discussed above relative to stock options:

	Year ended September 30,
	2020	2019	2018
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	39.8%	27.8%	32.1%
Risk-free interest rate	0.9%	2.2%	2.0%
Expected term (in years)	0.5	0.5	0.5
18. Commitments and Contingencies
Litigation and Other Claims
Similar to many companies in the software industry, we are involved in a variety of claims, demands, suits, investigations and proceedings that arise from time to time relating to matters incidental to the ordinary course of our business, including actions with respect to contracts, intellectual property, employment, benefits and securities matters. At each balance sheet date, we evaluate contingent liabilities associated with these matters in accordance with ASC 450 "Contingencies". If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. Significant judgments are required for the determination of probability and the range of the outcomes, and the estimates are based only on the information available at the time. Due to the inherent uncertainties involved in claims, legal proceedings, and in estimating the losses that may arise, actual outcomes may differ from our estimates. Contingencies deemed not probable or for which losses were not estimable in one period may become probable, or losses may become estimable in later periods which may have a material impact on our results of operations and financial position. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. As of September 30, 2020 and 2019, accrued losses were not material to our consolidated financial statements, and we do not expect any pending matter to have a material impact on our consolidated financial statements.
Guarantees and Other
We include indemnification provisions in the contracts we enter into with customers and business partners. Generally, these provisions require us to defend claims arising out of our products’ infringement of third-party intellectual property rights, breach of contractual obligations and/or unlawful or otherwise culpable conduct. The indemnity obligations generally cover damages, costs and attorneys’ fees arising out of such claims. In most, but not all cases, our total liability under such provisions is limited to either the value of the contract or a specified, agreed upon amount. In some cases, our total liability under such provisions is unlimited. In many, but not all cases, the term of the indemnity provision is perpetual. While the maximum potential amount of future payments we could be required to make under all the indemnification provisions is unlimited, we believe the estimated fair value of these provisions is minimal due to the low frequency with which these provisions have been triggered.
We indemnify our directors and officers to the fullest extent permitted by Delaware law, which provides among other things, indemnification to directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by such persons in their capacity as a director or officer of the company, regardless of whether the individual is serving in any such capacity at the time the liability or expense is incurred. Additionally, in connection with certain acquisitions, we agreed to indemnify the former officers and members of the boards of directors of those companies, on similar terms as described above,

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for a period of six years from the acquisition date. In certain cases, we purchase director and officer insurance policies related to these obligations, which fully cover the six-year period. To the extent that we do not purchase a director and officer insurance policy for the full period of any contractual indemnification, and such directors and officers do not have coverage under separate insurance policies, we would be required to pay for costs incurred, if any, as described above.
19. Operating Leases
We have various operating leases for office space, data centers, office equipment and automobiles around the world with lease terms expiring between 2021 and 2030.
We determine if an arrangement is a lease at inception. The current portion of our operating lease liabilities is included in accrued expenses and other current liabilities and the long-term portion is included in operating lease liabilities.
Operating lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate. Due to the interest rate implicit in most of our leases not being readily determinable, our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. Operating lease assets also include any prepaid lease payments and lease incentives. Our lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term.
Our lease agreements generally contain lease and non-lease components. Non-lease components primarily include payments for maintenance and utilities. We combine fixed payments for non-lease components with our lease payments and account for them together as a single lease component which increases the amount of our lease assets and liabilities. Payments under our lease arrangements are primarily fixed. Variable rents, if any, are expensed as incurred.
As of September 30, 2020, our operating leases had a weighted average remaining lease term of 4.9 years and a weighted average discount rate of 3.8%.
Future lease payments under operating leases as of September 30, 2020 were as follows (dollars in thousands):

Fiscal Year	Operating Leases	Operating leases under restructuring	Total
2021	$25,050	$4,492	$29,542
2022	20,757	3,805	24,562
2023	15,937	3,440	19,377
2024	13,753	1,996	15,749
2025	12,065	1,346	13,411
Thereafter	41,046	1,843	42,889
Total	$128,608	$16,922	$145,530
As of September 30, 2020, we have subleased certain office space that is included in the above table to third parties. As of September 30, 2020, the aggregate sublease income to be recognized during the remaining lease terms is $12.4 million, with approximately an average of $2.1 million annually for each of the next five fiscal years and approximately $2.0 million thereafter.
Our operating lease cost was approximately $31.0 million for the year ended September 30, 2020. Operating lease payments included within operating cash flows were $30.1 million for the year ended September 30, 2020.
20. Pension and Other Post-Retirement Benefits
Defined Contribution Plans
We have established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all of our U.S. employees who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Effective on January 1, 2020, we now match 100% of the first 3% of employee contributions of eligible salaries, and 50% of the next 2% of employee contributions of eligible salaries for a total maximum match of 4%. Additionally, any employer's contributions made after January 1, 2020 will now be vested immediately, and employer contributions made before this date will continue to be vested on the prior schedule.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Our contributions to the 401(k) Plan that covers substantially all of our U.S. employees who meet the minimum requirements totaled $12.0 million, $7.3 million and $6.1 million for fiscal years 2020, 2019 and 2018, respectively. We make contributions to various other plans in certain of our foreign operations; total contributions to these plans are not material.
Defined Benefit Plans
We sponsor certain defined benefit plans that are offered primarily by our foreign subsidiaries. Many of these plans were assumed through our acquisitions or are required by local regulatory requirements. We may deposit funds for these plans with insurance companies, third party trustees, or into government-managed accounts consistent with local regulatory requirements, as applicable. Our defined benefit pension income was $0.4 million, $0.5 million, and $0.1 million for fiscal years 2020, 2019, and 2018, respectively. The aggregate projected benefit obligation as of September 30, 2020 and September 30, 2019 was $35.4 million and $35.2 million, respectively. The aggregate net liability of our defined benefit plans as of September 30, 2020 and September 30, 2019 was $13.2 million and $12.6 million, respectively.
21. Income Taxes
Recent Tax Legislation
On December 22, 2017, the TCJA was signed into law. The TCJA significantly revises the U.S. corporate income tax by, among other things, lowering corporate income tax rates, implementing a hybrid territorial tax system, and imposing a mandatory one-time repatriation tax on foreign cash and earnings.
We are subject to additional requirements of the TCJA during the year ended September 30, 2020 and 2019. The material provisions affecting the Company include a tax on global intangible low-taxed income (“GILTI”), a limitation of certain executive compensation, a base erosion and anti-abuse tax ("BEAT"). Our fiscal year 2019 and 2020 effective tax rate includes our estimates of these new provisions. Our estimates of the impact of these provisions may change in future periods as we obtain additional data and as the IRS issues new guidance implementing the law changes.
As a result of the TCJA, in fiscal year 2018 we remeasured certain deferred tax assets and liabilities at the lower rates and recorded approximately $92.9 million of tax benefits. Additionally, as of September 30, 2018, we recorded a $5.8 million provision for the deemed repatriation of foreign cash and earnings, which is estimated based upon estimated foreign earnings and foreign income taxes.
On March 27, 2020, the CARES Act was enacted, which provided a technical correction to a provision in the TCJA related to the characterization of federal net operating losses ("NOLs") generated during fiscal year 2018. Under the TCJA, NOLs generated in fiscal years that straddled December 31, 2017 were designated as indefinite-lived NOLs. The CARES Act amended this legislation to designate these NOLs as definite-lived NOLs. This recharacterization resulted in an increase of $6.5 million in deferred tax assets related to our definite lived NOLs, thus requiring additional valuation allowance of the same amount.
Benefit for Income Taxes
The components of loss before income taxes are as follows (dollars in thousands):

	Year Ended September 30,
	2020	2019	2018
Domestic	$(69,701)	$(65,397)	$(293,543)
Foreign	25,793	594	(91,203)
Loss before income taxes	$(43,908)	$(64,803)	$(384,746)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The components of the benefit for income taxes are as follows (dollars in thousands):

	Year Ended September 30,
	2020	2019	2018
Current:
Federal	$4,197	$2,745	$(15,980)
State	149	(939)	(4,878)
Foreign	12,678	15,612	13,570
Total current	17,024	17,418	(7,288)
Deferred:
Federal	(24,926)	(20,189)	(88,400)
State	(13,977)	1,151	952
Foreign	(8,989)	(21,578)	(5,910)
Total deferred	(47,892)	(40,616)	(93,358)
Benefit for income taxes	$(30,868)	$(23,198)	$(100,646)
Effective income tax rate	70.3%	35.8%	26.2%
The benefit for income taxes differed from the amount computed by applying the federal statutory rate to our loss before income taxes as follows (dollars in thousands):

	Year Ended September 30,
	2020	2019	2018
Federal tax benefit at statutory rate	$(9,259)	$(13,608)	$(94,384)
State tax (benefit) provision, net of federal benefit	(10,808)	167	(3,709)
Foreign tax rate and other foreign related tax items	(3,285)	2,755	(4,275)
Stock-based compensation	(3,830)	3,368	3,290
Non-deductible expenditures	479	2,689	(44)
Executive compensation	6,445	1,662	503
Change in U.S. and foreign valuation allowance	(27,050)	176,624	57,281
Capital losses	10,443	(180,133)	—
Intangible property transfers	(14,800)	(24,691)	—
Uncertain tax positions	17,051	3,232	3,455
Base erosion and anti-abuse tax	4,297	2,880	—
TCJA impact	—	—	(87,058)
Goodwill impairment	—	—	28,640
Tax credits	(9,989)	722	(4,499)
Foreign dividend	12,806	1,026	736
Debt repurchases	(3,442)	—	—
Other	74	109	(582)
Benefit for income taxes	$(30,868)	$(23,198)	$(100,646)
The effective income tax rate is based upon the income for the year, the composition of the income in different countries, changes relating to valuation allowances and as necessary, and adjustments, if any, for the potential tax consequences of resolving audits or other tax contingencies. Our effective income tax rate may vary based on the geographic mix of our income.
The effective income tax rate in fiscal year 2020 differs from the U.S. federal statutory rate of 21.0% primarily due to a net $29.9 million deferred tax benefit from adjustments to domestic valuation allowance primarily related to the Cerence spin-off, a foreign tax benefit of $14.8 million related to prior year intangible property transfers, partially offset by uncertain tax positions and the base erosion and anti-abuse tax.
The effective income tax rate in fiscal year 2019 differs from the U.S. federal statutory rate of 21.0% primarily due to a net tax benefit related to intangible property transfers, partially offset by the base erosion and anti-abuse tax and uncertain tax positions. As part of the restructuring for the spin-off of our Automotive business, we recognized an $857.8 million gross U.S. capital loss with a potential tax benefit of $180.1 million. We believe that it is not more likely than not that the tax benefit from the U.S. capital loss will be realized. As a result, we recorded a full valuation allowance against the capital loss.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The effective income tax rate in fiscal year 2018 differs from the U.S. federal statutory rate of 24.5% primarily due to the net tax benefits resulting from the TCJA remeasurement of deferred tax assets and liabilities at the lower enacted rate, and our foreign earnings subject to lower tax rates, offset in part by additional valuation allowance related to current period losses, and the tax effect of goodwill impairment charges that are not deductible.
As of September 30, 2020, foreign earnings of approximately $294.0 million have been retained by foreign subsidiaries for reinvestment. No provision has been made for deferred taxes on undistributed earnings of non-U.S. subsidiaries as these earnings have been indefinitely invested or expected to be remitted substantially free of additional tax. Determination of the amount of unrecognized deferred tax liability on these undistributed earnings is not practicable because of the complexity of laws and regulations, varying tax treatment of alternative repatriation scenarios, and the variation due to multiple potential assumptions relating to the timing of any future repatriations.
Deferred tax (liabilities) assets consist of the following as of September 30, 2020 and 2019 (dollars in thousands):

	September 30, 2020	September 30, 2019
Deferred tax assets:
Net operating loss carryforwards	$121,375	$166,224
Capital loss carryforwards	169,480	188,320
Federal and state credit carryforwards	44,181	43,897
Accrued expenses and other reserves	19,703	33,150
Difference in timing of revenue related items	—	24,832
Deferred compensation	20,088	22,917
Lease liabilities	23,874	—
Other	18,697	11,579
Total deferred tax assets	417,398	490,919
Valuation allowance for deferred tax assets	(230,322)	(303,378)
Net deferred tax assets	187,076	187,541
Deferred tax liabilities:
Depreciation	(20,781)	(16,833)
Convertible debt	(86,667)	(87,046)
Acquired intangibles	(56,794)	(7,517)
Difference in timing of revenue related items	(26,787)	—
Right-of-Use assets	(18,345)	—
Net deferred tax (liabilities) assets	$(22,298)	$76,145
Reported as:
Other assets	$47,818	$130,361
Long-term deferred tax liabilities	(70,116)	(54,216)
Net deferred tax (liabilities) assets	$(22,298)	$76,145
Deferred tax assets are reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all the deferred tax assets will not be realized. During fiscal year 2020, the valuation allowance for deferred tax assets decreased by $73.1 million. This decrease relates to the valuation allowance for deferred taxes related to Cerence which was spun off in fiscal year 2020, partially offset by additional valuation allowance for federal and state credit carryforwards. As of September 30, 2020, we have $198.9 million and $31.4 million in valuation allowance against our net domestic and foreign deferred tax assets, respectively. As of September 30, 2019, we had $269.6 million and $33.8 million in valuation allowance against our net domestic and foreign deferred tax assets, respectively.
Valuation Allowances
As of September 30, 2020, and September 30, 2019, we had a full valuation allowance against net domestic deferred tax assets and certain foreign deferred tax assets. We intend to maintain valuation allowances on these deferred tax assets until there is sufficient evidence to support the release of all or some portion of these allowances. A significant portion of our domestic deferred tax assets relate to U.S. net operating losses. Cumulative pretax losses have historically represented significant negative evidence of our ability to realize our domestic deferred tax assets. We continue to evaluate all sources of domestic taxable income including both the reversal of existing deferred tax liabilities and the likelihood that we could sustain pretax

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
profitability in the future. As of September 30, 2020, we believe that there is a reasonable possibility that within the next twelve months these sources of taxable income may become sufficient positive evidence to support a conclusion that a substantial portion of the domestic valuation allowance, excluding capital losses, could be released.
Automotive Deferred Taxes
As discussed within Note 4, the Company has elected to classify the deferred tax assets and liabilities associated with assets and liabilities held for sale (including those spun-off) with the Company's other deferred tax assets and liabilities. As such, the deferred tax assets and liabilities reflected above include those associated with the business reported within the balance sheet item Assets Held for Sale. The net amount of estimated deferred tax assets associated with the Automotive segment as of September 30, 2019 is $73.8 million.
At September 30, 2020 and 2019, we had U.S. federal net operating loss carryforwards of $370.5 million and $551.1 million, respectively. At September 30, 2020 and 2019, we had state net operating loss carryforwards of $196.0 million and $194.6 million, respectively. Certain net operating loss and credit carryforwards are subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state tax provisions. As of September 30, 2020 and 2019, we had foreign net operating loss carryforwards of $154.8 million and $191.7 million, respectively. These carryforwards will expire at various dates beginning in 2020 and extending up to an unlimited period.
As of September 30, 2020 and 2019, we had federal research and development carryforwards and foreign tax credit carryforwards of $56.6 million and $27.7 million, respectively. As of September 30, 2020 and 2019, we had state research and development credit and investment tax credit carryforwards of $13.1 million and $3.9 million, respectively. As of September 30, 2020 and 2019, we had foreign investment tax credit carryforwards of $8.4 million and $14.3 million, respectively.
Uncertain Tax Positions
We believe that our income tax reserves are adequate; however, amounts asserted by taxing authorities could be greater or less than amounts accrued and reflected in our consolidated balance sheets. Accordingly, we could record adjustments to the amounts for federal, foreign, and state tax-related liabilities in the future as we revise estimates or as we settle or otherwise resolve the underlying matters. In the ordinary course of business, we may take new positions that could increase or decrease our unrecognized tax benefits in future periods.
The aggregate changes in the balance of our gross unrecognized tax (benefits) provisions were as follows (dollars in thousands):

	Year Ended September 30,
	2020	2019
Balance at the beginning of the year	$18,772	$14,322
Increases related to tax positions from prior fiscal years	38,006	—
Increases for tax positions taken during current period	6,793	5,326
Decreases for tax settlements and lapse in statutes	(8,817)	(839)
Cumulative translation adjustments	413	(37)
Balance at the end of the year	$55,167	$18,772
As of September 30, 2020, $55.2 million of the unrecognized tax benefits, if recognized, would impact our effective income tax rate. We recognized interest and penalties related to uncertain tax positions in our provision for income taxes of $1.1 million, $0.4 million, and de minimis during fiscal years 2020, 2019, and 2018, respectively. We recorded interest and penalties of $1.7 million and $3.5 million as of September 30, 2020 and 2019, respectively.
We are subject to U.S. federal income tax, various state and local taxes, and international income taxes in numerous jurisdictions. The federal tax returns for 2001 through 2016 remain subject to examination for the purpose of determining the amount of remaining tax NOL and other carryforwards. Additionally, the federal tax returns for 2017 through 2019 years remain open for all purposes of examination by the IRS and other taxing authorities in material jurisdictions.
22. Related Party Transaction
In January 2018, we entered into a software and license agreement (the "License Agreement") with Magnet Systems, Inc. ("Magnet") which was pre-approved by our Board of Directors. A member of the Magnet board of directors also served on our board of directors at the time of the transaction. Pursuant to the License Agreement, Magnet granted us a perpetual software

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
license to certain technology for a one-time payment of $5.0 million in cash, with $3.5 million paid immediately upon the effective date of the License Agreement and $1.5 million payable upon the earlier of (i) the 120-day period following the effective date of the License Agreement or (ii) signature of a statement of work for the engineering services described below.
Additionally, we entered into a service agreement (the "Service Agreement") with Magnet, pursuant to which Magnet will provide engineering services to assist in integrating the licensed technology into certain of our Enterprise solutions. Based upon the statement of work signed on April 19, 2018, total fees under the Service Agreement should not exceed $2.0 million and are payable in six equal monthly installments upon the signature of the statement of work, which was finalized within 90 days following the effective date of the License Agreement. We incurred $2.0 million service costs by the time the integration service was completed on March 31, 2019.
23. Segment and Geographic Information
Our Chief Operating Decision Maker ("CODM") regularly reviews segment revenues and segment profits for performance evaluation and resources allocation. Segment revenues include certain acquisition-related adjustments for revenues that would otherwise have been recognized without the acquisition. Segment profits reflect controllable costs directly related to each segment and the allocation of certain corporate expenses such as, corporate sales and marketing expenses and research and development project costs that benefit multiple segments. Certain items such as stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, other expenses, net and certain unallocated corporate expenses are excluded from segment profits, which allow for more meaningful comparisons to the financial results of the historical operations for performance evaluation and resources allocation by our CODM.
•The Healthcare segment is primarily engaged in providing clinical speech and clinical language understanding solutions that improve the clinical documentation process, from capturing the complete patient record to improving clinical documentation and quality measures for reimbursement.
•The Enterprise segment is primarily engaged in using speech, natural language understanding, and artificial intelligence to provide automated customer solutions and services for voice, mobile, web and messaging channels.
•The Other segment consists primarily of voicemail transcription services after the sale of our Mobile Operator Services and the wind-down of devices in 2019.
We do not track our assets by segment. Consequently, it is not practical to show assets or depreciation by segment. The following table presents segment results along with a reconciliation of segment profits to income (loss) before income taxes (dollars in thousands):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended September 30,
	2020	2019	2018
	(ASC 606)	(ASC 606)	(ASC 605)
Segment revenues:
Healthcare	$720,225	$700,571	$639,319
Enterprise	529,978	510,753	483,194
Other	33,890	61,461	109,064
Total segment revenues	1,284,093	1,272,785	1,231,577
Acquisition related revenue adjustments (a)	(301)	(1,536)	(9,477)
Total consolidated revenue	1,283,792	1,271,249	1,222,100
Segment profit:
Healthcare	229,618	252,549	222,267
Enterprise	144,465	126,900	124,725
Other	19,675	19,385	23,426
Total segment profit	393,758	398,834	370,418
Corporate expenses and other, net	(119,500)	(137,555)	(183,653)
Acquisition-related revenues and costs of revenues adjustment	(301)	(1,536)	(9,477)
Stock-based compensation	(129,618)	(115,463)	(121,033)
Amortization of intangible assets	(65,241)	(65,171)	(86,530)
Acquisition-related costs, net	(2,935)	(6,524)	(5,410)
Restructuring and other charges, net	(17,513)	(30,128)	(48,427)
Impairment of goodwill and other intangible assets	—	—	(170,941)
Other expenses, net	(102,558)	(107,260)	(129,693)
Loss before income taxes	$(43,908)	$(64,803)	$(384,746)
(a)Segment revenues differ from reported revenues due to certain revenue adjustments related to acquisitions that would otherwise have been recognized but for the purchase accounting treatment of the business combinations. These revenues are included to allow for more complete comparisons to the financial results of historical operations and in evaluating management performance.
No country outside of the United States provided greater than 10% of our total revenue. Revenue, classified by the major geographic areas in which our customers are located, was as follows (dollars in thousands):

	Year Ended September 30,
	2020	2019	2018
	(ASC 606)	(ASC 606)	(ASC 605)
United States	$1,019,802	$1,017,106	$933,702
International	263,990	254,143	288,398
Total	$1,283,792	$1,271,249	$1,222,100
No country outside of the United States held greater than 10% of our long-lived or total assets. Our long-lived assets from continuing operations, including intangible assets and goodwill, were located as follows (dollars in thousands):

	September 30, 2020	September 30, 2019
United States	$2,182,515	$1,999,020
International	595,802	781,375
Total	$2,778,317	$2,780,395
24. COVID-19 Pandemic
The novel coronavirus ("COVID-19") pandemic has disrupted economic markets, and the future economic impact, duration and spread of COVID-19 is still uncertain at this time. Our fiscal year 2020 results of operations and liquidity position were adversely impacted by the pandemic. During the second and the third quarters, we saw lower revenue in our Powerscribe radiology and other volume driven businesses, as well as deferral in professional services and software license transactions.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Additionally, our operating cash flows for the second and third quarters were negatively impacted by delayed collections, especially from smaller healthcare providers, as their cash flows deteriorated due to the postponement of elective surgeries and the sharp decline in inpatient visits.
As multiple states commenced phased re-openings, by the end of June, transaction volumes in Healthcare mostly recovered from the lows in April. Although during the fourth quarter, we saw our results of operations and liquidity slightly improved from the second and the thirds quarter, we expect the negative effect of the pandemic to continue into the first quarter of fiscal year 2021, particularly if certain markets implement new restrictions to limit the spread of the coronavirus.
As a precaution amidst the pandemic, we ceased our share repurchase activities and borrowed $230.0 million under our revolving credit facility in March, which was fully repaid in June as we became more confident in our liquidity position. We remain committed to maximizing stockholders' return, and may resume our share repurchase activities based upon the prevailing market conditions, general economic conditions, capital allocation alternatives, and other factors.
As the pandemic situation develops, we are continuing to monitor the impact on our business, results of operations, and our liquidity position.
25. Subsequent Event
In connection with our ongoing comprehensive portfolio and business review, in November 2020, we announced our strategic plan to sell our medical transcription and EHR implementation businesses to Assured Healthcare Partners and Aeries Technology Group. These businesses provide critical support to healthcare organizations, and upon the closing of the sale, Nuance will be both a minority stakeholder and business partner committed to the success of the new business, named DeliverHealth Solutions.
On January 28, 2021, we completed an acquisition within our Healthcare segment of Saykara, Inc., a developer of a mobile AI assistant technology focused on automation of clinical documentation for physicians. We are in the process of allocating the purchase consideration to the fair values of assets and liabilities acquired, and do not expect the acquisition to have a material impact on our condensed consolidated financial statements.
On February 4, 2021, we entered into a new revolving credit agreement (the "New Revolving Credit Agreement"), which replaced the existing Amended Revolving Credit Agreement. The New Revolving Credit Agreement extends the expiration of our revolving credit facility to February 4, 2026, and increases the aggregate borrowing commitments from $242.5 million to $300.0 million, including revolving loans and letters of credit (the "New Revolving Credit Facility"). The New Revolving Credit Facility bears interest at either (i) LIBOR plus an applicable margin of 1.50% or 1.75%, or (ii) the alternative base rate plus an applicable margin of 0.50% or 0.75%. The New Revolving Credit Facility is secured by substantially all our assets and substantially all assets of certain of our domestic subsidiaries that guarantee our obligations under the New Revolving Credit Agreement. The New Revolving Credit Agreement contains customary affirmative and negative covenants and conditions to borrowing, as well as customary events of default. Among other things, we are required to maintain a Consolidated Senior Secured Leverage Ratio (as defined in the New Revolving Credit Agreement) not exceeding 4.00 to 1.00.
26. Quarterly Data (Unaudited)
The following information has been derived from unaudited consolidated financial statements that, in the opinion of management, include all recurring adjustments necessary for a fair statement of such information (dollars in thousands, except per share amounts):

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First Quarter	Second Quarter(a)	Third Quarter	Fourth Quarter	Fiscal Year
2020
Total revenue	$361,509	$315,924	$298,620	$307,739	$1,283,792
Gross profit	$211,803	$191,867	$178,320	$180,798	$762,788
Net income (loss) from continuing operations	$43,624	$(26,483)	$2,261	$(32,442)	$(13,040)
Net income (loss) per share - continuing operations:
Basic	$0.15	$(0.09)	$0.01	$(0.11)	$(0.05)
Diluted	$0.15	$(0.09)	$0.01	$(0.11)	$(0.05)
Weighted average common shares outstanding:
Basic	284,130	282,576	281,281	282,556	282,644
Diluted	289,453	282,576	287,852	282,556	282,644

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
2019
Total revenue	$352,316	$277,894	$315,845	$325,194	$1,271,249
Gross profit	$208,383	$153,733	$184,935	$194,265	$741,316
Net income (loss) from continuing operations	$781	$(37,991)	$(6,783)	$2,388	$(41,605)
Net income (loss) per share - continuing operations:
Basic	$0.00	$(0.13)	$(0.02)	$0.01	$(0.15)
Diluted	$0.00	$(0.13)	$(0.02)	$0.01	$(0.15)
Weighted average common shares outstanding:
Basic	287,796	285,866	285,942	285,754	286,347
Diluted	292,359	285,866	285,942	291,598	286,347
(a)On March 27, 2020, the CARES Act was enacted, which provided a technical correction to a provision in the TCJA related to the characterization of federal net operating losses ("NOLs") generated during fiscal year 2018. Under the TCJA, NOLs generated in fiscal years that straddled December 31, 2017 were designated as indefinite-lived NOLs. The CARES Act amended this legislation to designate these NOLs as definite-lived NOLs. This recharacterization resulted in an increase of $6.5 million in deferred tax assets related to our definite lived NOLs, thus requiring additional valuation allowance of the same amount. This adjustment was identified during the fiscal third quarter ending June 30, 2020.
We determined that these amounts are not material to our previously issued condensed consolidated financial statements for the three months ended March 31, 2020. The amounts for the second quarter of fiscal year 2020 above have been adjusted to reflect this adjustment.